As filed with the U.S. Securities and Exchange Commission on February 14, 2012
Registration No. 333-177906

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IZEA, INC.
(Exact name of registrant as specified in its charter)

Nevada	7310	37-1530765
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 N. Orange Avenue
Suite 412
Orlando, FL 32801
(407) 674-6911
 (Address, including zip code, and telephone number, including area code, of principal executive offices)

Edward H. (Ted) Murphy
President and Chief Executive Officer
IZEA, Inc.
150 N. Orange Avenue
Suite 412
Orlando, FL 32801
(407) 674-6911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harvey J. Kesner, Esq. Gary M. Emmanuel, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700	Spencer G. Feldman, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue, 15th Floor New York, NY 10166 (212) 801-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company

 CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class	Aggregate	Amount of
of Securities to be Registered	Offering Price (1)	Registration Fee (2)
Common Stock, par value $0.0001 per share (2)(3)	$9,200,000	$1,054.32
Underwriter’s Warrants to purchase Common Stock	$0	$0 (4)
Common Stock underlying Underwriter’s Warrants (2)	$500,000	$57.30
Total Registration Fee	$9,700,000	$1,111.62*
 ________________________
(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act.
(2)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes 15% of the total number of shares to be offered by us in this offering to cover over-allotments, if any.
(4) *	No registration fee required pursuant to Rule 457(g) under the Securities Act. Peviously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	FEBRUARY 14, 2012

              Shares
Common Stock

This is a firm commitment public offering of            shares of common stock of IZEA, Inc.

Our common stock is quoted on the OTC Bulletin Board under the symbol “IZEA.”  On February 13, 2012, the closing price of our common stock was $0.85 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that you should consider before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to Aegis Capital Corp., the representative of the underwriters, to purchase up to               additional shares of common stock from us solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in this offering on or about         , 2012.

Aegis Capital Corp

The date of this prospectus is              , 2012.

izea
Let's change the world together.
We are the pioneers fueling the democratization of marketing and commerce. Our social media sponsorship platforms fund the American dream for the next generation of artists, writers, film makers, photographers, thought leaders, comics, actors and musicians.
We are agents of change using the social web to drive revenue for business and income for the creative individual.
Edward "Ted" Murphy
Founder/CEO
IZEA Holdings, Inc
INNOVATIONS IN SOCIAL MEDIA.
izea

AN OVERVIEW OF IZEA'S PREMIER

PLATFORMS

SocialSpark

SocialSpark
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Bloggers get paid cash to write sponsored blog posts about advertisers and share them on their personal blog.

www.socialspark.com

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SponsoredTweets

Twitter users get paid cash to write and share sponsored messages to their followers.

www.sponsoredtweets.com

WeReward

We incent users of Facebook, Foursquare, Twitter and other social platforms to perform actions including visiting locations, purchasing products, downloading apps and taking surveys.

www.wereward.com

AT&T 3G
8:12 PM
WeReward

IZEA, INC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.  This prospectus will be updated as required by law.

Notice to California investors:    Each purchaser of securities in California must meet at least one of the following suitability standards:

•	a $150,000 liquid net worth, (a net worth exclusive of home, home furnishings and automobile), plus estimated $70,000 gross income during the current tax year; or

•	a $250,000 liquid net worth and an investment limitation of not more than 10% of the investor’s liquid net worth.

PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully.  All references to “we,” “us,” the “company” and “IZEA” mean IZEA, Inc., including subsidiaries and predecessors, except where it is clear that the term refers only to IZEA, Inc.  Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option or their underwriters' warrants, and that no outstanding stock options, warrants or convertible preferred stock will be exercised or converted.  This prospectus contains forward-looking statements, which involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Mission

 Our mission is to empower everyone to value and exchange content, creativity and influence.

Our Company

 We believe we are a world leader in social media sponsorship, operating multiple marketplaces that include our premier platforms SocialSpark, SponsoredTweets and We Reward as well as our legacy platforms PayPerPost and InPostLinks . We generate our revenue through the sale of Social Media Sponsorships (SMS) to our customers. An SMS is when a company compensates a social media publisher to share sponsored content within their social network.

 Our platforms take the concepts of product placement and endorsements commonly found in movies, television and radio and apply them to the social web. We democratize the brand sponsorship process, allowing everyone from college students and stay at home moms to celebrities an opportunity to monetize their content, creativity and influence in social media.

 We believe that we pioneered the concept of a marketplace for SMS in 2006 and have focused on the scalable monetization of social media ever since. We compensate bloggers, tweeters and mobile promoters (our publisher-partners) to share information about companies, products, websites and events within their social media content streams. Advertisers benefit from buzz, traffic, awareness and sales; publishers earn cash, points and product samples.

 Each platform we operate is designed to facilitate SMS transactions in a way that is natural to its specific media format. Advertisers can utilize a single platform to fill a specific need or combine platforms with each other to execute an integrated social media campaign. All of our platforms can be used in a self-serve fashion or with the assistance of our account management team.

Our Platforms

Our core platforms are described below:

	SocialSpark	SponsoredTweets	WeReward
Media Format	Blog Posts	Status Updates	Actions / Check-Ins
Content	Long form text/video content	Short form text content	Short form text & photo content
Best used for	• In-depth reviews • Buzz • Long term traffic generation • E-commerce "Deals"	• Short term traffic generation • Buzz • Awareness	• Driving purchases • Customer data • Short term traffic generation
Payment Model	• Cost per blog post • Cost per purchase	• Cost per tweet • Cost per click	• Cost per action
Targeting	• Blog traffic • Blog category / keywords • Blogger country	• Tweeter followers • Tweeter category / keywords • Tweeter country	• Mobile user current location • Mobile user age / sex
Metrics Gathered	• Impressions / CPM • Clicks / CPC • CTR • Cost per action / sale	• Followers / CPMF • Clicks / CPC • Engagement • Cost per action / sale	• Cost per action / sale • Revenue generated / ROI • Loyalty
Effective Media Lifespan	Years	1-2 Days	1-2 Days (media) Years (data)
Works best for	• Complex products • Distribution of embeds • Evergreen products/brands • E-commerce "Deals"	• Time sensitive product launches • Celebrity engagement • Viral content	• Driving specific actions • Customer data gathering • Building loyalty

We streamline the process of completing SMS through our proprietary technology, creating efficiencies and economies of scale for both advertisers and publishers. We utilize a common design methodology in each platform, which we have honed over our five years of operation. Each platform provides advertisers with access to a large network of publishers, workflow management, content control, payment processing, performance tracking and legal compliance. This methodology enables us to offer greater monetization opportunities to our publishers through a marketplace that provides an integrated FTC compliance framework, work-flow management and automated transaction processing.  In particular, the integrated FTC compliance framework requires publishers to provide disclosure to their readers with respect to the sponsored nature of the content and allows advertisers to review the content for FTC compliance, among other things.

 The value proposition we offer to both advertisers and publishers strengthens our position as a trusted partner and allows us to derive revenue from both customer bases. As more brand advertisers utilize our marketplaces, we increase the breadth and depth of monetization opportunities for publishers, attracting more publishers and further enhancing the value of our service advertisers.

We have more than 50,000 registered advertisers in 157 different countries, of which approximately 7,000, 6,000 and 5,000 advertisers created a social media sponsorship opportunity during 2011, 2010 and 2009, respectively. Advertisers that have used our services include top brands such as Coca-Cola, at&t, Microsoft, Kraft, HP, LG, Audi, Volvo, Hilton, Walgreens, Hershey and Sony. We have over 600,000 registered social media publishers in 179 different countries, of which approximately 80,000, 63,000 and 14,000 publishers performed an SMS transaction during 2011, 2010 and 2009, respectively, including high-profile celebrities. Our total number of registered publishers may be higher than the number of our actual individual publishers because some publishers have multiple registrations, other publishers may have died or become incapacitated and others may have registered under fictitious names. Our publishers currently publish sponsored content to blogs, Twitter, Facebook and Foursquare and reach other existing platforms such as Tumblr, LinkedIn, Google and Bing through syndication of that content.

To date, we have completed over 2.7 million social media transactions for customers ranging from small local businesses to Fortune 50 organizations. We consider each individual sponsored blog post, tweet, action or other status update as an individual transaction so long as the publisher of that content is being compensated for such post, tweet or other status update.

We derive over 80% of our revenue from advertisers for the use of our network of social media publishers to fulfill an advertiser sponsor requests for a blog post, tweet, click, purchase, or action. We derive the remaining 20% of our revenue from various service fees charged to advertisers and publishers. Service fees to advertisers include fees charged for management of advertising campaigns through our platforms and inactivity fees for dormant accounts. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash out fees if a publisher wishes to be paid sponsorship fees without having met certain minimum balance thresholds and inactivity fees for dormant accounts.

Our Industry

Social media advertising was estimated to reach $1.7 billion in 2010 by Emarketer (August 2010), an independent digital intelligence firm, and is projected by Forrester Research (April 2009), an independent research company, to reach $3.1 billion by 2014. Despite the inherently conversational nature of social media, the majority of brand budgets are currently allocated towards display advertising (banner ads and text links) on social sites. While most advertisers understand the value of word of mouth marketing, peer recommendations and product reviews, few understand how to efficiently engage social media users for these purposes. Those who effectively attempt an approach are quickly limited by the amount of effort required to effectively manage and measure a truly integrated campaign.

The SMS space has been limited primarily by the current inefficiencies of the market. The social media publisher and advertiser universe is large and highly fragmented among topic, quality and platform. Despite the size of this market, most advertisers and social media publishers lack an efficient way to identify and engage each other. Instead, we believe brands have been forced to utilize a variety of highly inefficient sources and processes to navigate the complicated landscape of social media sponsorship, often resulting in low returns on their time investment or worse-yet, questionable results.

At the same time, social media publishers that would like to monetize their community are faced with significant challenges in finding quality advertisers who are motivated to sponsor them and making them aware of their blog, twitter or Facebook profile. In addition, smaller publishers simply lack the individual influence and audience needed to warrant the processing of a micro-transaction. In many cases it costs an advertiser more money to cut a check to a small publisher than the value of the sponsorship payment itself.

Further complicating the SMS process for both parties are FTC regulations around social media endorsements, IRS tax reporting generally applicable to anyone receiving income for services, and the associated campaign tracking required to provide compliance. While many advertisers would prefer to be “part of the conversation,” based on our experience, we believe the complexity and cost of individual social media sponsorship often deters them from doing so.

We believe that the current state of SMS represents a significant corporate opportunity for us. We address these common problems with targeted, scalable marketplaces that aggregate social media publishers and advertisers. We offer an efficient, innovative way for publishers and advertisers of all sizes to find each other and complete a sponsorship transaction.

Our Strengths

Since our inception in 2006, we have worked diligently to establish and leverage key strengths in our business model, including:

•            A culture of innovation and creativity.   We believe the only way to survive and thrive in our rapidly changing world is to change ahead of it. We are in a state of constant evolution and reinvention, this is "The IZEA Way". We have created a culture committed to innovation and creativity that challenges convention and breaks new ground. IZEA team members are protective and proud of our culture by applying its “humble, yet hungry” attitude to all facets of our business. Our people and their innovations ultimately provide us with our largest competitive advantage.

•            First-mover advantage with a highly disruptive business model. We believe that by pioneering the SMS space and investing heavily in innovation and marketing, we were first to develop positive rapport among publishers and brand marketers alike. This loyalty has resulted in consistent growth of underlying revenue as well as increased participation levels across the business.

•            Powerful network effect. As more brand marketers contribute opportunities into our marketplaces, we believe we will increase the breadth and depth of monetization value offered to our publisher-partners, attracting more publishers and therefore enhancing the value of our platforms to future brand clients. Our premium platforms have referral programs designed to further enhance the network effect for each publisher we sign up. Directly trackable publisher referrals represent approximately 34% of all traffic to SponsoredTweets.com and 59% of new Twitter publisher signups in 2011. Directly trackable publisher referrals are new publisher signups that we receive as the result of a current publisher sharing a unique tracking link to one of our platforms. The link allows us to determine how a new publisher learned about our platform. The referral program in SocialSpark.com has accounted for 44% of all new blog publisher sign-ups since its release in February 2011. We paid referral fees to publishers totaling $22,819 in 2010 and $33,932 for the nine months ended September 30, 2011. These programs amplify our marketing spending and decrease the investment required to attract new publishers.

•            Scalable and leverageable operations. Our unique business model allows revenue to be derived in a variety of ways, all of which rely on our marketplace approach as a hub. We have replicated this business model across multiple new product offerings without substantially increasing our operations and support expense. Moving forward, our goal is to maintain scalable growth through new offerings in the burgeoning social-mobile category.

Key Risks and Uncertainties Affecting Us

We are subject to numerous risks and uncertainties, including the following:

•           We have incurred significant net losses since our inception. We incurred net losses of $2,653,772, $2,157,759 and $2,838,597 for the years ended December 31, 2009, December 31, 2010 and the nine months ended September 30, 2011, respectively. We expect to incur losses through at least 2012.

•           Our ability to continue as a going concern is dependent upon attaining profitable operations through achieving revenue growth targets while bringing expenses to a level that will result in positive cash flows.

•           We have a limited operating history and are subject to the risks encountered by early-stage companies.

•           We have experienced rapid growth over a short time period in our social media sponsorship platforms and we do not know whether our growth can be maintained. If we are unable to successfully respond to changes in the market, our business could be harmed.

•           The social media sponsorship industry is subject to numerous changes that could cause our revenue to decline.

•           If we fail to retain our existing publishers and advertisers or if there is a decline for our core social media marketing platforms, our revenue and business will be harmed.

•           Since we are unable to identify the number of actual individual publishers, our total number of publishers may be higher than the number of our actual individual publishers and may not be representative of the number of persons who are active potential customers.

•           Our social media sponsorship business is subject to the risks associated with word-of-mouth advertising and endorsements, such as violations of federal and state deceptive and unfair practice laws, “truth-in-advertising” laws and regulations, FTC Guides and other similar regulatory requirements. For example, we may be subject to liability if consumers are not aware of the paid relationship between advertiser and publisher with respect to the endorsements that they are relying on or, if we do not otherwise comply with the FTC and state rules on advertising and marketing, we could be subject to penalties that could include monetary damages and an order to cease our operations.

•           Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our platforms and applications, and any significant disruption in service of our platforms and applications could result in a loss of publishers and advertisers.

•           If our technology platforms contain defects or if we fail to detect click-fraud (“click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement’s link), we could lose the confidence of our advertisers and advertising partners, thereby causing our business to suffer.

•           We do not rely upon patents for the protection of our proprietary technology and our competitors may be able to offer similar products and services which would harm our competitive position.

Our Growth Strategy

After five years of development, we believe our core platforms are market-tested and poised for significant revenue growth. Our development efforts have included assembling an industry-experienced senior management team, launching and optimizing our online marketplaces, developing a cross-platform sales force and refining our message to the market.  Key elements of our strategy to accelerate revenue growth and continue product development include:

•            Bolster our sales force and locations . We expect growth of our client development team to be the primary driver of near term revenues. We intend to add additional sales personnel who receive a commission for meeting sales targets to more effectively service clients throughout the U.S. and the world. Experienced, senior team members are expected to cultivate deep relationships with agencies and brands in our recently opened New York, Los Angeles and Chicago offices as well as smaller satellite locations in key markets. We intend to add inside sales personnel to our Orlando headquarters to service smaller clients over the telephone and Internet. In addition to our expanded presence in the U.S., we intend to open offices in Asia, Latin America and Europe by the end of 2013. Our goal is to employ over 30 sales personnel by the end of 2013, with an aggregate sales target of $50 million leading into 2014.

•            Develop strategic partnerships . Establishing strategic partnerships with companies that can provide additional growth in our base of publishers and brand advertisers. In August 2011, we announced an exclusive alliance with India's UTV to create new monetization opportunities for the estimated 12 million Twitter users in India. Under the terms of the UTV agreement, UTV and we have agreed to collaborate on an exclusive basis to develop a co-branded SponsoredTweets service for India pursuant to which we are responsible for operating the co-branded service and UTV is responsible for promoting the co-branded service. The UTV agreement provides that revenue generated from the co-branded service will be shared between us and UTV. UTV's Indian celebrities including Lara Dutta, Mahesh Bhupati, Anurag Kashyap, Rohan Bopanna and Neetu Chandra, among others, are expected to join the site and soon be available for potential Twitter sponsorship opportunities.

•            Continue emphasis on product innovation . Recruiting additional engineering and product development team members to enhance our various marketplaces while developing new technology platforms that complement our mission as a company.

•            Seek complementary acquisitions . Identifying and acquiring companies, technologies and assets add to our portfolio of software services and drive additional near and long-term revenue. In July 2011, we acquired Germany's Magpie Twitter advertising network that included over 12,000 advertisers and 16,000 Twitter publishers in 124 countries, and in February 2012, we entered into a letter of intent with Twelvefold Media as discussed below.

•            Expand WeReward marketing . Investing in consumer and channel marketing for  WeReward is expect to result in an increase in our user base to meet growing demand for mobile and local campaigns.

Non-Binding Letter of Intent
On February 3, 2012, we entered into a non-binding letter of intent with respect to the proposed acquisition of all the capital stock of Twelvefold Media, Inc. (“Twelvefold Media”) for shares of our common stock. Twelvefold Media is a privately held company that creates customized digital media packages with proprietary technology utilizing emotive-based targeting at the page level and real-time bidding.
Based upon limited unaudited information available provided by Twelvefold Media to us, for the nine months ended September 30, 2011, Twelvefold Media realized approximately $8,050,700 in revenues and  a net loss of approximately $3,327,300.  We believe that Twelvefold Media is a synergistic acquisition that would permit the companies to realize economies of scale and reduce expenditures by consolidating sales efforts. Investors in this offering should not place undue reliance upon Twelvefold Media’s information and investors will be required to make an investment decision without the benefit of reviewing audited financial statements and other information of Twelvefold Media.

Consummation of the transaction is subject to certain conditions which are outside our control, including the negotiation and execution of a definitive agreement and the combined company having $7 million of net cash on its balance sheet at closing, all or most of which cash is to be raised in this offering. We cannot guarantee that a definitive agreement will be executed on the terms set forth in the letter of intent or otherwise on terms acceptable to the parties, or at all, or that there will be sufficient cash to meet the net cash condition above.  If the parties enter into a definitive agreement, such agreement will be subject to a number of closing conditions, in addition to the net cash condition, such as third party consents and approvals. Thus, even if a definitive agreement is signed, we cannot guarantee that the transaction contemplated by such agreement will ever be completed. Finally, if the transaction contemplated by such agreement is completed, the expected benefits from the transaction and the resulting changes to our business plan may not be fully realized, or may take longer to realize than expected. For more information about possible risks of this transaction, see “Risks Factors – Risks Related to Non-Binding Letter of Intent.”

Corporate Background and Information

IZEA, Inc. was incorporated as a Nevada corporation on March 22, 2010. On May 12, 2011, we completed a share exchange pursuant to which we acquired all of the capital stock of IZEA Innovations, Inc., a privately held Delaware corporation (“IZEA Innovations”), which became our wholly owned subsidiary.  In connection with the share exchange, we discontinued our former business and succeeded to the business of IZEA as our sole line of business.  IZEA Innovations was incorporated in the state of Florida in February 2006 and reincorporated in the state of Delaware in September 2006. On November 23, 2011, our name changed from “IZEA Holdings, Inc.” to “IZEA, Inc.” and the name of our subsidiary changed from “IZEA, Inc.” to “IZEA Innovations, Inc."

Our executive offices are located at 150 N. Orange Avenue, Suite 412, Orlando, FL 32801 and our telephone number is (407) 674-6911.  We maintain a corporate website at http://www.izea.com/. The contents on our website and the downloadable files found there are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

The Offering

Common stock offered	shares of common stock ( shares if the underwriters exercise their over-allotment option).

Common stock outstanding prior to this offering	38,648,450 shares.

Common stock to be outstanding after to this offering	shares.

Use of proceeds
We expect to use the net proceeds received from this offering for repayment of debt, sales, marketing and promotion, technology and platform engineering, establishment of strategic partnerships, potential acquisitions (which may include a transaction resulting from the non-binding letter of intent) and working capital and general corporate purposes. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

OTC Bulletin Board symbol	IZEA.

Risk Factors	See “Risk Factors” beginning on page 16 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 38,648,450 shares of common stock outstanding as of February 13, 2012, and excludes as of that date:

•	230 shares of series A preferred stock convertible into an aggregate of 6,969,690 shares of common stock;

•	warrants to purchase an aggregate of 6,167,930 shares of common stock;

•	stock options to purchase an aggregate 4,627,631 shares of common stock;

•
an aggregate of 2,445,129 additional shares of common stock reserved for future issuance under our May 2011 Equity Incentive Plan and an aggregate of 3,500,000 shares of common stock reserved for future issuance under our August 2011 Equity Incentive Plan; and

•
718,954 shares of common stock that may become issuable upon the conversion of a senior secured promissory note in the principal amount of $550,000, assuming a conversion price of $0.765 per share. The face value of the note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent private financing.

Summary Consolidated Financial Data

The following table summarizes our financial data. We have derived the following summary of our consolidated statements of operations data for the nine months ended September 30, 2011 and September 30, 2010 and the summary of our consolidated balance sheet data as of September 30, 2011 from our unaudited consolidated financial statements appearing elsewhere in this prospectus. We have derived the following summary of our consolidated statements of operations data for the years ended December 31, 2010 and December 31, 2009 from our audited financial statements appearing elsewhere in this prospectus. The following summary of our financial data set forth below should be read together with our consolidated financial statements and the related notes to those statements, as well as the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Nine Months Ended September 30, (Unaudited)		Years Ended December 31,
Consolidated Statement of Operations Data:	2011	2010	2010	2009

Revenue	$2,821,354	$2,249,891	$3,821,538	$2,834,359
Cost of sales	1,306,463	1,192,043	1,819,031	1,343,159
Total operating expenses	4,409,999	2,974,873	4,085,647	4,061,114
Total other income (expense)	56,511	(60,930)	(74,619)	(83,858)
Net loss	$(2,838,597)	$(1,977,955)	$(2,157,759)	$(2,653,772)
Loss per common share – basic and diluted	$(1.44)	$(30.64)	$(33.42)	$(41.14)
Weighted average common shares outstanding – basic and diluted	1,974,859	64,560	64,560	64,507

	September 30, 2011
Consolidated Balance Sheet Data:	Actual	As Adjusted for This Offering (1)
Cash and cash equivalents	$1,095,103
Working capital (deficit)	109,935	$
Total assets	1,205,038
Total liabilities	3,653,989
Stockholders' equity (deficit)	(725,456)

(1)  Reflects our sale of         shares of common stock offered by this prospectus at the public offering price of $        per share, after deducting underwriting discounts and commissions and the estimated offering expenses that we will pay.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to our Business

We have a history of losses, expect future losses and cannot assure you that we will achieve profitability.

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $2,653,772, $2,157,759 and $2,838,597 for the years ended December 31, 2009, December 31, 2010 and the nine months ended  September 30, 2011, respectively. We had an accumulated deficit of $14,152,192 and $16,990,789 as of December 31, 2010 and September 30, 2011, respectively. Although our revenue has increased since inception, we have not achieved profitability and cannot be certain that we will be able to sustain these growth rates or realize sufficient revenue to achieve profitability. We expect to increase our revenue by over 100% and to derive the majority of our revenue for the foreseeable future from our core social media marketing platforms, SocialSpark, SponsoredTweets and WeReward and related services. Moreover, assuming that we raise gross proceeds of $8 million in this offering, we expect our operating expenses which include sales and marketing, product development and general and administrative expenses to increase to approximately $9 million in 2012, an estimated increase of approximately 39% when compared to 2011 operating expense levels. As a result of our expansion efforts, we expect to incur losses but believe that we will have sufficient capital to fund our operations through December 31, 2012. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue by over 100% and keeping operating expenses less than 50% of our revenue levels in order to achieve positive cash flows. If we achieve profitability, we may not be able to sustain it.

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Our operating subsidiary incorporated in the state of Florida in February 2006 as PayPerPost, Inc., reincorporated in the state of Delaware in September 2006 and changed its corporate name to IZEA, Inc. in November 2007. Because we have a limited operating history, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. For us, these risks include:

•	risks associated with our dependence on our core platforms, SocialSpark, SponsoredTweets, WeReward and related services, for the majority of our revenues for the foreseeable future;

•	risks that our growth strategy may not be successful; and

•	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We have experienced rapid growth over a short period in our social media sponsorship platforms and we do not know whether this will continue to develop or whether it can be maintained. If we are unable to successfully respond to changes in the market, our business could be harmed.

Our business has grown rapidly as advertisers and publishers have increasingly used our social media sponsorship platforms. However, the social media sponsorship industry is relatively new. Given the limited history, it is difficult to predict whether our platforms will continue to grow or whether it can be maintained. We expect that the platforms will evolve in ways which may be difficult to predict. It is possible that advertisers and publishers could broadly determine that they no longer believe in the value of our current platforms. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business, prospects, results of operation and financial condition could be materially harmed.

The social media sponsorship landscape is subject to numerous changes that could cause our revenue to decline.

Our business model may not continue to be effective in the future for a number of reasons, including the following:

•	social media sponsorships are, by their nature, limited in content relative to other media;

•	companies may be reluctant or slow to adopt social media sponsorship that replaces, limits or competes with their existing direct marketing efforts;

•	companies may prefer other forms of advertising we do not offer, including certain forms of search engine placements;

•	companies, such as Facebook and Twitter, may no longer grant us access to their websites in connection with our social media sponsorship platforms;

•
companies may not utilize social media sponsorship due to concerns of “click-fraud” particularly related to search engine placements (“click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement’s link); and

•	regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability.

If the number of companies that purchase social media sponsorship from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline which would have a material adverse effect on our business, prospects, results of operations and financial condition.

If we fail to retain our existing publishers, our revenue and business will be harmed.

We must continue to retain and acquire publishers that publish sponsorships through our core platforms in order to increase revenue and achieve profitability. If publishers do not perceive our products and services to be of high value and quality or if we fail to introduce new and more relevant products and services, we may not be able to acquire or retain publishers. If we are unable to acquire new publishers in numbers sufficient to grow our business, or if publishers cease using our products and services, the revenue we generate may decrease and our operating results will be adversely affected. We believe that many of our new publishers originate from word-of-mouth and other referrals from existing publishers, and therefore we must ensure that our existing publishers remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing publishers are not successful, we may not be able to acquire new publishers in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new publishers

If we fail to retain existing advertisers or add new advertisers, our revenue and business will be harmed.

We have more than 50,000 registered advertisers in 157 different countries, of which approximately 7,000, 6,000 and 5,000 advertisers have created a social media sponsorship during 2011, 2010 and 2009, respectively. We depend on our ability to attract and retain advertisers that are prepared to offer products or services on compelling terms through our platforms. We must continue to attract and retain advertisers in order to increase revenue and achieve profitability. If new advertisers do not find our marketing and promotional services effective, or if existing advertisers do not believe that utilizing our platforms provides them with a long-term increase in customers, revenue or profit, they may stop advertising through our platforms. In addition, we may experience attrition in our advertisers in the ordinary course of business resulting from several factors, including losses to competitors and closures or bankruptcies. If we are unable to attract new advertisers in numbers sufficient to grow our business, or if too many advertisers are unwilling to offer products or services with compelling terms through our platforms or offer favorable payment terms to us, our operating results will be adversely affected.

A decline in the demand for our core social media marketing platforms or related services would seriously harm our revenue and margins.

Our core social media marketing platforms, SocialSpark, SponsoredTweets, and WeReward, and related services accounted for 26%, 51% and 65% of our revenue for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively.  We anticipate that revenue from these core platforms and related services will continue to constitute the majority of our revenue for the foreseeable future. Consequently, a decline in demand for these platforms or their failure to achieve broad market acceptance would seriously harm our business.

Intense competition in our target market could impair our ability to grow and to achieve profitability.

The market for social media sponsorships is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for advertising space, reduced margins and loss of market share. Our principal competitors include other companies that provide advertisers with Internet advertising solutions and companies that offer pay per click search services.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic websites and social media sponsorship providers, as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of other media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable and print for a share of advertisers’ total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, or if we receive unfavorable media coverage, our ability to expand our base of publishers and advertisers will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the "IZEA" brand is critical to expanding our base of publishers and advertisers. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the "IZEA" brand, or if we incur excessive expenses in this effort, our business, prospects, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Unfavorable publicity or consumer perception of our platforms, applications, practices or service offerings, or the offerings of our advertisers, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of advertisers and the size of our publisher base, the loyalty of our publishers and the number and variety of sponsorships we offer each day. As a result, our business, prospects, results of operation and financial condition could be materially and adversely affected.

Our total number of publishers may be higher than the number of our actual individual publishers and may not be representative of the number of persons who are active potential customers.

Our total number of publishers may be higher than the number of our actual individual publishers because some publishers have multiple registrations, other publishers may have died or become incapacitated and others may have registered under fictitious names. Given the challenges inherent in identifying these publishers, we do not have a reliable system to accurately identify the number of actual individual publishers, and thus we rely on the number of total publishers as our measure of the size of our publisher base. In addition, the number of publishers includes the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed, and should not be considered as representative of the number of persons who continue to actively publish the sponsorships we offer through our platforms.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of the social media, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to the Internet covering issues such as:

• •	truth-in-advertising; user privacy;

•	taxation;

•	right to access personal data;

•	copyrights;

•	distribution; and

•	characteristics and quality of services.

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, encryption, taxation, libel, export or import matters and personal privacy to social media platforms is uncertain. The vast majority of these laws were adopted prior to the broad commercial use of social media platforms and related technologies. As a result, they do not contemplate or address the unique issues of social media and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the social media marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

Our social media sponsorship business is subject to the risks associated with word-of-mouth advertising and endorsements, such as violations of the “truth-in-advertising,” FTC Guides and other similar regulatory requirements and, more generally, loss of consumer confidence.

We and the advertisers and publishers that use our platforms are subject to Federal Trade Commission (“FTC”) and state rules on advertising and marketing on the Internet, including truth-in advertising rules and online advertising disclosures. In 2009, the FTC revised its Guides Concerning the Use of Endorsements and Testimonials in Advertising (the “Guides”). These new Guides significantly extend the scope of potential liability associated with the use of testimonials, endorsements, and new media methods, such as blogging, in advertising. In particular, the Guides provide that in a service that matches up advertisers with bloggers who will promote the advertiser’s products on their personal blogs, the advertiser and blogger are both subject to liability for misleading or unsubstantiated representations made through the blogger’s endorsement and the blogger is also liable if he or she fails to disclose clearly and conspicuously that he or she is being paid for his or her services. The Guides further provide that in order to limit its potential liability, the advertiser should ensure that the advertising service provides guidance and training to its bloggers concerning the need to ensure that statements they make are truthful and substantiated. If consumers are not advised of the paid relationship between advertiser and publisher with respect to the endorsements that they are relying on or if we do not otherwise comply with the FTC and state rules on advertising and marketing, then we could be subject to penalties that could include monetary damages and an order to cease our operations. In certain cases, we are retained by the advertiser to manage an advertising campaign that is operated through our platforms, increasing our exposure as not only the service provider but also the advertiser. More generally, if there is negative consumer perception and mistrust of the practice of undisclosed compensation to bloggers and publishers to endorse the advertisers' specific products, then this could result in a reduction by advertisers in the use of social media marketing platforms like ours as a means for advertising which could have a material adverse effect on our business and financial results.

New tax treatment of companies engaged in internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of social media, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our publishers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over social media. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over social media. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of publisher data on our websites and platforms. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of publishers or advertisers and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our platforms and applications, and any significant disruption in service on our platforms and applications could result in a loss of publishers or advertisers.

Publishers and advertisers access our services through our platforms and applications. Our reputation and ability to acquire, retain and serve our publishers and advertisers are dependent upon the reliable performance of our platforms and applications and the underlying network infrastructure. As our publisher base continues to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts for data centers and equipment and related network infrastructure to handle the traffic on our platforms and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our publisher base or the amount of traffic on our platforms and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our platforms and applications, and prevent our publishers and advertisers from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential publishers and advertisers, which could harm our operating results and financial condition.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, advertisers and publishers may curtail or stop using our services, and we may incur significant legal and financial exposure.

Our platforms and applications and the network infrastructure that is hosted by third-party providers involve the storage and transmission of advertiser and publisher proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party hosting service that we rely upon or otherwise, and, as a result, an unauthorized party may obtain access to our data or our advertisers’ or publishers’ data. Additionally, outside parties may attempt to fraudulently induce employees, advertisers or publishers to disclose sensitive information in order to gain access to our data or our advertisers’ or users’ data.  Although we do have security measures in place, we have had instances where some publisher accounts were hacked and instances where customers have used credit cards fraudulently. While these breaches of our security did not result in material harm to our business, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose advertisers and publishers.

Delays in releasing enhanced versions of our products and services could adversely affect our competitive position.

As part of our strategy, we expect to periodically release enhanced versions of our core platforms and related services. Even if our new versions contain the features and functionality our customers want, in the event we are unable to timely introduce these new product releases, our competitive position may be harmed. We cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products. Any delay in releasing other future products or enhancements of our products could cause our financial results to be adversely impacted.

If our technology platforms contain defects, we may need to suspend their availability and our business and reputation would be harmed.

Platforms as complex as ours often contain unknown and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial release of new platforms or enhancements to existing platforms. Although we attempt to resolve all errors that we believe would be considered serious by our customers before making our platforms available to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. We may not be able to detect and correct errors before releasing our product commercially. We cannot assure you that undetected errors or performance problems in our existing or future products will not be discovered in the future or that known errors, considered minor by us, will not be considered serious by our customers, resulting in a decrease in our revenues.

We may be subject to lawsuits for information by our advertisers and social media publishers, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers or of social media publishers (such as bloggers, mobile users and tweeters) and for the content of their advertisers’ listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our platforms. These types of claims have been brought, sometimes successfully, against online services, as well as print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers or social media publishers. Our potential liability for unlawful activities of our advertisers or social media publishers or for the content of our advertisers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

If we fail to detect click-fraud, we could lose the confidence of our advertisers and advertising partners as a result of lost revenue to advertisers or misappropriation of proprietary and confidential information, thereby causing our business to suffer.

Click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement’s link. We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. The security measures we have in place, which are designed to reduce the likelihood of click-fraud, detect click-fraud from time to time. While the instances of click-fraud that we have detected to date have not had a material effect on our business, click-fraud could result in an advertiser experiencing a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary and confidential information or could cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also deter people from using the Internet to conduct transactions that involve transmitting confidential information.

If third parties claim that we infringe their intellectual property rights, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We do not rely upon patents to protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We do not have patents on any of our technology and we have not filed any patent applications to date because we have determined that the costs of patent prosecution outweigh the benefits given the alternative of reliance upon copyright law to protect our computer code and other proprietary technology and properties. In addition to copyright laws, we rely upon service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees and consultants. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

Our market is subject to rapid technological change and, to compete, we must continually enhance our products and services.

We must continue to enhance and improve the performance, functionality and reliability of our products and services. The social media sponsorship industries are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our products and services obsolete. In the past, we have discovered that some of our customers desire additional performance and functionality not currently offered by our products. Our success will depend, in part, on our ability to develop new products and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to increase our revenue and expand our business.

Difficulties we may encounter managing our growth could adversely affect our results of operations.

We have experienced a period of growth that has placed, and if such growth continues, will continue to place, a strain on our administrative infrastructure. As our business needs expand, we intend to hire up to nine new employees in 2012 assuming we raise $8 million of gross proceeds in this offering. This expansion is placing and is expected to continue to place a significant strain on our managerial and financial resources. To manage the expected growth of our operations and personnel, we will be required to:

•	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

•	install enhanced management information systems; and

•	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

If we lose key personnel or are unable to attract and retain additional qualified personnel we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Edward H. (Ted) Murphy, our President and Chief Executive Officer, Donna L. Mackenzie, our Chief Financial Officer, and Ryan Schram, our Chief Marketing Officer. We maintain key-man life insurance for our benefit on the life of Mr. Murphy in the amount of $1.5 million. We may not be successful in attracting, assimilating and retaining our employees in the future.

Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified graphic designers, computer scientists, sales and marketing and senior management personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Orlando, Florida area, where our headquarters is located. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract, assimilate and retain personnel, particularly tech and sales and marketing personnel, would have a material adverse effect on our business and potential growth.

International operations could expose us to additional risks which could harm our business, prospects, results of operation, and financial condition.

We recently expanded into the European marketplace through our acquisition of a German social media sponsorship network, Magpie, and we have entered into a joint venture to provide a co-branded SponsoredTweets service in India. While international operations are not significant to our revenues, we plan to further expand internationally. In certain international markets, we may not benefit from any first-to-market advantages or otherwise succeed. In addition to risks described elsewhere in this section, our international operations expose us to additional risks, including the following:

•	Changes in local political, economic, social, and labor conditions, which may adversely harm our business.

•	Restrictions on foreign ownership and investments, and stringent foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.

•	Import and export requirements that may prevent us from offering products or providing services to a particular market and may increase our operating costs.

•	Currency exchange rate fluctuations and our ability to manage these fluctuations through our foreign exchange risk management program.

•	Longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud.

•	Uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of legal precedent.

•
Different employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain jurisdictions.

In addition, compliance with complex foreign and U.S. laws and regulations that may apply to international operations increases may increase the cost of doing business in international jurisdictions. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy and filtering requirements, anti-corruption laws, such as the Foreign Corrupt Practices Act, and other local laws prohibiting corrupt payments to governmental officials, and anti-competition regulations, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

The individuals who now constitute our management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

Risks Relating to our Common Stock and this Offering

Our management will be able to exert control over us to the detriment of minority stockholders.

Our executive officers and directors beneficially own approximately 57% of our outstanding common stock. These stockholders, if they act together, will be able to control our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock.

The restatement of our financial statements may result in litigation or government enforcement actions. Any such action would likely harm our business, prospects, financial condition and results of operations.

As noted in our financial statements for the quarter ended June 30, 2011 filed with the SEC on August 22, 2011, our independent registered public accounting firm had not completed their SAS 100 review of the quarter ended June 30, 2011 since we were in the process of determining the accounting impact related to the issuance of common stock, series A preferred stock and warrants in a private placement that commenced in May 2011 (the “May 2011 Offering”). On September 8, 2011, our management completed its analysis of the financing arrangement and concluded its unaudited financial statements included in those financial statements could not be relied upon. We determined the warrants issued in connection with the May 2011 Offering require a classification in liabilities as derivative warrants. In addition, we determined the units sold to our Chief Executive Officer in connection with the May 2011 offering resulted in compensation expense. Consequently, we restated our financial statements for the quarter ended June 30, 2011 and filed with the SEC restated financial statements on September 9, 2011. The restatement of our financial statements may expose us to risks associated with litigation, regulatory proceedings and government enforcement actions. In addition, securities class action litigation has often been brought against companies which have been unable to provide current public information or which have restated previously filed financial statements. Any of these actions could result in substantial costs, divert management’s attention and resources, and harm our business, prospects, results of operation and financial condition.

Exercise of options, warrants and other convertible securities will dilute your percentage of ownership.

We may issue stock options to purchase up to 7,100,000 shares of common stock under our 2011 Equity Incentive Plan and up to 3,500,000 shares of common stock under our 2011 B Equity Incentive Plan. In the future, we may grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise, convert or exchange them when we would be able to obtain additional equity capital on terms more favorable than these securities.

Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.

Our revenues and earnings may fluctuate significantly in the future.  General economic or other political conditions may cause a downturn in the market for our products or services.  Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterly and annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and publishers; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and publishers.  These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2011 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our stock price may be volatile.

The stock market in general, and the stock prices of technology-based companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company.  The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	limited "public float" in the hands of a small number of persons who sales or lack of sales could result in positive or negative pricing pressure on the market prices of our common stock;
•	expiration of any Rule 144 holding periods or registration of unregistered securities issued by us;
•	sales of our common stock;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments; and
•	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There may be a limited public market for our securities; we presently fail to qualify for listing on any national securities exchanges.

Our common stock currently does not meet all of the requirements for initial listing on a registered stock exchange. Specifically, the bid price of our common stock is less than the minimum bid price required to obtain a listing. Trading in our common stock continues to be conducted on the electronic bulletin board in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on the Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants or conversion of preferred stock or other convertible securities, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Of the approximately 38,648,450 shares of our common stock outstanding as of February 13, 2012, approximately 12,500,000 shares are freely tradable without restriction as of that date. At varying dates between May and August 2012, 11,090,899 shares of common stock (including shares issuable upon conversion of series A preferred stock) that had been issued in unregistered private placements are expected to become tradable pursuant to Rule 144. As of February 13, 2012, we have 10,825,561 shares of common stock issuable upon exercise of options and warrants and 718,954 shares of common stock that may become issuable upon the conversion of a senior secured promissory note in the principal amount of $550,000, assuming a conversion price of $0.765 per share.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our common stock.

Following this offering, we expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our business.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning us.  We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.  Our investors may be willing, from time to time, to encourage investor awareness through similar activities.  Investor awareness activities may also be suspended or discontinued which may impact the trading market of our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  We and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets.  Until such time as the common stock sold in this offering is registered and until such time as our restricted shares are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market.  The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.  A small percentage of our outstanding common stock is available for trading, held by a small number of individuals or entities.  Accordingly, the supply of common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist.  Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that our or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of stock.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering for repayment of debt, for sales, marketing and promotion, technology and platform engineering, establishment of strategic partnerships, potential acquisitions (which may include a transaction resulting from the non-binding letter of intent) and working capital and general corporate purposes. See “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock. During the quarter ended June 30, 2011, a material weakness existed in our internal controls over financial reporting with respect to the incompletion of our assessment of the accounting impact of the issuance of complex and non-standard debt and equity instruments in May 2011.  As a result of this material weakness, we were required to restate our financial statements for the quarter ended June 30, 2011. This material weakness was subsequently remediated as of September 30, 2011.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of             shares offered in this offering at an assumed public offering price of $         per share, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $          per share, or         % at the assumed public offering price. In addition, in the past, we issued convertible preferred stock, options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

If you are not an institutional investor, you may purchase securities in this offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration, and, if required, meet any requisite suitability standards.

Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, this offering must be registered, or be exempt from registration, in any state in which the securities are to be offered or sold. We will apply to register securities, or will seek to obtain an exemption from registration, only in certain states. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase securities in this offering only if you reside in the jurisdictions where there is an effective registration or exemption, and, if required, meet any requisite suitability standards.

Because we are seeking a limited offering qualification in California, sales of our units will be limited in California.

We are seeking a limited offering qualification of our securities in California. If the offering is approved in California on the basis of such limited offering qualification, in the absence of any other exemptions, offers and sales of our securities can only be made to proposed California purchasers based on their meeting certain suitability standards. California investors must meet at least one of the following criteria:

•	a $150,000 liquid net worth, (a net worth exclusive of home, home furnishings and automobile), plus estimated $70,000 gross income during the current tax year; or

•	a $250,000 liquid net worth and an investment limitation of not more than 10% of the investor’s liquid net worth.

If the offering is approved in California on the basis of a limited offering qualification, we will not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

Risks Related to Non-Binding Letter of Intent

There can be no assurance that a definitive agreement will be entered into and even if a definitive agreement is entered into, there can be no assurance that a transaction will be consummated.

On February 3, 2012, we entered into a non-binding letter of intent to acquire all the capital stock of Twelvefold Media, Inc. (“Twelvefold Media”) for shares of our common stock. Twelvefold Media is a privately held company, that creates customized digital media packages with proprietary technology utilizing emotive-based targeting at the page level and real-time bidding. We can offer no assurance that a definitive agreement will be executed on terms acceptable to the parties, or at all. Furthermore, even if a definitive agreement is entered into, all of the conditions to the merger would have to be satisfied or, if permissible, waived. Closing conditions are expected to include a requirement that the combined company have $7 million of net cash on its balance sheet, all or most of which is expected to be raised from this offering, and receipt of third party approvals. Even if a definitive agreement is entered into, we will not know whether the conditions to the closing of the transaction will be satisfied prior to the consummation of this offering and, accordingly, an investor purchasing shares in this offering cannot be assured that the transaction will in fact occur. Consequently, an investor in this offering should make an investment decision taking into consideration the possibility that the transaction will not be consummated.

The issuance of our securities to TwelvefoldMedia securityholders in connection with the transaction will substantially dilute the voting power of our stockholders and investors in this offering.

We expect to issue a significant percentage of our outstanding shares of capital stock to Twelvefold Media security holders as consideration for the acquisition of Twelvefold Media. The issuance of our securities to Twelvefold Media security holders in connection with the transaction will significantly reduce the relative voting power of each share of our common stock held by our current stockholders and of investors in this offering.

Failure to complete or delay in completing the transaction may have an adverse effect on both companies’ businesses due to uncertainty or operating restrictions while the merger is pending or cause the market price of our stock to drop.

The letter of intent entered into with Twelvefold Media is non-binding and is subject to, among other things, the negotiation of a definitive agreement. We cannot predict what the effect on the market price of our shares would be if the merger is not completed, but depending on market conditions at the time, it could result in a decline in market price. A substantial delay in completing the transaction due to the need to meet the net cash contingency or the need to satisfy other conditions to closing the merger, or the imposition of any unfavorable terms, conditions, or restrictions in obtaining a waiver to such conditions or otherwise, could have a material adverse effect on the anticipated benefits of, or increase the costs associated with or delay the cost savings anticipated from, the transaction, thereby impacting our business, prospects, results of operation and financial condition or results of operations after the merger. In addition, the parties may be subject to restrictions on the operation of their business while the merger is pending, which could impair their ability to operate their business and prevent them from pursuing attractive business opportunities that may arise prior to the completion of the transaction. Any of these situations could also result in a decline in the market price of our common stock.

There is limited information about Twelvefold Media that is available and and investors will be required to make an investment decision without the benefit of reviewing financial statements and other information of Twelvefold Media.
Based upon limited unaudited information available provided by Twelvefold Media to us, for the year ended nine months ended September 30, 2011, Twelvefold Media realized $8,050,702 in revenues and  a net loss of $3,327,301.  We believe that Twelvefold Media is a synergistic acquisition that would permit the companies to realize economies of scale and reduce expenditures by consolidating sales efforts. Accordingly, investors in this offering should not place undue reliance upon Twelvefold Media’s information and investors will be required to make an investment decision without the benefit of reviewing financial statements and other information of Twelvefold Media.

We will be subject to business uncertainties and contractual restrictions while the transaction is pending.

Uncertainty about the effect of the merger on our employees and customers or those of Twelvefold Media may have an adverse effect on us both on a pre-transaction and post-transaction basis. These uncertainties may impair our ability and the ability of Twelvefold Media to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with us and Twelvefold Media to seek to change existing business relationships. Retention of certain employees may be challenging during the pendency of the transaction, as certain employees may experience uncertainty about their future roles.  If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with us following the transaction, our business following the transaction could be harmed.

The failure to integrate successfully our business and the business of Twelvefold Media in the expected timeframe could adversely affect the combined company’s future results following the completion of the transaction.

The success of the transaction will depend, in large part, on the ability of the combined company following the completion of the transaction to realize the anticipated benefits from combining our business and the business of Twelvefold Media. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the transaction. Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;
•	appropriately managing the liabilities of the combined company;
•	limited experience of management in performing acquisitions and managing growth;
•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the transaction; and
•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the transaction and integrating the companies’ operations.

The transaction will result in changes to our board of directors and the combined company may pursue different strategies that we or Twelvefold Media may have pursued independently.

If the parties complete the transaction, the composition of our board of directors will change in accordance with the merger agreement. Currently, it is anticipated that the combined company will continue to pursue its advertising businesses as currently operated. However, because the composition of the board of directors of the combined company will consist of our directors and directors of Twelvefold Media, the combined company may determine to pursue certain business strategies that neither company would have pursued independently.

CAUTIONARY NOTE REGARDING FORWARD -LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission.  Factors that might cause such a difference include, but are not limited to, our ability to raise additional funding, our ability to maintain and grow our business, variability of operating results, our ability to maintain and enhance our brand, our expansion and development of new products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients, our ability to protect our intellectual property, the potential liability with respect to actions taken by our existing and past employees, risks associated with international sales, and other risks described herein and in our other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

Based on an assumed public offering price of $           per share, we estimate that the net proceeds to us from the sale of the shares that we are offering, assuming gross proceeds of $8,000,000, will be approximately $7,800,000, after deducting underwriting discounts and commissions and estimated offering expenses and without giving effect to the over-allotment option.

We intend to utilize the net proceeds of the offering as follows:

Purpose:	Approximate Dollar Amount	Approximate Percentage of Net Proceeds
Repayment of Debt (1)	$2,950,000	7.1%
Sales and client relations	1,593,000	37.9%
Marketing	550,000	20.4%
Technology and platform engineering	550,000	10.6%
Potential acquisitions (which may include a transaction resulting from the non-binding letter of intent)	550,000	3.2%
Working capital and general corporate purposes	1,629,000	20.9%

(1)
Represents repayment of a senior secured promissory note in the principal amount of $550,000 which, unless earlier converted, exchanged or prepaid, matures on August 2, 2012, subject to extension until February 2, 2013 upon the occurrence of certain circumstances. The note does not accrue interest.

The expected use of net proceeds of this offering represents our intention based on our current plans and business conditions.  The amount and timing of our actual expenditures will depend on numerous factors, including increases in development costs and expenses and any unforeseen cash needs.  As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering.  We have no current plans, agreements or commitments for any material acquisitions of any technologies, products or businesses.

If we determine to accelerate our business plan or if our plans otherwise change or our assumptions prove inaccurate, we may need to seek financing sooner than currently anticipated, incur additional financing or reduce or curtail our operations. We cannot assure you that financing will become available as and when needed.

If the underwriters exercise their over-allotment option in full, we will realize additional net proceeds of approximately $     , which will be added to our working capital.

We will invest proceeds not immediately required for the purposes described above principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

We believe that our cash on hand, together with the net proceeds from this offering (without exercise of the underwriters’ over-allotment option) would be adequate to fund operations through December 31, 2012.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2011:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of the shares offered by this prospectus.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2011
	Actual	As Adjusted for this offering (1)
Warrant liability	$1,011,399
Stockholders’ equity (deficit):
Series A convertible preferred stock; $.0001 par value; 240 shares authorized; 230 shares issued and outstanding	—
Common stock, par value $0.0001 per share; 500,000,000 shares authorized; 38,648,450 shares issued and outstanding as of September 30, 2011	3,865
Additional paid in capital	16,261,469
Accumulated deficit	(16,990,788)
Total stockholders’ equity (deficit)	(725,456)		0

Total capitalization	$285,943	$

(1)
Reflects the estimated net proceeds that we will receive from the sale of shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses.

PRICE RANGE OF COMMON STOCK

Since June 2011, our common stock has been quoted on the OTC Bulletin Board under the symbol "IZEA."  Prior to that there was no trading of our common stock.  The following table sets forth, for the calendar periods indicated the range of the high and low closing prices reported of our common stock, as reported by the OTC Bulletin Board.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation. As of February 13, 2012, the closing price of our common stock was $0.85 per share.

Fiscal year ended December 31, 2011	High	Low
Second quarter	$3.25	$2.50
Third quarter	$3.25	$1.15
Fourth quarter	$1.41	$0.55

Fiscal year ending December 31, 2012	High	Low
First quarter (through February 13, 2012)	$0.85	$0.60

As of February 13, 2012, we had approximately 43 shareholders of record of our common stock.  This number does not include beneficial owners whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

Dividend Policy

We have never declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock in the foreseeable future. Rather, we expect to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes.

DILUTION

Our pro forma net tangible book value as of September 30, 2011 was $(747,439) or $(0.19) per share of common stock, based upon 38,648,450  shares outstanding as of that date. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock, , into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the sale of the shares in this offering at the assumed public offering price of $        per share, at September 30, 2011, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2011 would have been approximately           , or $            per share. This represents an immediate increase in net tangible book value of approximately $         per share to our existing stockholders, and an immediate dilution of $           per share to investors purchasing shares in the offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share	$
Pro forma net tangible book value per share as of September 30, 2011	$
Increase per share attributable to sale of shares to investors	$
Pro forma as adjusted net tangible book value per share after the offering	$
Dilution per share to investors	$

The foregoing illustration does not reflect potential dilution from the conversion of our outstanding convertible series A preferred stock or the exercise of outstanding stock options or warrants to purchase an aggregate of 17,765,251 shares of our common stock or 718,954 shares of common stock that may become issuable upon the conversion of a senior secured promissory note in the principal amount of $550,000, assuming a conversion price of $0.765. The foregoing illustration also does not reflect the dilution that would result from the exercise of the underwriters' warrants.

 Of the approximately 38,648,450 shares of our common stock outstanding as of February 13, 2012, approximately 12,500,000 shares are freely tradable without restriction as of that date. At varying dates between May and August 2012, 11,090,899 shares of common stock (including shares issuable upon conversion of series A preferred stock) that had been issued in unregistered private placements are expected to become tradable pursuant to Rule 144. As of February 13, 2012, we have 10,825,561 shares of common stock issuable upon exercise of options and warrants and 718,954 shares of common stock that may become issuable upon the conversion of a senior secured promissory note in the principal amount of $550,000, assuming a conversion price of $0.765 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following discussion and analysis is provided to increase the understanding of, and should be read in conjunction with, our unaudited consolidated financial statements and related notes included elsewhere in this prospectus.  Historical results and percentage relationships among any amounts in these financial statements are not necessarily indicative of trends in operating results for any future period. This prospectus contains “forward-looking statements”.  The statements, which are not historical facts contained in this prospectus, including this Management’s Discussion and Analysis of Financial Condition and Results of Operation, and notes to our unaudited consolidated financial statements, particularly those that utilize terminology such as “may” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements. Such statements are based on currently available operating, financial and competitive information, and are subject to various risks and uncertainties. Future events and our actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, our ability to raise additional funding, our ability to maintain and grow our business, variability of operating results, our ability to maintain and enhance our brand, our expansion and development of new products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients, our ability to protect our intellectual property, the potential liability with respect to actions taken by our existing and past employees, risks associated with international sales, and other risks described herein and in our other filings with the Securities and Exchange Commission.

The safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934 excludes issuers of “penny stock” (as defined under Rule 3a51-1 of the Securities Exchange Act of 1934). Our common stock currently falls within that definition.

All forward-looking statements in this document are based on information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Company History

IZEA, Inc. (the “Company” “we” or “us”) was incorporated as a Nevada corporation on March 22, 2010 for the purpose of entering the business of making loans which are fully secured by a first lien on a customer’s automobile.  On May 11, 2011, we filed an amendment to our Articles of Incorporation in order to change our name from “Rapid Holdings, Inc.” to “IZEA Holdings, Inc.” and on November 23, 2011 we filed Amended and Restated Articles of Incorporation to further change our name from “IZEA Holdings, Inc.” to “IZEA, Inc.”  On May 11, 2011, our board of directors declared a dividend of an additional 14.28117 shares of common stock on each share of our common stock outstanding on May 11, 2011 with a payment date of May 23, 2011.

On May 12, 2011, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with IZEA, Inc., a privately held Delaware corporation (“IZEA”) and the shareholders of IZEA. Upon closing of the transaction contemplated under the Exchange Agreement, on May 12, 2011, the shareholders of IZEA transferred all of the issued and outstanding capital stock of IZEA to us in exchange for shares of our common stock. Such exchange caused IZEA to become our wholly-owned subsidiary. Immediately following the closing of the exchange, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, the Company transferred all of its pre-exchange assets and liabilities to a wholly-owned subsidiary, RTL Holdings, Inc. (“SplitCo”) and thereafter, pursuant to a stock purchase agreement, transferred all of the outstanding capital stock of SplitCo to Anthony Barron, our former officer and director, in exchange for the cancellation of shares of our common stock he owned. Upon closing of the exchange, the business of IZEA became our business.

IZEA, Inc. was incorporated in the state of Florida in February 2006 and reincorporated in the state of Delaware in September 2006.

Company Overview

We are a leader in social media sponsorships ("SMS"), a rapidly growing segment within social media that connects social media publishers with advertisers. We accomplish this through our five online marketplaces: SocialSpark, SponsoredTweets, WeReward, PayPerPost and InPostLinks . Our customers include a wide range of small and large businesses, including Fortune 500 companies, as well as advertising agencies. We generate our revenue through the sale of social media sponsorships to our customers.  We fulfill these sponsorships through our marketplace platforms connecting social media publishers such as bloggers, tweeters and mobile application users.

Non-Binding Letter of Intent
On February 3, 2012, we entered into a non-binding letter of intent with respect to the proposed acquisition of all the capital stock of Twelvefold Media, Inc. (“Twelvefold Media”) for shares of our common stock. Twelvefold Media is a privately held company that creates customized digital media packages with proprietary technology utilizing emotive-based targeting at the page level and real-time bidding.
Based upon limited unaudited information available provided by Twelvefold Media to us, for the nine months ended September 30, 2011, Twelvefold Media realized approximately $8,050,700 in revenues and  a net loss of approximately $3,327,300.  We believe that Twelvefold Media is a synergistic acquisition that would permit the companies to realize economies of scale and reduce expenditures by consolidating sales efforts. Investors in this offering should not place undue reliance upon Twelvefold Media’s information and investors will be required to make an investment decision without the benefit of reviewing audited financial statements and other information of Twelvefold Media.

Consummation of the transaction is subject to certain conditions which are outside our control, including the negotiation and execution of a definitive agreement and the combined company having $7 million of net cash on its balance sheet at closing, all or most of which cash is to be raised in this offering. We cannot guarantee that a definitive agreement will be executed on the terms set forth in the letter of intent or otherwise on terms acceptable to the parties, or at all, or that there will be sufficient cash to meet the net cash condition above.  If the parties enter into a definitive agreement, such agreement will be subject to a number of closing conditions, in addition to the net cash condition, such as third party consents and approvals. Thus, even if a definitive agreement is signed, we cannot guarantee that the transaction contemplated by such agreement will ever be completed. Finally, if the transaction contemplated by such agreement is completed, the expected benefits from the transaction and the resulting changes to our business plan may not be fully realized, or may take longer to realize than expected. For more information about possible risks of this transaction, see “Risks Factors – Risks Related to Non-Binding Letter of Intent.”

Results of Operations for Nine Months Ended September 30, 2011 Compared to September 30, 2010

	Nine Months Ended September 30,
	2011	2010	$ Change	% Change
Revenue	$2,821,354	$2,249,891	$571,463	25.4%
Cost of sales	1,306,463	1,192,043	114,420	9.6%
Gross profit	1,514,891	1,057,848	457,043	43.2%
Operating expenses:
General and administrative	3,883,887	2,570,601	1,313,286	51.1%
Sales and marketing	526,112	404,272	121,840	30.1%
Total operating expenses	4,409,999	2,974,873	1,435,126	48.2%
Loss from operations	(2,895,108)	(1,917,025)	(978,083)	51.0%
Other income (expense):
Interest expense, net	(17,060)	(60,654)	43,594	(71.9)%
Change in fair value of warrant liability	73,571	—	73,571	—%
Other income (expense), net	—	(276)	276	(100.0)%
Total other income (expense)	56,511	(60,930)	117,441	(192.7)%
Net loss	$(2,838,597)	$(1,977,955)	$(860,642)	43.5%

Revenues

We derive revenue from two sources: revenue from an advertiser for the use of our network of social media publishers to fulfill an advertiser’s sponsor request for a blog post, tweet, click, purchase, or action (our “Sponsored Revenue”) and revenue derived from various service fees charged to advertisers for management, maintenance and enhancement of their accounts, and to publishers for maintenance and enhancement of their accounts (“Service Fee Revenue”).

Revenues for the nine months ended September 30, 2011 increased by $571,463, or 25.4%, compared to the same period in 2010. The increase was attributable to an approximately $51,000 increase in our Sponsored Revenue and a $520,000 increase in Service Fee Revenue. In the nine months ended September 30, 2011, Sponsored Revenue was 81% and Service Fee Revenue was 19% of total revenue compared to Sponsored Revenue of 99% and Service Fee Revenue of 1% in the nine months ended September 30, 2010. The increase in Sponsored Revenue was primarily attributable to increased sales from our expanded sales force and growth in our three core social media platforms, Social Spark, SponsoredTweets and WeReward . These products accounted for 65% of our revenue in the nine months ended September 30, 2011 compared to 48% of our revenue in the same period in 2010. The increase in Service Fee Revenue is primarily due to the growth in our managed customer base on which we receive management fee revenue and additional account maintenance fees received from advertisers and publishers.  We expect that these fees will continue to increase over prior period levels as we continue to focus our sales efforts on our three core social media marketing platforms.

Cost of Sales and Gross Profit

Our cost of sales comprise primarily of amounts paid to our social media publishers for fulfilling an advertiser’s sponsor request for a blog post, tweet, click, purchase, or action.

Cost of sales for the nine months ended September 30, 2011 increased by $114,420, or 9.6%, compared to the same period in 2010.  Cost of sales increased as a direct result of the increase in our Sponsored Revenue and higher publisher costs to generate such revenue. Publisher costs typically range from 50% to 80% of the advertising campaign depending on the type of publisher used in the campaign. Celebrity publishers typically used in our SponsoredTweets marketplace cost more than our average publisher cost of 50% in other marketplaces.

Gross profit for the nine months ended September 30, 2011 increased by $457,043, or 43.2%, compared to the same period in 2010. Our gross margin increased to 54% for the nine months ended September 30, 2011 as compared to 47% for the same period in 2010. The gross margin increase was primarily attributable to the substantial increase in service fees received from advertisers and publishers that have minimal costs associated with the revenue.

Operating Expenses

Operating expenses consist of general and administrative, and sales and marketing expenses. Total operating expenses for the nine months ended September 30, 2011 increased by $1,435,126, or 48.2%, compared to the same period in 2010.  The increase was primarily attributable to increased payroll and operating expenses, costs of being a public company and increases in sales and marketing expenses.

General and administrative expenses consist primarily of payroll, general operating costs, public company costs, facilities costs, insurance, depreciation, professional fees, and investor relations fees.  General and administrative expenses for the nine months ended September 30, 2011 increased by $1,313,286 or 51.1%, compared to the same period in 2010. The increase was primarily attributable to a $392,000 increase in payroll and related benefit expenses, a $156,000 increase in professional fees and reporting costs as a result the financing transactions and costs of being a public company in 2011, and investor relations costs of $677,500.  We paid $1,190,000 and issued 500,000 shares of common stock valued at $165,000 in August 2011 for investor relation services, that included an investor marketing campaign, of which $677,500 was expensed in September 2011 and the remaining $677,500 will be expensed in the fourth quarter of 2011. The investor relations costs are being expensed in the third and fourth quarters of 2011 because the services rendered take place during such periods. We expect that professional fees will continue to increase over prior levels as we continue to work on financing transactions and expand our reporting and investor relations efforts as a public company.

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the nine months ended September 30, 2011 increased by $121,840 or 30.1%, compared to the same period in 2010.   The increase was also attributable to marketing of our increased focus on our  SocialSpark, SponsoredTweets and WeReward platforms .

Other Income (Expense)

Other income (expense) consists primarily of interest expense and the change in the fair value of warrant liability.

Interest expense during the nine months ended September 30, 2011 decreased by $43,594 compared to the same period in 2010 as a result of the conversion of $1,444,800 of related party notes payable in May 2010 and principal payments made on our note payable to the bank.

We recognized other income for a change in fair value of our warrant liability of $73,571 during the nine months ended September 30, 2011 related to warrants issued in connection with a financing arrangement as further discussed below.

Net Loss

Net loss for the nine months ended  September 30, 2011was $2,838,597 which increased from the net loss of $1,977,955 for the same period in 2010,   As discussed above, although gross profit increased over the prior quarter due to increased revenue and interest expense declined as a result of the conversion of debt in 2010, this was exceeded by an increase in operating expenses attributable to increased headcount, public company and investor relations costs, and other sales and marketing expenses.

Results of Operations for Twelve Months Ended December 31, 2010 Compared to December 31, 2009

	Twelve Months Ended December 31,
	2010	2009	$ Change	% Change
Revenue	$3,821,538	$2,834,359	$987,179	34.8%
Cost of sales	1,819,031	1,343,159	475,872	35.4%
Gross profit	2,002,507	1,491,200	511,307	34.3%
Operating expenses:
General and administrative	3,318,701	3,383,636	(64,935)	(1.9)%
Sales and marketing	766,946	577,529	189,417	32.8%
Loss on impairment of intangible assets	—	99,949	(99,949)	(100.0)%
Total operating expenses	4,085,647	4,061,114	24,533	0.6%
Loss from operations	(2,083,140)	(2,569,914)	486,774	(18.9)%
Other income (expense):
Interest expense, net	(74,511)	(85,779)	11,268	13.1%
Other income (expense), net	(108)	1,921	(2,029)	(105.6)%
Total other income (expense)	(74,619)	(83,858)	9,239	(11.0)%
Net loss	$(2,157,759)	$(2,653,772	$496,013	(18.7)%

Revenues

Revenues for the year ended December 31, 2010 increased to $3,821,538 from $2,834,359 for the year ended December 31, 2009, an increase of 34.8%.  The increase was attributable to an approximately $712,000 increase in our Sponsored Revenue and a $275,000 increase in Service Fee Revenue.  The increase is primarily attributable to growth of our customer base through our expanded sales force and through budget increases among existing customers. The primary drivers of this growth were the implementation of account maintenance fees in 2010 and an overall increase in customer base and product launches of  SocialSpark and  SponsoredTweets in 2008 and 2009 respectively.  These products accounted for 51% of our revenue in 2010, an increase from 26% in 2009.

Given the continued overall growth in online advertising, coupled with other strategic initiatives undertaken by IZEA, including the continued enhancement of our technology platform and our continued ability to acquire bloggers, tweeters and other social media publishers, we expect to continue to increase our advertising customer base and revenues on a year-over-year basis.

Cost of Revenues and Gross Profit

Cost of revenues for the year ended December 31, 2010 increased to $1,819,031 from $1,343,159 for the year ended December 31, 2009, an increase of 35.4%.  The increase is primarily attributable to the growth in advertising campaigns requiring the purchase of appropriate levels of sponsorships from publishers. Cost of revenues is comprised primarily of the amounts we pay to social media publishers in IZEA’s online network.  Cost of revenues represented 47.6% of revenues for the year ended December 31, 2010 compared to 47.4% of revenues for the year ended December 31, 2009.

Gross profit for the year ended December 31, 2010 increased to $2,002,507 from $1,491,200 for the year ended December 31, 2009, an increase of 34.3%.  Our gross margin remained steady at  52.4% for the year ended December 31, 2010 compared to 52.6% for the year ended December 31, 2009.

Operating Expenses

Operating expenses consist of general and administrative, sales and marketing and licenses and subscriptions related to technology support.  Total operating expenses for the year ended December 31, 2010 increased to $4,085,647 from $4,016,114 for the year ended December 31, 2009, an increase of 0.2%.  The increase was primarily attributable to headcount expansion from 26 employees at December 31, 2009 to 34 employees at December 31, 2010 which was partially offset by a loss on impairment of intangible asset during 2009.  We expect to hire up to 20 new employees in 2011 to support the growth of our business and the ongoing innovation, development and marketing of our platforms.

General and administrative expenses consist primarily of executive, administrative, operations and product development and support compensation (including non-cash stock based compensation), facilities costs, insurance, depreciation, professional fees, investor relations fees and bad debt expense.  General and administrative expenses for the year ended December 31, 2010 decreased to  $3,318,701 from  $3,383,636 for the year ended December 31, 2009, a decrease of  1.9% .

Sales and Marketing

Sales and marketing expenses consist primarily of compensation  for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the year ended December 31, 2010 increased to $766,946 from $577,529 for the year ended December 31, 2009, an increase of 32.8%.  The increase was primarily attributable to our increased sales-force expansion focusing primarily on  SocialSpark and  SponsoredTweets.

Loss on Impairment

Loss on impairment was $0 for the year ended December 31, 2010 and $99,949 for the year ended December 31, 2009.  The impairment resulted from the discontinued use in January 2009 of certain intellectual property and a software license purchased in February 2007.

Net Loss

Net loss for the year ended December 31, 2010 was $2,157,759 compared to a net loss of $2,653,772 for the year ended December 31, 2009.  The reduction in our net loss was attributable to strong revenue growth, reduced operating expenses which grew at a slower pace than revenue and the loss from impairment of intangible assets during fiscal 2009 which did not reoccur in fiscal 2010.

Liquidity and Capital Resources

Our cash position was $1,095,103 as of  September 30, 2011 as compared to  $1,503,105 as of  December 31, 2010, a decrease of  $408,002.  We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $2,653,772, $2,157,759 and $2,838,597 for the years ended December 31, 2009, December 31, 2010, and the nine months ended  September 30, 2011, respectively and we had an accumulated deficit of $16,990,789 as of September 30, 2011.

Cash used for operating activities was $3,163,169 during the nine months ended September 30, 2011 and was primarily a result of our net loss during the period of $2,838,597.  Cash provided by financing activities was $2,790,916 during the nine months ended September 30, 2011 primarily as a result of net proceeds of $3,057,473 received from the issuance of common and preferred stock and warrants and exchange of promissory notes in a financing arrangement as further discussed below.  Financing activities were reduced by principal payments of $268,156 on our bank note payable and capital leases.

To date, we have financed our operations through internally generated revenue from operations, the sale of our equity and the issuance of notes and loans from shareholders. From May until August 2011, we raised an aggregate of $3,330,000 through the sale of 333 units consisting of either (i) 30,303 shares of our common stock, or (ii) one share of our recently designated Series A Preferred Stock, which is convertible into 30,303 shares of common stock, plus a five-year warrant to purchase 18,182 shares of common stock for $9,091 or $0.50 per linked common share (the “May 2011 Offering”). Of the gross proceeds received, (i) $500,000 was received under a promissory note that was contractually exchangeable into 50 units under the May 2011 Offering, and (ii) $50,000 was received for the purchase of 5 units from our Chief Executive Officer. As a result of the offering, investors who purchased 230 units elected to receive preferred stock and investors who purchased 103 Units elected to receive common stock. Accordingly, we issued (i) 3,121,209 shares of common stock, (ii) 230 shares of Series A Preferred Stock, which are linked by conversion to 6,969,690 shares of common stock, and (iii) 333 Warrant Contracts that are linked by exercise to an aggregate of 6,054,606 shares of common stock.  Direct expenses associated with the offering amounted to $290,127 and included (i) placement agent, legal and other fees for cash of $272,527, and (ii) a warrant to the placement agent to purchase 100,000 shares of common stock under the same terms and conditions as the warrants. Accordingly, net cash proceeds from the May 2011 Offering amounted to $3,057,473.

We entered into registration rights agreements, as amended (the “Registration Rights Agreement”) with the investors in the May 2011 Offering (the "Investors"), pursuant to which we agreed to file a “resale” registration statement with the SEC covering the shares of common stock issuable upon conversion of Series A Preferred Stock and the shares of common stock underlying the Warrants within 12 months after the final closing date of the May 2011 Offering (i.e. August 15, 2012) (the “Filing Date”). We agreed to use our reasonable best efforts to have the registration statement declared effective within 15 months after the final closing date of the May 2011 Offering (i.e. November 15, 2012) (the “Effectiveness Deadline”) and to maintain the effectiveness of the registration statement from the effective date until all securities have been sold or are otherwise able to be sold pursuant to Rule 144 without restriction or limitation.  Pursuant to the Registration Rights Agreement, we are obligated to pay to Investors a fee of 1% per month of the Investors’ investment, payable in cash, for every thirty (30) day period up to a maximum of 6%, (i) following the required Filing Date that the registration statement has not been filed and (ii) following the required Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided we register at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC and provided further that we will not be obligated to pay liquidated damages at any time following the one year anniversary of the Final Closing Date (as defined in the Registration Rights Agreements) of the May 2011 Offering.

On May 24, 2011, we entered into an investor relations agreement with a consulting company to provide investor relations services for two months beginning September 1, 2011 (as amended).  We paid $1,190,000 in cash with proceeds from the May 2011 Offering and issued 500,000 shares of our common stock valued at $165,000 based on $0.33 per common share in August 2011.

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of our existing shareholders for a purchase price of $500,000. Unless earlier converted, exchanged or prepaid, the Note matures on August 2, 2012, subject to extension until February 2, 2013 upon the occurrence of certain circumstances. The Note may be prepaid by us at any time and must be prepaid by us if we receive at least $1,500,000 in net proceeds from the sale of certain of our securities, which would include this offering. The obligations under the Note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of our assets and assets of our subsidiary. The face value of the Note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent private financing. If the Note is not fully paid by maturity and the term of the Note has been extended until February 2, 2013, then the holders may convert the outstanding principal amount of the Note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the Note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. We are further subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Note. Until such time that the Note is no longer outstanding, without the consent of the holders, we are prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

On July 15, 2008, we entered into a $1,000,000 Loan and Security Agreement (“Note Payable”) with Silicon Valley Bank, with an interest rate of 8% per annum, payable monthly.  Interest only was payable through December 31, 2008. At December 31, 2011, the loan was repaid in full.

We have cash balances resulting from operations and short-term financings to fund our operating expenses through May 2012 if we continue our current sales growth and maintain expenses at their current levels. Therefore, we are seeking to raise additional funds that will result in gross proceeds of at least $8 million as a result of this offering. The proceeds from this offering are expected to provide us with funds that would enable us to expand our marketing efforts, make acquisitions, invest in technology and platform engineering, establish strategic partnerships and increase our workforce to support these endeavors and the additional customers and sales that are expected to be generated from these endeavors. Assuming that we raise gross proceeds of $8 million in this offering, we expect our operating expenses which include sales and marketing, product development and general and administrative expenses to increase to approximately $9 million in 2012, an estimated increase of over ____% when compared to 2011 operating expense levels. We further expect to increase our revenue by over 100% and to derive the majority of our revenue for the foreseeable future from our core social media marketing platforms,  SocialSpark , SponsoredTweets and WeReward and related services.

As a result of the foregoing expansion efforts, we expect to continue to incur losses but believe that we will have sufficient capital to fund our operations through December 31, 2012. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue by over 100% and keep operating expenses less than 50% of our revenue levels in order to achieve positive cash flows. If we achieve profitability, we may not be able to sustain it.  Therefore, our future operations may continue to be dependent on our ability to secure additional financing.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The preparation of the accompanying financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in the accompanying financial statements and the accompanying notes.  The preparation of these financial statements requires managements to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances.  Actual results could differ from these estimates.  The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements.

Accounts receivable are customer obligations due under normal trade terms and are typically considered collectible since most customers are bound by contract and are required to fund us for all the costs of an “opportunity”, defined as an order created by an advertiser for a blogger to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, we will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectibility of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. We have not recorded a reserve for doubtful accounts at December 31, 2010 and September 30, 2011.

Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  We estimate the fair value of each stock option as of the date of grant using the Black-Scholes pricing model.  Options vest ratably over four years with one-fourth of options vesting one year from the date of grant and the remaining options  vesting monthly, in equal increments over the remaining three-year period  and generally have ten-year contract lives.  We estimate the fair value of our common stock using recent independent valuations or the value paid in the most recent equity or financing transactions.  We estimate the volatility of our common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. We determine the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. We use the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We estimate forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change. Changes also impact the amount of unamortized compensation expense to be recognized in future periods.

The tables below show the amount of options granted during each quarter of fiscal 2010 and fiscal 2011 and the assumptions used to determine the fair value of those options.

2007 Plan Options Granted

Quarter Ended	Total Options Granted	Weighted Average Fair Value of Common Stock	Weighted Average Expected Term	Weighted Average Volatility	Weighted Average Risk Free Interest Rate	Weighted Average Fair Value of Options Granted
March 31, 2010	1,800	$ 1.10	5 years	55.04%	2.65%	$ 0.55
June 30, 2010	None	--	--	--	--	--
September 30, 2010	None	--	--	--	--	--
December 31, 2010	None	--	--	--	--	--
March 31, 2011	3,748,620	$ 0.03	5 years	54.96%	2.37%	$ 0.01
June 30, 2011	40,000	$ 0.33	5 years	55.08%	1.89%	$ 0.16
September 30, 2011	None	--	--	--	--	--

2011 Plan Options Granted

Quarter Ended	Total Options Granted	Weighted Average Fair Value of Common Stock	Weighted Average Expected Term	Weighted Average Volatility	Weighted Average Risk Free Interest Rate	Weighted Average Fair Value of Options Granted
June 30, 2011	4,042,365	$ 0.33	5 years	55.07%	1.88%	$ 0.16
September 30, 2011	733,000	$ 0.33	5 years	54.90%	1.64%	$ 0.11
December 31, 2011	11,800	$0.33	5 years	54.95%	1.05%	$ 0.06
To February 13, 2012	90,000	$0.33	5 years	54.87%	0.81%	$ 0.09

There were 4,627,631 options outstanding as of February 13, 2012 with a weighted average exercise price of $0.44 per share.  The intrinsic value of these options is [$            ] or [$      ] per share assuming an offering price of [$      ] per share.

We account for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging , which requires additional disclosures about the our objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

We record a beneficial conversion feature (“BCF”) related to the issuance of convertible debt and equity instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized a) for convertible debt as interest expense over the term of the debt, using the effective interest method or b) for preferred stock as dividends at the time the stock first becomes convertible.

Recent Accounting Pronouncements

There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective.  We do not believe any of these accounting pronouncements will be applicable and therefore will not have a material impact on our financial position or operating results.

BUSINESS

Overview

We believe we are a world leader in social media sponsorship, operating multiple marketplaces that include WeReward , SponsoredTweets , SocialSpark, PayPerPost and InPostLinks . WeReward , SponsoredTweets and SocialSpark are our premier platforms that are the focus of our current business and for which we are actively developing new features. PayPerPost and InPostLinks are legacy platforms that we still maintain but for which we have ceased to provide new features. We generate our revenue through the sale of Social Media Sponsorships (SMS) to our customers.   A Social Media Sponsorship is when a company compensates a social media publisher to share sponsored content with their social network.

Our platforms take the concepts of product placement and endorsements commonly found in movies, television and radio and apply them to the social web. We democratize the brand sponsorship process, allowing everyone from college students and stay at home moms to celebrities an opportunity to monetize their content, creativity and influence in social media.

We believe we pioneered the concept of a marketplace for SMS in 2006 and have focused on the scalable monetization of social media ever since. We compensate bloggers, tweeters and mobile promoters (our social media publisher-partners) to share information about companies, products, websites and events within their social media content streams. Advertisers benefit from buzz, traffic, awareness and sales; social media publishers earn cash, points and product samples.

Each platform we operate is designed to facilitate SMS transactions in a way that is natural to its specific media format. Advertisers can utilize a single platform to fill a specific need or combine platforms with each other to execute an integrated social media campaign. All of our platforms can be activated and used with or without the assistance of our account management team.

We streamline the process of completing SMS through our proprietary technology, creating efficiencies and economies of scale for both advertisers and social media publishers. We utilize a common design methodology in each platform, which we have honed over our five years of operation. Each platform provides advertisers with access to a large network of publishers, workflow management, content control, payment processing, performance tracking and legal compliance. This methodology enables us to offer the most monetization opportunities to our publishers through a marketplace that provides an integrated FTC compliance framework, work-flow management, and automated transaction processing.

We do not have any contracts with any social media platform. Currently, access to the social media platforms that we connect with is through publicly available application program interfaces that allow the integration of our platform with the social media platform without the need to separately negotiate and enter into a contract.

We believe the value proposition we offer to both advertisers and social media publishers strengthens our position as a trusted partner and allows us to derive revenue from both customer bases. As more brand advertisers utilize our marketplaces, we thereby increase the breadth and depth of monetization opportunities for publishers, attracting more publishers and further enhancing the value of our service advertisers.

Our core platforms are described below:

	SocialSpark	SponsoredTweets	WeReward
Media Format	Blog Posts	Status Updates	Actions / Check-Ins
Content	Long form text/video content	Short form text content	Short form text & photo content
Best used for	• In-depth reviews • Buzz • Long term traffic generation • E-commerce "Deals"	• Short term traffic generation • Buzz • Awareness	• Driving purchases • Customer data • Short term traffic generation
Payment Model	• Cost per blog post • Cost per purchase	• Cost per tweet • Cost per click	• Cost per action
Targeting	• Blog traffic • Blog category / keywords • Blogger country	• Tweeter followers • Tweeter category / keywords • Tweeter country	• Mobile user current location • Mobile user age / sex
Metrics Gathered	• Impressions / CPM • Clicks / CPC • CTR • Cost per action / sale	• Followers / CPMF • Clicks / CPC • Engagement • Cost per action / sale	• Cost per action / sale • Revenue generated / ROI • Loyalty
Effective Media Lifespan	Years	1-2 Days	1-2 Days (media) Years (data)
Works best for	• Complex products • Distribution of embeds • Evergreen products/brands • E-commerce "Deals"	• Time sensitive product launches • Celebrity engagement • Viral content	• Driving specific actions • Customer data gathering • Building loyalty

We have more than 50,000 registered advertisers in 157 different countries (of which approximately 6,000 advertisers created a social media sponsorship opportunity during 2011) including top brands such as Coca-Cola, at&t, Microsoft, Kraft, HP, LG, Audi, Volvo, Hilton, Walgreens, Hershey and Sony. We have over 600,000 registered social media publishers (of which approximately 80,000 have performed an SMS transaction during 2011) in 179 different countries including high-profile celebrities such as Kim Kardashian, Diddy, Rainn Wilson, Mario Lopez, Tyrese, Michael Ian Black and Bow Wow. Our total number of registered publishers may be higher than the number of our actual individual publishers because some publishers have multiple registrations, other publishers may have died or become incapacitated and others may have registered under fictitious names. Our publishers currently publish sponsored content to blogs, Twitter, Facebook and Foursquare and reach other existing platforms such as Tumblr, LinkedIn, Google and Bing through syndication of that content.

To date, we completed over 2.7 million social media transactions for customers ranging from small local businesses to Fortune 50 organizations.

We derive over 80% of our revenue from advertisers for the use of our network of social media publishers to fulfill an advertiser sponsor requests for a blog post, tweet, click, purchase, or action. We derive the remaining 20% of our revenue from various service fees charged to advertisers and publishers. Service fees to advertisers include fees charged for management of advertising campaigns through our platforms and inactivity fees for dormant accounts. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash out fees if a publisher wishes to be paid sponsorship fees without having met certain minimum balance thresholds and inactivity fees for dormant accounts.

Non-Binding Letter of Intent
On February 3, 2012, we entered into a non-binding letter of intent with respect to the proposed acquisition of all the capital stock of Twelvefold Media, Inc. (“Twelvefold Media”) for shares of our common stock. Twelvefold Media is a privately held company that creates customized digital media packages with proprietary technology utilizing emotive-based targeting at the page level and real-time bidding.

Consummation of the transaction is subject to certain conditions which are outside our control, including the negotiation and execution of a definitive agreement and the combined company having $7 million of net cash on its balance sheet at closing, all or most of which cash is to be raised in this offering. We cannot guarantee that a definitive agreement will be executed on the terms set forth in the letter of intent or otherwise on terms acceptable to the parties, or at all, or that there will be sufficient cash to meet the net cash condition above.  If the parties enter into a definitive agreement, such agreement will be subject to a number of closing conditions, in addition to the net cash condition, such as third party consents and approvals. Thus, even if a definitive agreement is signed, we cannot guarantee that the transaction contemplated by such agreement will ever be completed. Finally, if the transaction contemplated by such agreement is completed, the expected benefits from the transaction and the resulting changes to our business plan may not be fully realized, or may take longer to realize than expected. For more information about possible risks of this transaction, see “Risks Factors – Risks Related to Non-Binding Letter of Intent.”

Industry Background and Trends

Social media advertising was estimated to reach $1.7 billion in 2010 by Emarketer (August 2010), an independent digital intelligence firm, and is projected by Forrester Research (April 2009), an independent research company, to reach $3.1 billion by 2014. Despite the inherently conversational nature of social media, the majority of brand budgets are currently allocated towards display advertising (banner ads and text links) on social sites. While most advertisers understand the value of word of mouth marketing, peer recommendations and product reviews, few understand how to efficiently engage social media users for these purposes. Those who effectively attempt an approach are quickly limited by the amount of effort required to effectively manage and measure a truly integrated campaign.

The SMS space has been limited primarily by the current inefficiencies of the market. The social media publisher and advertiser universe is large and highly fragmented among topic, quality and platform. Despite the size of this market, most advertisers and social media publishers lack an efficient way to identify and engage each other. Instead, we believe brands have been forced to utilize a variety of highly inefficient sources and processes to navigate the complicated landscape of social media sponsorship, often resulting in low returns on their time investment or worse-yet, questionable results.

At the same time, social media publishers that would like to monetize their community are faced with significant challenges in finding quality advertisers who are motivated to sponsor them and making them aware of their blog, twitter or Facebook profile. In addition, smaller publishers simply lack the individual influence and audience needed to warrant the processing of a micro-transaction. In many cases it costs an advertiser more money to cut a check to a small publisher than the value of the sponsorship payment itself.

Further complicating the SMS process for both parties are FTC regulations around social media endorsements, IRS tax reporting generally applicable to anyone receiving income for services, and the associated campaign tracking required to provide compliance. While many advertisers would prefer to be “part of the conversation,” based on our experience, we believe the complexity and cost of individual social media sponsorship often deters them from doing so.

We believe that the current state of SMS represents a significant corporate opportunity for us. We address these common problems with targeted, scalable marketplaces that aggregate social media publishers and advertisers. We offer an efficient, innovative way for publishers and advertisers of all sizes to find each other and complete a sponsorship transaction.

Our Platforms

Below is an overview of our platforms:

•            SocialSpark is our premier blog marketing platform. Through  SocialSpark we provide robust targeting and detailed analytics to advertisers. The site allows advertisers to develop large lists of high-quality blogs based on various criteria, such as relevancy, traffic and demographic data. The platform also enables advertisers to create targeted, large-scale social media campaigns with the click of a button and to observe campaign results in real time.  SocialSpark  is also used by larger brands interested in engaging in conversations with their consumer bases. This platform is an automated, scalable version of other blogger outreach services conducted by public relations agencies such as Porter Novelli, Edelman and Ketchum.

•            SponsoredTweets is an online marketplace that allows consumers to connect directly with advertisers to engage in sponsored conversations through Twitter. Marketers pay for Twitter advertising campaigns on either a cost per tweet (CPT) or cost per click (CPC) basis.  SponsoredTweets allows advertisers to hand pick individual tweeters, including celebrities, to participate in Twitter advertising campaigns. This platform is similar to Adly's celebrity endorsements.

•            WeReward is a social-mobile incentive platform that allows brands to drive purchases, reward loyalty and better understand their customers.  WeReward  promotes businesses, consumer products and mobile applications through our proprietary application, which can be downloaded on iPhone and Android devices. Consumers are currently able to earn  WeReward  points at more than 15 million businesses in the United States.  WeReward  points act as a cash rebate via PayPal to create tangible value for users. This platform is similar to CheckPoints.

•            PayPerPost and  InPostLinks are online marketplaces designed to facilitate search engine optimization efforts and allow advertisers to connect directly with bloggers to develop relevant blog post content and place text link advertising within blog posts. Both systems allow advertisers to compensate bloggers with cash in exchange for content and links back to websites. These platforms are similar to eBay for content generation and text link advertising.

•            IZEAMedia (in Pilot)   allows advertisers to place display advertising next to sponsored blog content.

•            Staree (in Development)   is an online platform designed to help celebrities better monetize multimedia content through SMS.

SocialSpark and SponsoredTweets, our premier social media platforms released in 2008 and 2009, respectively, together represented 26%, 51% and 62 % of our total revenue in the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. Large brand advertisers use a combination of these platforms to fulfill advertising campaigns depending on their advertising goals. WeReward , our mobile incentive platform, was launched at the end of May 2010 and generated $10,853 in revenue in 2010 and $82,186 in revenue (3% of our total revenue) in the nine months ended September 30, 2011.

Our first product launch in 2006, PayPerPost , and complementary product InPostLinks, are legacy platforms. These products together represented 69%, 48%, and 35% of our total revenue in the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. Revenue from these legacy products is expected to decline as a percentage of our total revenue and is not the focus of our business moving forward.

Our Growth Strategy

After five years of development, we believe our core platforms are market-tested and poised for significant revenue growth. Our development efforts have included assembling an industry-experienced senior management team, launching and optimizing our online marketplaces, developing a cross-platform sales force and refining our message to the market.  Key elements of our strategy to accelerate revenue growth and continue product development include:

•            Bolster our sales force and locations . We expect growth of our client development team to be the primary driver of near term revenues. We intend to add additional target-driven sales personnel to more effectively target and service clients throughout the U.S. and the world. Experienced, senior team members are expected to cultivate deep relationships with agencies and brands in our recently opened New York, Los Angeles and Chicago offices as well as smaller satellite locations in key markets. We intend to add inside sales personnel to our Orlando headquarters to service smaller clients over the telephone and Internet. In addition to our expanded presence in the U.S., we intend to open offices in Asia, Latin America and Europe by the end of 2013. Our goal is to employ over 30 target-driven sales personnel by the end of 2013, with an aggregate sales target of $50 million leading into 2014.

•            Develop strategic partnerships . Establishing strategic partnerships with companies that can provide additional growth in our base of publishers and brand advertisers. In August 2011, we announced an exclusive alliance with India's UTV to create new monetization opportunities for the estimated 12 million Twitter users in India. Under the terms of the UTV agreement, UTV and the Company have agreed to collaborate on an exclusive basis to develop a co-branded SponsoredTweets service for India whereby the Company is responsible for operating the co-branded service and UTV is responsible for promoting the co-branded service. The UTV agreement provides that revenue generated from the co-branded service will be shared between the Company and UTV. UTV's Indian celebrities including Lara Dutta, Mahesh Bhupati, Anurag Kashyap, Rohan Bopanna and Neetu Chandra, among others, have already signed up for the co-branded SponsoredTweets service.

•            Continue emphasis on product innovation . Recruiting additional engineering and product development team members to enhance our various marketplaces while developing new technology platforms that complement our mission as a company.

•            Seek complementary acquisitions . Identifying and acquiring companies, technologies and assets add to our portfolio of software services and drive additional near and long-term revenue. In July 2011, we acquired Germany's Magpie Twitter advertising network that included over 12,000 advertisers and 16,000 Twitter publishers in 124 countries.

•            Expand WeReward marketing . Investing in consumer and channel marketing for  WeReward is expect to result in an increase in our user base to meet growing demand for mobile and local campaigns.

Customers

We currently have more than 50,000 registered advertisers across our platforms, of which approximately 6 ,000 advertisers created a social media sponsorship opportunity during 2011 . We typically enter into a master agreement, which incorporates the online terms of service of the specified IZEA website, with each of our advertiser customers. Under the master agreement, the advertiser may submit one or more insertion orders pursuant to which such advertiser provides advertising submissions relating to its website, product or service for posting through the specified IZEA website or service. The master agreement is terminable by us or our customers upon 30 days’ prior written notice or immediately if a material breach has occurred and is not promptly cured. Each party indemnifies the other with regard to various representations made by such party, including the advertiser’s representations that its content does not violate any law, or infringe any intellectual property right of another, is not false or deceptive, or defamatory or libelous, and is free of viruses and other computer programming that could damage any system data or personal information, and that it is not engaging in spamming. Fees under the master agreement are payable within 30 days after the date of our invoice in accordance with the terms agreed to in the applicable insertion order. The master agreement additionally provides for standard service disclaimers and limitations of liability for our benefit, as well as a reciprocal confidentiality provision. We also enter into browsewrap and clickwrap agreements with “self service customers” that agree to the terms of service available on the applicable IZEA website but do not separately enter into a master agreement with us.

We provide services to customers in multiple industry segments, including consumer products, retail/eTail, technology and travel. Our customers are predominantly located in the United States followed by the United Kingdom, Canada, Europe, Russia and 50 other countries. None of our customers accounted for more than 10% of our revenue in the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011.

Our business services advertising and public relations agencies as well as brands and businesses directly. Below are our top customers in each category based on 2011 booked business:

Agencies Representing Brands	Brands Direct
Alcone Marketing Group	Deal Fun
m80	Dollar General Store
MindShare	H.J. Heinz Co
Rivet	Meridian Auto Parts
Rosetta Marketing Group	Microsoft
Starcom Worldwide SMG	Pier 1
The Food Group	Sunbelt Software
The Stockwire Group	Symantec
VML	The Neilsen Company
Ziptech Media	Tivo

In many cases, social media marketing dollars flow through the advertising or public relations agency, even when we are have a direct relationship with the brand. In addition to the agencies listed above, we have done business with these agencies in 2011:

•
1080 Communications, Acquirgy, Bernstein-Rein, Bolin Marketing & Advertising, Chemistry Group, Cole & Weber United, Digitaria, Digitas, Edleman, Engauge Digital, Euro RSCG Edge, EVOK Advertising, FKM, FRWD, Garden City Group Communications, Geary Interactive, Geile Leon Marketing Communications, GMLV, Golin Harris, Ignited LLC, Jacobson Rost, JB Chicago, MindSmack, Momentum, Moroch Partners, Moxie Interactive, Neo@Ogilvy, Night Agency, PBM , PHD, Reputation Managers. Rhino Marketing Inc, Run Communications, Inc., SEOinc, Sitelab, The Mcmilker Group, Triad Retail Media, Vision Creative Group, Inc., Watauga Group, Web.com Search Agency, Wyse Advertising, Zimmerman and others.

Sales and Marketing

We primarily sell social media sponsorships through our self-service platforms, directly through our sales team and, to a lesser extent, by utilizing distribution relationships such as resellers, affiliates and white label partners. We target local, national and global brands and advertising agencies in the following ways:

•            Self-Service Platforms.  Each of our platforms has been developed as a self-service platform to enable advertisers and agencies of all sizes to independently access the IZEA network of social media publishers and implement their own social media sponsorships. Self-service customers extend our global reach.

•            Client Development Team.  We have developed a Client Development organization of team members who are each assigned a geographic region or specific brands, primarily within the United States. This team is responsible for identifying and managing sales opportunities in their respective target areas.

•            Resellers and Distribution Partners.  We have developed a group of independent resellers and distribution partners which are responsible for selling one or more of our platforms under an independent contractor relationship. We maintain two types of reseller relationships -local resellers and distribution partners. Local resellers focus their efforts on distributing our  WeReward platform to small businesses in local communities throughout the United States. Our distribution partners are complementary relationships that may involve cross-selling activities.

•            Affiliates.  Three of our platforms,  SocialSpark ,  SponsoredTweets and  WeReward  contain self-service affiliate programs designed to compensate social media publishers for referring other publishers to join these platforms. In these programs, we incur the cost to pay a referral fee to the referrer equal to 10% of the referee’s earnings for a two year period. To date, this has proven to be an efficient method of attracting new social media publishers into our publisher network.

•            White Label Partners.  The SocialSpark  and  SponsoredTweets platforms have also been developed to support white label partners. These partners can operate their own branded or co-branded version of either of these platforms, enabling them to develop their own sales efforts, implement SMS initiatives and tap into our publisher network on a revenue-sharing basis. Currently, Valassis is operating a white label version of  SponsoredTweets under its Red Plum Tweets brand.

We focus our corporate marketing efforts on increasing brand awareness, communicating each of our platform advantages, generating qualified leads for our sales team and growing our social media publisher network. Our corporate marketing plan is designed to continually elevate awareness of our brand and generate demand for social media sponsorships. We rely on a number of channels in this area, including tradeshows, third party social media platforms (e.g., Facebook and Twitter), IZEA hosted community events, paid search, public relations and our website.

Revenue Model

We derive over 80% of our revenue from advertisers for the use of our network of social media publishers to fulfill an advertiser sponsor requests for a blog post, tweet, click, purchase, or action.

The marketplace model of our platforms generates revenue in a manner similar to other online business transaction “matchmaking” services such as Google AdWords and eBay. Typically, for each dollar a marketer or advertiser spends with us for sponsored services, approximately 50%-80% goes to social media publishers.  Celebrity publishers typically used in our SponsoredTweets marketplace cost more than our average publisher cost of 50% in other marketplaces.

A fulfillment of an advertiser request is considered successful after the requested post, click or action is approved or verified (either by the advertiser, the IZEA platforms automatically or by an IZEA customer service representative, if we are managing the advertiser account) and listed for the requisite period of time, as applicable (i.e., 30 days for a blog and three days for a tweet or other action). Revenue is only recorded upon successful completion of these actions. If the action was not successful, the advertiser’s account would not be charged or invoiced.

We derive the remaining 20% of our revenue from various service fees charged to advertisers and publishers. Service fees to advertisers include fees charged for management of advertising campaigns through our platforms and inactivity fees for dormant accounts. Service fees to publishers include “pro” account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash out fees if a publisher wishes to be paid sponsorship fees without having met certain minimum balance thresholds and inactivity fees for dormant accounts. These service fees have minimal costs associated with them.

We were able to achieve gross margins on all our products of approximately 52% for the year ended December 31, 2010 and 54% for the nine months ended September 30, 2011. We are constantly reviewing methods to further increase margins through technology advancements, rebalancing our revenue mix to focus on newer releases, such as  WeReward , and entering new high-margin social media markets.

Technology

Our solutions span from blogs to status updates to mobile applications. We aggregate social media publishers into online marketplaces creating scale and targeting. We provide the ability to target publishers based on software rules. We provide self-service platforms that service all business types and sizes. Advertisers can choose the model that best fits their marketing objective: cost per post (CPP) for buzz, cost per click (CPC) for traffic, or cost per action (CPA) for sales. Unlike traditional public relations, advertisers only pay for completed posts, clicks or individual actions as determined by the advertiser. We provide trackable results by automatically embedding tracking links and pixels, as well as support, for third-party tracking (such as DART). We also provide dashboards for real-time reporting, providing immediate feedback. We have the ability to seed thousands of conversations overnight, with room to grow.

Product Development

Our product development team is responsible for platform and infrastructure development, application development, user interface and application design, enterprise connectivity, Internet applications and design, quality assurance, documentation and release management. A core strength of our company is our knowledge and experience launching and operating scalable social media marketplaces. Our product development expenses were $813,591, $870,030 and $574,809, consisting primarily of salaries paid to development personnel and included in general and administrative expenses, for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively.

Competition

We face competition from multiple companies in the SMS industry. Direct and indirect competitors in the SMS space include Facebook, Glam Media, Federated Media, BlogHer, Ad.ly, Mom Central, Foursquare and Groupon. In addition, there are a number of agencies, public relations firms and niche consultancies that provide social media programs and conduct blogger outreach programs.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high traffic websites and social media sponsorship providers, as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of other media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable and print for a share of advertisers’ total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Proprietary Rights

Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely on copyright, service marks and trade secret laws, confidentiality procedures and contractual provisions.

We do not have patents on any of our technology and we have not filed any patent applications to date because we have determined that the costs of patent prosecution outweigh the benefits given the alternative of reliance upon copyright law to protect our computer code and other proprietary technology and properties. We have registered eight service marks to date, including “IZEA,” “SocialSpark,” "We Reward", "PayPerPost", "InPostLinks", “Blogger’s Choice Awards,” “Get Everyone Talking” and “Postie,” and have applied for several other registrations including "Staree", “Blogroll” and “SponsoredPics,” in the United States and intend to seek to register additional service marks as appropriate.  There can be no assurance that we will be successful in obtaining the service marks for which we have applied. Even if these applications are approved, the marks may be successfully challenged by others or invalidated. If the applications are not approved because third parties own the service marks, the use of the marks will be restricted unless we enter into arrangements with the third parties which may be unavailable on commercially reasonable terms. We also own more than 700 domain names.

We cannot assure you that any of our proprietary rights with respect to our products or services will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions. Our means of protecting our proprietary rights may not be adequate to protect us from the infringement or misappropriation of such rights by others.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and Internet-related industries. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive to defend and could divert management’s attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award of damages and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims. These regulations and laws may involve taxation, tariffs, publisher privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our platforms or may even attempt to completely block access to our platforms. Accordingly, adverse legal or regulatory developments could substantially harm our business.

Many states have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

We and the advertisers and publishers that use our platforms are subject to Federal Trade Commission (“FTC”) and state rules on advertising and marketing on the Internet, including truth-in advertising rules and online advertising disclosures. In 2009, the FTC revised its Guides Concerning the Use of Endorsements and Testimonials in Advertising (the "Guides"). These new Guides significantly extend the scope of potential liability associated with the use of testimonials, endorsements, and new media methods, such as blogging, in advertising. In particular, the Guides provide that in a service that matches up advertisers with bloggers who will promote the advertiser’s products on their personal blogs, the advertiser and blogger are both subject to liability for misleading or unsubstantiated representations made through the blogger’s endorsement and the blogger is also liable if he or she fails to disclose clearly and conspicuously that he or she is being paid for his or her services. The Guides further provide that in order to limit its potential liability, the advertiser should ensure that the advertising service provides guidance and training to its bloggers concerning the need to ensure that statements they make are truthful and substantiated.  If consumers are not advised of the paid relationship between advertiser and publisher with respect to the endorsements that they are relying on or if we do not otherwise comply with the FTC and state rules on advertising and marketing, then we could be subject to penalties that could include monetary damages and an order to cease our operations. In certain cases, we are retained by the advertiser to manage an advertising campaign that is operated through our platforms, increasing our exposure as not only the service provider but also the advertiser. More generally, if there is negative consumer perception and mistrust of the practice of undisclosed compensation to bloggers and publishers to endorse the advertisers' specific products, then this could result in a reduction by advertisers in the use of social media marketing platforms like ours as a means for advertising which could have a material adverse effect on our business and financial results.

As a governing member of a leading ethical word of mouth marketing industry association, Word of Mouth Marketing Association (WOMMA), we are committed to ethical social media sponsorship and have established codes of ethics for our platforms which include one or more of the following:

•	Mandatory Disclosure
We mandate disclosure of the sponsored relationship between the advertiser and publisher. In the case of Sponsored Tweets, SocialSpark and WeReward a sponsorship cannot be published through the applicable platform unless a phrase or paragraph disclosing the sponsored relationship is included. For example, in SponsoredTweets, a publisher is required to select one of a number of disclosure phrases such as “sponsored,” “advertisement,” or “ad” prior to the publication of the tweet. Additionally, each SocialSpark campaign includes a Disclosure Audit tool for advertisers that provides them with a report that monitors posts on an ongoing basis to make sure that posts continue to include disclosure after the initial posts are approved. In the case of PayPerPost and InPostLinks publication is made outside of the platform however, as is the case with SponsoredTweets and Social Spark, failure to disclose the sponsored relationship is an infringement of our terms of service, may result in the withholding of payment for the sponsorship, and may result in the publisher being removed from our network.

•	Freedom of Choice
Publishers are free to choose which sponsorships to publish. Our platforms never auto-inject an advertiser’s message into a publisher’s social media network.

•	Authentic Voice
We encourage honesty of opinion in the selection of sponsorships by a publisher and similarly we encourage advertisers to create opportunities that allow the publisher to write the sponsorship in their own words.

•	Transparency of Identity
Our platforms are designed to be an open, safe place for our participants. We do not cloak the identities of advertisers or publishers. Both parties involved in a potential transaction can see each other’s profiles and make informed decisions before engaging with each other.

•	Pre-Publication Advertiser Review
In the case of Sponsored Tweet and, SocialSpark, advertisers have the ability to review the sponsored content before it is published and to request a change prior to publication in the case of factual inaccuracy.

•	Reporting Violations
We have zero tolerance for violation of our code of ethics and encourage the reporting of violations through a special page on our websites dedicated to reporting violations. If violations are reported, they are investigated by us and in appropriate cases, advertisers or publishers are removed from our network. In addition, we take an active role in reporting spam accounts to Twitter.

To date, we have not been materially impacted by the rules governing social media sponsorship however we cannot predict the impact of future regulations on either us, our advertisers or publishers that use our platforms or attempts to circumvent our mechanisms that are designed to ensure compliance.

In addition, we have created an FTC Survival Guide as well as our website called IZEA University dedicated to educating users with respect to social media sponsorship, and we are currently updating the content with a course on Disclosure and Compliance.

Employees

As of February 13, 2012, we had a total of 37 full-time employees, including 10 in product engineering, 24 in sales and marketing and 3 in administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good. Our future success depends on our continuing ability to attract and retain highly qualified engineers, graphic designers, computer scientists, sales and marketing and senior management personnel.

Property

Our principal executive offices occupy approximately 8,000 square feet in Orlando, Florida under a lease that expires in December 2012. Total rent payments for 2010 at this location were approximately $226,000, were approximately $250,000 in 2011 and are anticipated to be approximately $260,000 in 2012. We believe that our facilities are adequate to meet our needs for the foreseeable future.

We also maintain sales offices in New York City, Chicago and Los Angeles. Total rent payments for 2011 were approximately $32,000 and are expected to be $104,000 in 2012.

Legal Proceedings

We are not a party to any pending or threatened legal proceeding.

MANAGEMENT

The names and ages of our executive officers, directors and key employees, and their positions with us, are as follows:

Name	Age	Position
Edward H. (Ted) Murphy	35	President, Chief Executive Officer and Director
Donna L. Mackenzie	51	Chief Financial Officer, Secretary, Treasurer and Director
Ryan Schram	31	Chief Marketing Officer
Dean Proctor	27	Vice President of Engineering
Jerry Biuso	47	Vice President of Sales

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows :

Edward H. (Ted) Murphy, Founder, President, Chief Executive Officer and Director , founded IZEA in February 2006 as part of MindComet Corp., an interactive advertising agency that he started in 1999 and served as Chief Executive Officer. IZEA was later spun out of MindComet in September 2006. Mr. Murphy is a serial entrepreneur who is recognized as a pioneer in paid blogging and a catalyst behind the social media sponsorship industry. As the Founder, President and Chief Executive Officer, Mr. Murphy leads our company, both with his day-to-day operational leadership and with his strategic vision for the company and its products. His efforts have received recognition from media outlets including The Wall Street Journal, CNBC, Wired, USA Today, Forbes, The New York Times, Business Week, PC World, CNN Money, Fortune, Fortune Small Business and Business 2.0. In addition to media coverage, Mr. Murphy has spoken and keynoted panels at a variety of events including Blog World Expo, Always On, Florida Venture Forum, SMX and Dow Jones Venture One Summit. Mr. Murphy attended Florida State University before starting MindComet and several other earlier Internet-related businesses. Mr. Murphy was appointed as a director based on his extensive SMS industry knowledge and a deep background in social media, mobile technology and e-commerce, as well as significant experience in financing technology growth companies.

Donna L. Mackenzie, Chief Financial Officer, Secretary, Director and Vice President of Operations,  joined us in September 2007, as a senior executive leading our financial, operational and customer service areas. Ms. Mackenzie was previously the Senior Vice President and Chief Financial Officer of Channel Intelligence, Inc. from 2003 to June 2007. Ms. Mackenzie currently serves as the President of the Central Florida Chapter of Financial Executives Institute (FEI), and also serves on the CFO Conference Committee and the Operational Finance and Accounting advisory group of the American Institute of Certified Public Accountants (AICPA) and past service on the AICPA Business and Industry Executive Committee. She is a licensed Certified Public Accountant in the State of Florida. Ms. Mackenzie holds a B.B.A. degree in accounting from the University of Alaska, Anchorage.  Ms. Mackenzie was appointed as a director based on her extensive knowledge of financial, accounting and operational issues highly relevant to our business.  She also brings transactional expertise in mergers and acquisitions, equity offerings and bank financings.

Key Employees

Ryan S. Schram, Chief Marketing Officer, and Board Observer, joined us in September 2011 as a senior executive leading our client development, account management, brand marketing, public relations, and publisher alliance organizations. Prior to joining us, from 2005 to 2011, Mr. Schram served in various leadership roles, most recently as Group Vice President, at ePrize, the industry leader in integrated engagement marketing.  Prior to that Mr. Schram held roles of increasing responsibility at CBS/Westwood One and Clear Channel Interactive.  Mr. Schram holds a B.A. degree in management from the Eli Broad College of Business at Michigan State University.

Dean Proctor, Vice President of Engineering , joined us in July 2011 as an executive leading our software engineering, quality assurance and systems engineering groups. Prior to joining us, from December 2010 to July 2011 Mr. Proctor served as Information Security Officer at Acquia, Inc., which provides commercial support and hosting services for the Drupal Web Content Management System. Between Prior to that from 2006 until 2010, Mr. Proctor served as Director of Information Systems position at interactive marketing agency MindComet Corporation.  Prior to that Mr. Proctor led the network, systems, and support teams for Vortech, Inc. Mr. Proctor holds a B.S. degree in computer science from the University of Central Florida.

Jerry Biuso, Vice President of Sales , joined us in September 2010. Mr. Biuso is a seasoned sales strategist and marketing manager with 25 years of experience driving sales growth and business development for leading U.S. companies.  Before joining us from May 2010 to September 2010, he was a Sales Consultant and Professional Coach serving businesses in the Orlando area.  Prior to that from 2000 to 2010 he worked for Banco Popular as a Regional Manager for Central Florida and was the head of Sales and Marketing Management for their U.S. operations out of Chicago.  Mr. Biuso holds a B.A. degree in economics from St. Lawrence University, and is a Certified Coach, given by the Institute for Professional Empowerment Coaching.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all our directors, officers (including our chief executive officer, chief financial officer and any person performing similar functions) and employees. We have made our Code of Ethics available on our website at www.izea.com.

Corporate Governance

We have established an audit committee, compensation committee and nominating committee however we have not nominated any members to such committees and intend to make such nominations prior to the closing of this offering in compliance with Nasdaq's listing rules. To date, our entire board has performed all of the duties and responsibilities which might be contemplated by a committee.

Audit Committee . The audit committee will be composed of three independent directors , one of whom that meets the requirements of an “Audit Committee Financial Expert.”  The audit committee's duties will be to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles.  The audit committee will review the scope and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.  The audit committee will at all times to be composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. The compensation committee will be composed of at least two independent directors.  The compensation committee will review and approve our compensation policies, including compensation of executive officers.  The compensation committee will also review and administer our stock option plans, and recommend and approve grants of stock options under that plan.

Nominating Committee .  The nominating committee will be composed of at least two independent directors.  The purpose of the nominating committee will be to select, or recommend for our entire board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board.  The nominating committee's duties will also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

We do not currently have specified procedures in place pursuant to which security holders may recommend nominees to the board of directors.

Summary Executive Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer, Chief Financial Officer and Chief Marketing Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward H. Murphy President and Chief Executive Officer	2011	181,875	0	0	37,046	0	0	0	218,921
	2010	160,000	0	0	0	0	0	0	160,000
Donna Mackenzie Chief Financial Officer and Secretary/Treasurer	2011	189,375	0	0	3,771	0	0	0	193,146
	2010	180,000	0	0	0	0	0	0	180,000
Ryan Schram
Chief Marketing Officer (2)	2011	82,621	0	0	61,080	0	0	0	144,301
	2010	0	0	0	0	0	0	0	0
Daniel R. Rua, Executive Chairman (3)	2011	0	0	0	0	0	0	0	0
	2010	30,000	0	0	0	0	0	0	30,000
Daniel Brandt Former Chief Executive Officer (4)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
Anthony Barron, Former Chief Executive Officer and Treasurer (3)	2011	0	0	0	0	0	0	0	0
	2010	1,000	0	0	0	0	0	0	1,000

(1) Represents the aggregate grant date fair value of stock options issued during the year as calculated in accordance with ASL 718. See our Critical Accounting Policies and Use of Estimates under Management’s Discussion and Analysis for additional information, including valuation assumptions used in calculating the fair value of the awards.
(2) Appointed on July 30, 2011.

(3) Appointed in May 2008 and resigned from all positions on April 23, 2010.
(4) Appointed on April 23, 2010 and resigned from all positions on May 12, 2011.

Outstanding Equity Awards at Fiscal Year End

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each named executive officer as of December 31, 2011 pursuant to the incentive stock plan of IZEA, Inc.:

Name	Number of Securities Underlying Unexercised Options: (#) Exercisable (3)	Number of Securities Underlying Unexercised Options: (#) Unexercisable (3)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)

Edward Murphy (1)	1,5757,574	931,091	$0.50	5/12/2016	--

Donna Mackenzie (2)	200,229	94,771	$0.50	5/12/2016	--

Ryan Schram (3)	--	500,000	$0.50	7/1/2016	--
_______________
(1)
Options to acquire 1,795 shares of common stock were originally issued under IZEA, Inc’s 2007 Equity Incentive Plan and vest equally over 4 years from the grant date of April 3, 2008. In connection with the share exchange, such options were cancelled and subsequently issued by us pursuant to our 2011 Equity Incentive Plan resulting in the issuance of options to acquire 1,795 shares of common stock at an exercise price of $0.50 per share expiring May 12, 2016. On May 12, 2011, Mr. Murphy was issued additional options to acquire 2,504,870 shares of common stock at an exercise price of $0.50 per share expiring May 12, 2016. The option vests as to 1,208,599 shares upon issuance and approximately 52,185 shares per month thereafter.

(2)
Options to acquire 40,000 shares of common stock were originally issued under IZEA, Inc.’s 2007 Equity Incentive Plan and vest equally over 4 years from the grant date of September 16, 2007. In connection with the share exchange, such options were cancelled and subsequently issued by us pursuant to our 2011 Equity Incentive Plan resulting in the issuance of options to acquire 40,000 shares of common stock at an exercise price of $0.50 expiring May 12, 2016. On May 12, 2011, Ms. Mackenzie was issued additional options to acquire 255,000 shares of common stock at an exercise price of $0.50 per share expiring May 12, 2016. The option vests as to 123,038 shares upon issuance and approximately 5,313 shares per month thereafter.

(3)
On July 1, 2011, Mr. Schram was issued a five-year option to purchase 500,000 shares of common stock at an exercise price of $0.50 per share, which will vest as to 125,000 on July 1, 2012 and the remaining balance in equal monthly installments over a period of three years beginning one year from the date of issuance.

Employment Agreements

On May 14, 2011, we entered into an employment agreement with Edward Murphy pursuant to which Mr. Murphy will serve as our President and Chief Executive Officer, and with Donna Mackenzie pursuant to which Ms. Mackenzie will serve as our Chief Financial Officer.

Pursuant to the employment agreement with Mr. Murphy, Mr. Murphy will serve as our President and Chief Executive Officer until December 31, 2014 in consideration for an annual salary of $195,000 and, at the discretion of our board, a cash bonus in an amount to be determined by the board of up to 50% of his annual base salary and an options bonus of up to 200% of his annual base salary, based on Mr. Murphy meeting and exceeding mutually agreed upon annual performance goals. The bonus will be issued no later than March 1 of the following year.

Pursuant to the employment agreement with Ms. Mackenzie, Ms. Mackenzie will serve as our Chief Financial Officer until December 31, 2014 in consideration for an annual salary of $195,000 and, at the discretion of our board, a cash bonus in an amount to be determined by the board of up to 50% of her annual base salary and an options bonus of up to 200% of her annual base salary, based on Ms. Mackenzie meeting and exceeding mutually agreed upon annual performance goals. The bonus will be issued no later than March 1 of the following year.

Both employment agreements are subject to early termination for any reason upon written notice to the executive and in the case of death, disability and cause. If terminated, for any reason other than death, disability or cause, the executive will be entitled to a severance of six months current salary and in the case of termination in the case of the executive’s disability, severance of current salary until such time (but no more than 120 days after such disability) that disability insurance plan payments commence. If there is a change of control (as defined in the employment agreements) and the executive’s employment terminates within six months following the change of control for reasons other than for cause, then the executive will be entitled to such amount equal to the executive’s then current compensation and the time remaining between the change of control and the six month anniversary of the change of control subject to reduction by compensation received by the executive from any other permitted employment.

On July 30, 2011, we entered into an employment agreement with Ryan Schram pursuant to which Mr. Schram will serve as our Chief Marketing Officer.  Pursuant to the employment agreement with Mr. Schram, Mr. Schram will serve as our Chief Marketing Officer until December 31, 2014 subject to renewal in consideration for an annual salary of $230,000. Mr. Schram also received a signing bonus of $12,000 and will be eligible for a bonus and override bonus based on meeting certain performance indicators set forth in the employment agreement.

The employment agreement also provides that Mr. Schram may be an observer of our board of directors and that under certain conditions he may either be appointed or nominated to the board of directors.

We also issued Mr. Schram an option to purchase 500,000 shares of common stock at an exercise price of $0.50 per share, which will vest in equal monthly installments over a period of four years beginning one year from the date of issuance, in each case. Mr. Schram will also be eligible for to receive, at the discretion of the board, option grants to purchase up to 500,000 shares of common stock, vesting in equal monthly installments, each year starting December 31, 2012, based on meeting the performance indicators set forth in the employment agreement. If terminated for any reason other than death, disability or cause, of if Mr. Schram resigns for good reason (as defined in the employment agreement), Mr. Schram shall be entitled to a severance of 6 months current salary and bonus and override bonus as in effect on the date of termination. A change of control, under which Mr. Schram fails to retain his title and responsibilities, will be deemed good reason under the employment agreement.

Director Compensation

For the fiscal years ended December 31, 2010 and 2011, we did not compensate our directors for their services.  In the future, we expect to compensate our non-employee directors through stock option grants.

Equity Compensation Plan Information

In February 2007, the board of directors  of our predecessor entity, IZEA, Inc., adopted the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan allowed us to provide options as an incentive for employees and consultants.  On May 11, 2011, the 2007 Plan was amended to increase the number available for issuance under the 2007 Plan from 231,332 shares to 488,983 shares of IZEA, Inc.'s series A common stock. In connection with  our reverse merger on May 12, 2011, all of the outstanding stock options under the 2007 Plan  were cancelled, effectively terminating the 2007 Plan.

We simultaneously issued new options to the same employees under a new 2011 Equity Incentive Plan of IZEA Holdings, Inc. adopted on May 12, 2011 (the  “May 2011 Plan”).   We reserved for issuance an aggregate of 7,100,000 shares of common stock under the May 2011 Plan. The cancellation and replacement of the stock options under the 2007 Plan were accounted for as a modification of the terms of the canceled awards. There was no incremental difference required to be recorded in the financial statements since the fair value of the canceled options exceeded the fair value of the options replaced at the date of cancellation and replacement. As of February 13, 2012, unforfeited options to acquire an aggregate of 4,654,871 shares of common stock have been granted to our directors, officers, consultants, advisors or employees of which 27,240 have been exercised, leaving an aggregate of 2,445,129 shares of common stock available for future grants under our May 2011 Plan.

On August 22, 2011, we adopted the 2011 B Equity Incentive Plan of IZEA Holdings, Inc. (the “August 2011 Plan”) reserving for issuance an aggregate of 3,500,000 shares of common stock under the August 2011 Plan. As of February 13, 2012, no grants have been made under the August 2011 Plan.

Under both the May 2011 Plan and the August 2011 Plan, our board of directors determines the exercise price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive stock options will be equal to or exceed 100% of the fair market value per share of our common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option will be equal to or exceed 110% of fair market value. The exercise price for nonqualified stock options may be less than fair market value of the stock, as determined by our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of February 13, 2012 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o IZEA, Inc., 150 N. Orange Avenue, Suite 412, Orlando, FL 32801.  Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of February 13, 2012 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned Before this Offering (1)(2)	Percentage Beneficially Owned After this Offering(1)(3)
Edward H. Murphy (4)	13,077,346	32.2%
Donna Mackenzie (5)	10,359,945	26.7%
Sandor Capital Master Fund LP (6)	3,522,738	8.4%
Barry Honig (7)	3,896,604	9.6%
Michael Brauser (8)	5,176,322	12.8%
Frost Gamma Investments Trust (9)	2,624,250	6.4%
All executive officers and directors as a group (2 persons)	23,437,291	58.8%
_____________

(1)
We are prohibited from effecting the conversion of the series A preferred stock or exercise of the warrants to the extent that, as a result of the conversion or exercise, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon such conversion or exercise.  The ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares.  In this way, a stockholder could sell more than the ownership limitation while never holding more than this limit. The number of shares and the percentage, as the case may be, in this column does not reflect the ownership limitation.

(2)	Based on 38,648,450 shares of common stock outstanding as of February 13, 2012.

(3)
Percentage ownership calculations for beneficial ownership after this offering are based on shares outstanding after this offering, assuming no exercise of the underwriters’ option to purchase additional shares and no purchase of shares in the offering by any existing stockholders.

(4)
Mr. Murphy is our President and Chief Executive Officer.   Includes (a) exercisable options to purchase 1,784,429 shares of common stock under our 2011 Equity Incentive Plan, (b) 60,606 shares of common stock issuable upon the conversion of 2 shares of series A preferred stock, (c) 36,364 shares of common stock issuable upon exercise of warrants, (d) 90,909 shares of common stock issuable upon the conversion of 3 shares of series A preferred stock owned by MindComet Corp (“MindComet”) over which Mr. Murphy holds voting and dispositive power, and (e) 54,546 shares of common stock issuable upon exercise of warrants owned by MindComet.

(5)
Ms. Mackenzie is our Chief Financial Officer.  Includes options to purchase 221,481 shares of common stock under our 2011 Equity Incentive Plan. Ms. Mackenzie has executed an agreement to sell 7,000,000 shares of our common stock at a purchase price of $0.075 per share for purchase by our existing shareholders or their affiliates or designees.

(6)
Includes (a) 2,045,452 shares of common stock issuable upon the conversion of 67.5 shares of series A preferred stock, and (b) 1,227,285 shares of common stock issuable upon exercise of warrants. John S. Lemak has the voting and dispositive power over the securities held for the account of the referenced person.

(7)
Includes (a) 1,136,362 shares of common stock issuable upon the conversion of 37.5 shares of series A preferred stock owned by GRQ Consultants Inc. (“GRQ”) and GRQ Consultants Inc., 401K FBO Barry Honig (“GRQ 401K”) over which Mr. Honig holds voting and dispositive power, and (b) 681,825 shares of common stock issuable upon exercise of warrants owned by GRQ and GRQ 401K.

(8)
Includes (a) 1,136,362 shares of common stock issuable upon the conversion of 37.5 shares of  series A preferred stock owned by Michael and Betsy Brauser TBE, (b) 681,825 shares of common stock issuable upon exercise of warrants owned by Michael and Betsy Brauser TBE.

(9)
Includes (a) 1,515,150 shares of common stock issuable upon the conversion of 50 shares of series A preferred stock, and (b) 909,100 shares of common stock issuable upon exercise of warrants. Phillip Frost has the voting and dispositive power over the securities held for the account of the referenced person.

CERTAIN TRANSACTIONS

Except as described below, during the past three years, there have been no transactions, whether directly or indirectly, between us and any of their respective officers, directors, beneficial owners of more than 5% of our outstanding common stock or their family members, that exceeded $120,000.

In 2006, we entered into a General Services Agreement (“GSA”) with an entity owning 100% of IZEA’s then outstanding Series B common stock. The GSA consisted of the purchase of certain marketing deliverables and equipment, as well as marketing consulting services. Cash paid to this related party during the nine months ended September 30, 2010 and 2011 was $15,545 and $8,757 respectively. Cash paid to this related party during the years ended December 31, 2010 and 2009 was approximately $33,000 and $40,000, respectively. Expenses associated with the GSA were $15,545 and $14,885 for the nine months ended September 30, 2010 and 2011, respectively, and are included in sales and marketing expenses in the accompanying statements of operations. Expenses associated with the GSA were approximately $36,000 and $33,000 for the years ended December 31, 2010 and 2009, respectively, and are included in sales and marketing expenses in the accompanying statements of operations. The contract is on a month-to-month basis until terminated by either party.

The amount due to this related party was $3,358 and $6,128 at December 31, 2010 and September 30, 2011, respectively. The amount due to this related party was $3,358 and $5,793 at December 31, 2010 and 2009, respectively.

On March 22, 2010, we issued Daniel Brandt 1,000,000 shares of common stock in consideration for founder services provided.  On March 22, 2010, we issued Mr. Brandt an additional 1,000,000 shares of common stock in connection with a stock purchase agreement and share exchange with Rapid Title Loans, Inc.  On April 23, 2010, Mr. Brandt sold his 2,000,000 shares of common stock to Anthony Barron in consideration for $1,500.

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of our existing shareholders for a purchase price of $500,000. Unless earlier converted, exchanged or prepaid, the Note matures on August 2, 2012, subject to extension until February 2, 2013 upon the occurrence of certain circumstances. The Note may be prepaid by us at any time and must be prepaid by us if we receive at least $1,500,000 in net proceeds from the sale of certain of our securities, which would include this offering. The obligations under the Note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of our assets and assets of our subsidiary. The face value of the Note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent private financing. If the Note is not fully paid by maturity and the term of the Note has been extended until February 2, 2013, then the holders may convert the outstanding principal amount of the Note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the Note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. We are further subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Note. Until such time that the Note is no longer outstanding, without the consent of the holders, we are prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

As part of the May 2011 Offering, we sold an aggregate of $50,000 worth of units to our Chief Executive Officer and an entity under the control of the Chief Executive Officer, at the same terms as the other issuances.

Director Independence

We currently have two directors serving on our board of directors, Mr. Murphy and Ms. Mackenzie.  We are not currently listed issuer and, as such, are not subject to any director independence standards.  Using the definition of independence set forth in the Nasdaq Marketplace Rules, neither Mr. Murphy nor Ms. Mackenzie would be considered an independent director of the Company.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have 510,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 500,000,000 shares are common stock and 10,000,000 shares are “blank-check” preferred stock.

Capital Stock Issued and Outstanding

We have issued and outstanding securities as of February 13, 2012:

•	230 shares of series A preferred stock convertible into an aggregate of 6,969,688 shares of common stock;

•	warrants to purchase an aggregate of 6,167,930 shares of common stock;

•	stock options to purchase an aggregate 4,627,631 shares of common stock;

•
718,954 shares of common stock that may become issuable upon the conversion of a senior secured promissory note in the principal amount of $550,000, assuming a conversion price of $0.765 per share. The face value of the note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent private financing.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, meaning that shareholders may not give more than one vote per share to any single nominee for election to our board of directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.

We are authorized to issue up to 240 shares of series A preferred stock.

Each share of series A preferred stock has a stated value of $0.0001 per share and upon liquidation, dissolution or winding up of our business, each holder of series A preferred stock is entitled to receive for each share of series A preferred stock an amount equal to the stated value prior to the holders of common stock and any other class or series of capital stock whose terms provide that series A preferred stock should receive preferential payment.

Each share of our series A preferred stock is convertible at the option of the holder into 3,031 shares of our common stock  (subject to adjustment for stock splits, combinations and other similar events).  We are prohibited from effecting the conversion of the series A preferred stock to the extent that, as a result of the conversion, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the series A preferred stock.

Holders of series A preferred stock are entitled to vote their shares on an as-converted to common stock basis, and shall vote together with the holders of the common stock, and not as a separate class.  Holders of series A preferred stock shall also have any voting rights to which they are entitled by law.

Senior Secured Promissory Note

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of our existing shareholders for a purchase price of $500,000. Unless earlier converted, exchanged or prepaid, the Note matures on August 2, 2012, subject to extension until February 2, 2013 upon the occurrence of certain circumstances. The Note may be prepaid by us at any time and must be prepaid by us if we receive at least $1,500,000 in net proceeds from the sale of certain of our securities, which would include this offering. The obligations under the Note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of our assets and assets of our subsidiary. The face value of the Note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent private financing. If the Note is not fully paid by maturity and the term of the Note has been extended until February 2, 2013, then the holders may convert the outstanding principal amount of the Note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the Note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. We are further subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Note. Until such time that the Note is no longer outstanding, without the consent of the holders, we are prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

Registration Rights

We entered into registration rights agreements, as amended (the “Registration Rights Agreements”) with the investors in the May 2011 Offering, pursuant to which we agreed to file a “resale” registration statement with the SEC covering the Shares, the shares of Common Stock issuable upon the conversion of Series A Preferred Stock and shares of Common Stock underlying the Warrants within 12 months of the final closing date of the May 2011 Offering (i.e. August 15, 2012) (the “Filing Date”).  We agreed to use our reasonable best efforts to have the registration statement declared effective within 15 months of the final closing date of the May 2011 Offering (i.e. November 15, 2012) (the “Effectiveness Deadline”) and to maintain the effectiveness of the registration statement from the effective date until all securities have been sold or are otherwise able to be sold pursuant to Rule 144 without restriction or limitation.

Pursuant to the Registration Rights Agreements, we are obligated to pay to the investors in the May 2011 Offering a fee of 1% per month of the investors’ investment, payable in cash, for every 30 day period up to a maximum of 6%, (i) following the Filing Date that the registration statement has not been filed and (ii) following the Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided we register at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC and provided further that we shall not be obligated to pay liquidated damages at any time following the one year anniversary of the final closing date (i.e. August 15, 2012).

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, St. Petersburg, Florida.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  As such, the combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, there will be approximately            shares of common stock issued and outstanding. Of these shares, we believe that approximately                  would be freely transferable immediately. Our executive officers and directors beneficially own           shares, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. An additional                 shares are “restricted securities,” as that term is defined in Rule 144, and are eligible for sale under the provisions of Rule 144.

Series A preferred stock convertible into an aggregate of 6,969,690 shares of common stock were outstanding as of February 13, 2012.  Warrants to purchase an aggregate of 6,167,930 shares of common stock were outstanding as of February 13, 2012.  Stock options to purchase an aggregate of 4,627,631 shares of common stock were outstanding under our 2011 Stock Incentive Plan as of February 13, 2012. 718,954 shares of common stock that may become issuable upon the conversion of a senior secured promissory note in the principal amount of $550,000, assuming a conversion price of $0.765 per share.

 In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one-year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

 Holders of                    shares of our common stock, on an as-converted basis, and holders of options and warrants exercisable for an aggregate of                 shares of our common stock are subject to lock-up agreements under which they have agreed, subject to certain exceptions, not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 90 days after the date of this prospectus other than sales of shares of common stock in this offering.

 For a description of the lock-up agreements with the underwriters that restrict us, our directors, our executive officers and certain of our other stockholders, see "Underwriting.”

 For a description of registration rights with respect to our common stock, see "Description of capital stock-Registration rights."

 Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants or conversion of convertible debentures could materially adversely affect the market price of our common stock.

 UNDERWRITING

 Subject to the terms and conditions of an underwriting agreement, dated                                 , 2012, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Aegis Capital Corp. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus.  We expect additional underwriters to be named in an amendment to this registration statement

Name	Number of Shares
Aegis Capital Corp.
__________
Total

 Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares of common stock offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these shares.  The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets.  The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement.  Furthermore, pursuant to the underwriting agreement, the underwriters' obligations are subject to the authorization and the validity of the shares and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions of our counsel.

 Pricing of Securities

 The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $        per share.  The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $         per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters.  These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors.  No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

 The public offering price for the shares was determined by negotiation between us and the representative. The principal factors considered in determining the public offering price of the shares included the demand for our common stock, as well as the market price of such shares, the level of trading volume in our common stock, the general market for social media companies and market conditions in general.

 We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market after this offering or that an active trading market for our shares will develop and continue after this offering.

 Commissions and Discounts

 The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, at the public offering price of $           per share.  The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Non-accountable expense allowance (2)	$	$	$
Accountable expenses (3)
Proceeds, before expenses, to us (4)	$	$	$
 __________
(1)	Underwriting discount is $ per share (7% of the price of the shares sold in this offering).

(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters' over-allotment option.

(3)	The accountable expenses relating to officer and director background checks ($ ), book building software ($20,000) and road show expenses ($20,000).

(4)	We estimate that the total expenses of this offering, excluding the underwriting discount, the non-accountable expense allowance and accountable expenses, are approximately $ .

 Over-allotment Option

 We will grant a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 15% of common stock sold in this offering (additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and commissions, and net proceeds (before expenses) to us will be $       , $       , and $        , respectively.

 Lock-ups

  All of our directors, executive officers and principal stockholders will enter into lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less than 90 days after the date of this prospectus without the prior written consent of Aegis Capital Corp., as representative of the underwriters.  The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period.  When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

 Underwriters’ Warrants

  We have agreed to sell Aegis Capital Corp. for $100 warrants to purchase up to a total of              shares of common stock (5% of the shares sold in this offering). The shares issuable upon exercise of these warrants are identical to those offered by this prospectus.  The warrants are exercisable at $     per share (125% of the price of the shares sold in this offering), commencing on a date which is one year after the effective date of the registration statement and expiring five years after the effective date of the registration statement.  The warrants may also be exercised on a cashless basis.  The warrants and the   shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock -up pursuant to Rule 5110(g)(1) of FINRA. Aegis Capital Corp. (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the date of this prospectus.  Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners.  The warrants grant holders one demand and unlimited “piggy back” registration rights for periods of four and six years, respectively, from the first anniversary of the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrants.  We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.  The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.  However, the warrant exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the warrant exercise price.

 Right of First Refusal

 If at least $10,000,000 in shares of common stock are sold in this offering, then for a period of 12 months after the closing of this offering, the representative shall have a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such 12-month period.

 We may, however, in lieu of granting a right of first refusal, designate the representative as lead underwriter or co-manager of any underwriting group or co-placement agent of any proposed financing, and the representative shall be entitled to receive as its compensation 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent, and 33% of  the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three co-managing or lead underwriters or co-placement agents.

Other Underwriters’ Compensation

In addition to the compensation we have agreed to pay the underwriters in connection with this offering, and as additional compensation to the underwriters, we have agreed to pay the following:

•	all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $3,500 per individual and an aggregate amount of $ ;
•	$20,000 for the cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for this offering; and
•	up to $20,000 of the underwriters’ actual accountable “road show” expenses.

 Other Terms

 In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe .pdf format will be used in connection with this offering.

 The representative has informed us that it does not expect to confirm sales of shares offered by this prospectus to accounts over which it exercises discretionary authority without obtaining the specific approval of the account holder.

Stabilization

 Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities.  As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock.  The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•             Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•             Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•             Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•             Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our shares.  These transactions may occur on the OTC Bulletin Board or on any other trading market.  If any of these transactions are commenced, they may be discontinued without notice at any time.

State Securities Laws

State securities laws require either that a company’s securities be registered for sale or that the securities themselves or the transaction under which they are issued, be exempt from registration. Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, exemptions will generally not be available and this offering must be registered in nearly all states and jurisdictions in which the securities are to be offered or sold. We will apply to register the securities, or will seek to obtain an exemption from registration, only in certain states. In the states that require registration, and in which applications are filed, securities will not be sold to retail customers until such registration is effective. In addition, if we register the shares and warrants in the State of California, sales will only be made to residents of California who have not less than (i) a $150,000 liquid net worth, (a net worth exclusive of home, home furnishings and automobile), plus estimated $70,000 gross income during the current tax year, or (ii) a $250,000 liquid net worth and an investment limitation of not more than 10% of the investor’s liquid net worth.

Institutional investors may purchase securities in the offering pursuant to exemptions provided for sales to such entities under the laws of various states. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase securities in this offering only if you reside in the jurisdictions where there is an effective registration or exemption, and, if required, meet any requisite suitability standards.

Offer Restrictions Outside the United States

 Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

 Indemnification

 The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

 The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement.  Reference is made to a copy of the underwriting agreement, which is on file as an exhibit to the registration statement or an amendment to the registration statement, of which this prospectus forms a part.

 COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

 Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

 NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

 NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

 NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

 LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. In addition, certain legal matters in connection with this offering will be passed upon for the underwriters by Greenberg Traurig LLP, New York, New York.

 EXPERTS

Our audited financial statements for the years ended December 31, 2010 and 2009 have been included in this prospectus in reliance on the report of Cross, Fernandez & Riley, LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http:// w ww.izea.com/ . You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

FINANCIAL INFORMATION INDEX

 IZEA Holdings, Inc.
 Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(unaudited)
Assets

Current:
Cash and cash equivalents	$1,095,103	$1,503,105
Accounts receivable	883,004	391,114
Prepaid expenses and other current assets	742,672	63,673

Total current assets	2,720,779	1,957,892

Property and equipment, net	164,733	140,918

Other assets:
Intangible assets, net	21,983	3,795
Security deposits	21,038	8,340

Total assets	$2,928,533	$2,110,945

 See accompanying notes to financial statements.

 IZEA Holdings, Inc.
 Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(unaudited)
Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$886,127	$636,864
Accrued payroll	140,251	81,014
Unearned revenue	1,471,852	1,097,466
Current portion of notes payable	112,614	351,568

Total current liabilities	2,610,844	2,166,912

Notes payable, less current portion	31,746	10,569
Deferred rent	—	9,220
Warrant liability	1,011,399	—

Total liabilities	3,653,989	2,186,701

Stockholders’ deficit:
Series A convertible preferred stock; $.0001 par value; 2,958,786 shares authorized; 0 and 762,907 shares issued and outstanding (liquidation preference at December 31, 2010, $1,070,473)	—	76
Series A-1 convertible preferred stock; $.0001 par value; 3,609,326 shares authorized; 0 and 778,307 shares issued and outstanding (liquidation preference at December 31, 2010, $2,221,992)	—	78
Series A-2 convertible preferred stock; $.0001 par value; 13,099,885 shares authorized; 0 and 12,259,334 shares issued and outstanding (liquidation preference at December 31, 2010, $10,674,017)	—	1,226
Series A common stock; $.0001 par value; 24,832,003 shares authorized; 0 and 504,270 shares issued and outstanding	—	50
Series B nonvoting common stock; $.0001 par value; 500,000 shares authorized, 0 and 500,000 issued and outstanding	—	50
Series A convertible preferred stock; $.0001 par value; 240 shares authorized; 230 and 0 shares issued and outstanding	—	—
Common stock, $.0001 par value; 500,000,000 shares authorized; 38,648,450 and 0 issued and outstanding	3,865	—
Additional paid-in capital	16,261,468	14,074,956
Accumulated deficit	(16,990,789)	(14,152,192)

Total stockholders’ deficit	(725,456)	(75,756)

Total liabilities and stockholders’ deficit	$2,928,533	$2,110,945

 See accompanying notes to financial statements.

 IZEA Holdings, Inc.
 Consolidated Statements of Operations
 For the Three and  Nine Months Ended  September 30, 2011 and  2010
 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$1,052,675	$823,030	$2,821,354	$2,249,891
Cost of sales	483,729	442,832	1,306,463	1,192,043

Gross profit	568,946	380,198	1,514,891	1,057,848

Operating expenses:
General and administrative	1,950,248	884,692	3,883,887	2,570,601
Sales and marketing	249,888	180,586	526,112	404,272

Total operating expenses	2,200,136	1,065,278	4,409,999	2,974,873

Loss from operations	(1,631,190)	(685,080)	(2,895,108)	(1,917,025)

Other income (expense):
Interest income (expense), net	(3,964)	(9,058)	(17,060)	(60,654)
Change in fair value of warrant liability	43,780	—	73,571	—
Other income (expense), net	—	—	—	(276)

Total other income (expense)	39,816	(9,058)	56,511	(60,930)

Net loss	$(1,591,374)	$(694,138)	$(2,838,597)	$(1,977,955)

Weighted average common shares outstanding – basic and diluted	38,378,808	645,602	19,748,591	645,602

Loss per common share – basic and diluted	$(0.04)	$(1.08)	$(0.14)	$(3.06)

 See accompanying notes to financial statements.

 IZEA Holdings, Inc.
 Consolidated Statement of Stockholders’ Deficit
 For the  Nine Months Ended  September 30, 2011
 (unaudited)

IZEA, Inc.

	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A Common Stock		Series B Nonvoting Common Stock
	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amt

Balance, December 31, 2010	762,907	$76	778,307	$78	12,259,334	$1,226	504,270	$50	500,000	$50
Exercise of stock options	—	—	—	—	—	—	14,822	—	—	—
Reverse merger and recapitalization	(762,907)	(76)	(778,307)	(78)	(12,259,334)	(1,226)	(519,092)	(50)	(500,000)	(50)

Balance, September 30, 2011	—	—	—	—	—	—	—	—	—	—

IZEA Holdings, Inc.

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amt	Shares	Amt	Capital	Deficit	(Deficit)

Balance, December 31, 2010	—	$—	—	$—	$14,074,956	$(14,152,192)	$(75,756)

Reverse merger and recapitalization	—	—	35,000,000	3,500	(2,020)	—	—
Sale of common and preferred stock and warrants and exchange of promissory note, net of offering costs and beneficial conversion feature	230	—	3,121,210	312	3,057,161	—	3,057,473
Fair value of warrants issued in offering	—	—	—	—	(1,083,210)	—	(1,083,210)
Exercise of stock options	—	—	23,885	2	1,597	—	1,599
Stock-based compensation shares issued in exchange for services	—	—	500,000	50	164,950	—	165,000
Stock-based compensation expense	—	—	—	—	48,035	—	48,035
Net loss	—	—	—	—	—	(2,838,597)	(2,838,597)

Balance, September 30, 2011	230	$—	38,645,095	$3,864	16,261,469	$(16,990,789)	$(725,456)

 See accompanying notes to financial statements.

 IZEA Holdings, Inc.
 Consolidated Statements of Cash Flows
 (unaudited)

Nine Months Ended September 30,	2011	2010

Cash flows from operating activities:
Net loss	$(2,838,597)	$(1,977,955)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	33,187	69,613
Stock-based compensation	130,535	5,192
Loss on disposal of equipment	—	608
Change in fair value of warrant liability	(73,571)	—
Cash provided by (used for):
Accounts receivable	(491,890)	(79,536)
Prepaid expenses and other current assets	(596,499)	(46,833)
Accounts payable	249,263	214,618
Accrued payroll	59,237	26,867
Unearned revenue	374,386	343,417
Deferred rent	(9,220)	—

Net cash used for operating activities	(3,163,169)	(1,444,009)

Cash flows from investing activities:
Purchase of property and equipment	(3,051)	(12,054)
Purchase of intangible asset	(20,000)	—
Security deposits	(12,698)	7,250

Net cash used for investing activities	(35,749)	(4,804)

Cash flows from financing activities:
Proceeds from the issuance of series A2 preferred stock	—	2,655,017
Proceeds from issuance of convertible notes payable	—	600,000
Proceeds from issuance of promissory note	500,000	—
Proceeds from issuance of common and preferred stock and warrants, net	2,557,473	—
Proceeds from exercise of stock options	1,599	918
Payments on notes payable	(268,156)	(250,000)

Net cash provided by financing activities	2,790,916	3,005,935

Net (decrease) increase in cash and cash equivalents	(408,002)	1,557,122
Cash and cash equivalents, beginning of year	1,503,105	515,446

Cash and cash equivalents, end of period	$1,095,103	$2,072,568

Supplemental cash flow information:
Cash paid during year for interest	$18,866	$57,965

Non-cash financing and investing activities:
Acquisition of assets through capital lease	$50,379	$—
Series A2 Preferred Stock issued for conversion of notes payable plus accrued interest	—	1,444,800
Promissory note exchanged in financing arrangement	$500,000	$—
Fair value of warrants issued	$1,084,970	$—
Value of common stock issued for prepaid services	$82,500

 See accompanying notes to financial statements.

IZEA Holdings, Inc.
Notes to Consolidated Financial Statements
(unaudited)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of  September 30, 2011, the consolidated statements of operations for the  three and nine months ended  September 30, 2011 and  2010, the consolidated statement of stockholders' deficit for the  nine months ended  September 30, 2011 and the consolidated statements of cash flows for the  nine months ended  September 30, 2011 and  2010 are unaudited but include all adjustments that are, in the opinion of management, necessary for a fair presentation of our financial position at such dates and our results of operations and cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles (“US GAAP”). The consolidated balance sheet as of  December 31, 2010 has been derived from the audited consolidated financial statements at that date and included in our Form 8-K dated May 12, 2011. Operating results for the  nine months ended  September 30, 2011 are not necessarily indicative of results that may be expected for the entire fiscal year. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included herein.

Nature of Business and Reverse Merger and Recapitalization

IZEA, Inc. (“IZEA”) is the leading marketplace for consumer generated advertising, connecting advertisers with social media publishers such as bloggers, tweeters and others in order to develop and distribute compelling content throughout the blogosphere and social networks. Advertisers compensate social media publishers to promote their products, services and websites. IZEA is headquartered in Orlando, Florida, and was incorporated as PayPerPost, Inc. in the State of Florida in February 2006. Effective September 19, 2006, IZEA was reorganized and incorporated in the State of Delaware. Effective November 2, 2007, PayPerPost, Inc. changed its name to IZEA, Inc.

On May 12, 2011, IZEA, Inc. entered into a Share Exchange Agreement (the “Exchange”) with a public shell company, IZEA Holdings, Inc., formerly known as Rapid Holdings, Inc, (“IZEA Holdings”).  IZEA’s shareholders transferred all of their issued and outstanding common and preferred shares of IZEA in exchange for shares of common stock of IZEA Holdings as more fully described in Note 3. Such Exchange caused IZEA to become a wholly-owned subsidiary of IZEA Holdings and IZEA shareholders became the majority shareholders of IZEA Holdings. The Exchange is being accounted for as a reverse-merger and recapitalization and IZEA is considered the accounting acquirer for accounting purposes and IZEA Holdings the acquired company.  The business of IZEA became the business of IZEA Holdings. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Exchange are those of IZEA and are recorded at the historical cost basis of IZEA.

Principles of Consolidation

The consolidated financial statements include the accounts of the IZEA Holdings as of the date of the reverse merger, and its wholly owned subsidiary, IZEA (collectively, the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

Going Concern and Management’s Plans

The Company has incurred significant losses from operations since inception and has an accumulated deficit of $  16,990,789 as of  September 30, 2011.  The Company’s financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s continuation as a going concern is dependent upon attaining profitable operations through achieving revenue growth targets while maintaining current fixed expense levels. However, it will have additional expenses related to now being a public company. As a result of the approximately $3.0 million of net proceeds received from the sale of stock units (see Note 4) , the Company believes it will have sufficient cash to satisfy the Company’s projected working capital and capital expenditure needs, and debt obligations through  September 30, 2012.

However, if cash provided by operations is not sufficient, management plans to obtain additional debt or equity financing.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of the Company's common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that the Company could incur unexpected costs and expenses, fail to collect significant amounts owed to it, or experience unexpected cash requirements that would force the Company to seek alternative financing. Furthermore, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict the Company's ability to grow and may reduce its ability to continue to conduct business operations. There are no assurances that the Company will be successful in meeting its cash flow requirements,.  However, management is confident that, if necessary, there are alternatives available to fund operations and meet cash requirements through  September 30, 2012.

Cash and Cash Equivalents and Concentration

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at  September 30, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company's non-interest bearing cash balances may again exceed federally insured limits. Interest-bearing amounts on deposit in excess of federally insured limits at  September 30, 2011 approximated $767,000.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are customer obligations due under normal trade terms. Uncollectability of accounts receivable is not significant since most customers are bound by contract and are required to fund the Company for all the costs of an “opportunity”, defined as an order created by an advertiser for a publisher to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, the Company will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectability of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. The Company has not recorded a reserve for doubtful accounts at  December 31, 2010 and  September 30, 2011.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. At  September 30, 2011, two customers, each of whom accounted for more than 10% of the Company’s accounts receivable, accounted for 28% of total accounts receivable in aggregate.

Property and Equipment

Depreciation and amortization is computed using the straight-line method and half-year convention over the estimated useful lives of the assets as follows:

Equipment	3 years
Furniture and fixtures	10 years
Software	3 years
Leasehold improvements	3 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense. Depreciation and amortization expense for the three months ended  September 30, 2011 and  2010 was $10,788 and $18,402, respectively.  Depreciation and amortization expense for the  nine months ended  September 30, 2011 and  2010 was $29,615 and $66,767, respectively.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Revenue Recognition

Revenue consists of sponsored revenue (such as revenue per blog post, per tweet, per click, per purchase, or per action) from an advertiser and various service fees for charged to advertisers for management, maintenance and enhancement of their accounts, and to publishers for maintenance and enhancement of their accounts. Sponsored revenue is recognized when advertiser opportunities are posted on the Company’s websites and when related payments are made to the publishers after their content has been listed for the requisite period. Customers may prepay for the Company’s services.  In these cases, the prepayments are recorded as unearned revenue. Service fees are recognized upon completion of the management of an advertiser’s campaign or immediately when the maintenance or enhancement service is performed.  The Company recognizes revenue in accordance with Accounting Standards Codification on Principal Agent Considerations. The Company records its revenue on the gross amount earned since the Company generally is the primary obligor in the arrangement, establishes the pricing and determines the service specifications.

Advertising Costs

Advertising costs are charged to expense as they are incurred, including payments to publishers to promote the Company.  Advertising expense charged to operations for the three months ended  September 30, 2011 and  2010 were approximately $148,000 and $149,000, respectively, and are included in sales and marketing expense in the accompanying Statements of Operations.   Advertising expense charged to operations for the  nine months ended  September 30, 2011 and  2010 were approximately $367,000 and $309,000, respectively, and are included in sales and marketing expense in the accompanying Statements of Operations.

Deferred Rent

The Company’s operating lease for its office facilities contains predetermined fixed increases of the base rental rate during the lease term which is being recognized as rental expense on a straight-line basis over the lease term. The Company records the difference between the amounts charged to operations and amounts payable under the lease as deferred rent in the accompanying balance sheets.

Income Taxes

The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2007 through 2010.

Preferred Stock

The Company accounts for its preferred stock under the provisions of Accounting Standards Codification on Distinguishing Liabilities from Equity , which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. The Company determined that IZEA's preferred stock outstanding prior to May 12, 2011 did not meet the criteria requiring liability classification as its obligation to redeem these instruments was not based on an event certain to occur.  The Series A Preferred Stock of the Company issued in May 2011 does not have a redemption feature.  Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation

The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt and equity instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized a) for convertible debt as interest expense over the term of the debt, using the effective interest method or b) for preferred stock as dividends at the time the stock first becomes convertible.

Fair Value of Financial Instruments

The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuation based on quoted market prices in active markets for identical assets and liabilities.

•	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

•	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of  September 30, 2011. The Company uses the market approach to measure fair value of its Level 1 financial assets, which include cash equivalents of $1,015,990 and $1,163,062 at  September 30, 2011 and  December 31, 2010 , respectively. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The Company does not have any Level 2 financial assets or liabilities. The Company’s Level 3 financial liabilities measured at fair value consisted of the warrant liability as of  September 30, 2011 (see Note 5).

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, other receivables, accounts payable, and accrued expenses. The fair value of the Company’s notes payable approximate their carrying value based upon current rates available to the Company.

Stock-Based Compensation

Stock-based compensation cost related to stock options granted under the 2011 Equity Incentive Plan (the “Plan” – see Note 6) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  The Company estimates the fair value of each option award issued under the Plan on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company used the following assumptions for options granted during the  nine months ended  September 30, 2011 and  2010:

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Expected term	5years	none	5 years	5 years
Average volatility range	-54.79%--54.92%	none	54.79%--55.08%	59.55%
Risk free rate range	0.99%--1.80%	none	0.99%--1.89%	2.65%
Expected dividends	0	0	0	0

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates.  Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.  Current average expected forfeiture rates were 20.34% and 25.21% during the nine months ended  September 30, 2011 and  2010, respectively.  There were no options issued during the three months ended  September 30, 2010.

Non-employee Stock-Based Compensation

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “ Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring , or in Conjunction with Selling Goods or Services,” now ASC 505 and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees,” now ASC 505. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with ASC 718.

Segment Information

The Company does not identify separate operating segments for management reporting purposes.  The results of operations are the basis on which management evaluates operations and makes business decisions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective.  Management does not believe any of these accounting pronouncements will be applicable and therefore will not have a material impact on the Company's financial position or operating results.

NOTE 2.     NOTES PAYABLE

Note Payable – Bank

On July 15, 2008, IZEA entered into a $1,000,000 Loan and Security Agreement (“Note Payable”) with Silicon Valley Bank, with an interest rate of 8% per annum, payable monthly.  Interest only was payable through December 31, 2008.  Repayment of principal is due in thirty-six consecutive equal monthly installments, or approximately $333,333 per year, beginning in January 2009 through December 31, 2011. The Note Payable is secured by all assets of IZEA. The principal balance outstanding on the Note Payable was $83,333 and $333,333 at  September 30, 2011 and  December 31, 2010, respectively.

In conjunction with the issuance of the Note Payable, IZEA also issued initial warrants to purchase 2,216 shares of common stock (as amended in connection with reverse merger transaction – see Note 3), immediately exercisable, at an exercise price of $0.2039 (as adjusted) per share. Per the terms of the Note Payable, IZEA also issued 1,108 (as adjusted) additional warrants, containing similar terms as the initial warrants, for a total of 3,324 (as adjusted) warrants issued under the Note Payable. As the result of the exchange discussed in Note 3, these warrants were assumed by the Company. The fair value associated with the warrants was not recorded since the amount was insignificant to the financial statements. The warrants expire on July 15, 2015 and automatically convert to common stock on this date if the fair market value of the Company’s common stock is greater than the warrant exercise price.

Capital Lease

During 2010 and 2011, IZEA entered into capital leases for equipment which expire in June 2012 and August 2014, respectively. The balance outstanding under the leases included in the current and long-term portion of notes payable on the accompanying balance sheet was $61,027 and $28,804 at  September 30, 2011 and  December 31, 2010, respectively.

NOTE 3.    STOCKHOLDERS' EQUITY

Pre-Reverse Merger Transactions

On September 21, 2006, IZEA issued 762,907 shares of Series A Preferred Stock with a par value of $0.0001 for $3,000,000 less issuance costs of $23,000. Series A Preferred stockholders were entitled to a preferential dividend, which accrued and accumulated on such shares on an annual basis at a rate of $.0236 per share subject to adjustment in accordance with certain anti-dilution provisions. Such dividends accrued from day to day whether or not they have been declared or whether or not there were funds legally available to the Company for payment. At December 31, 2010, dividends of $770,498 had accrued but had not been declared; therefore, no provision for the Series A Preferred Stock dividends was included in these financial statements.

During 2007, IZEA issued a total of 778,307 shares of Series B Preferred Stock with a par value of $0.0001 for $7,025,000, less issuance costs of $72,612. On May 10, 2010, IZEA renamed its Series B Preferred Stock to Series A-1 Preferred Stock. All rights and preferences under the renamed Series A-1 Preferred Stock remained the same.  Series A-1 Preferred stockholders were entitled to a preferential dividend, which accrued and accumulated on such shares on an annual basis at a rate of $.05415 per share subject to adjustment in accordance with certain anti-dilution provisions.  Such dividends accrued whether or not they have been declared or whether or not there were funds legally available to IZEA, Inc. for payment.  At December 31, 2010, dividends of $1,519,493 had accrued but had not been declared; therefore, no provision for Series A-1 Preferred Stock dividends was included in these financial statements.

On May 10, 2010, IZEA’s board of directors declared a ten-for-one (10:1) reverse stock split on the shares of IZEA’s common and preferred stock, increased the number of authorized shares of common and preferred stock, renamed the Series B Preferred Stock to Series A-1 Preferred Stock and created a new Series A-2 Preferred Stock. The preferred stock shares included herein were adjusted for the 10:1 reverse stock split.

On May 10, 2010, IZEA issued a total of 7,537,771 shares of Series A-2 Preferred Stock with a par value of $0.0001 for consideration of $2,713,600 less issuance costs of $54,046. Series A-2 Preferred stockholders are entitled to a preferential dividend, which accrued and accumulated on such shares on an annual basis at a rate of $.80 subject to adjustment in accordance with certain anti-dilution provisions on such shares of Series A-2 Preferred Stock. Such dividends accrued whether or not they have been declared or whether or not there were funds legally available to IZEA for payment.  At December 31, 2010, dividends of $9,807,467 had accrued but had not been declared; therefore, no provision for the Series A-2 Preferred stock dividends was included in these financial statements.

On May 6, 2011, all of the Series A preferred stockholders and certain of the Series A-1 and A-2 preferred stockholders transferred their shares, along with all their rights and preferences, to IZEA, Inc.’s CEO and CFO for an aggregate price of $1 each. The total shares purchased by management of IZEA were 762,907 Series A Preferred Shares, 766,047 Series A-1 Preferred Shares and 12,217,669 Series A-2 Preferred Shares.

In May 2011, prior to the reverse merger transaction discussed below, all remaining outstanding shares of Series A, A-1 and A-2 Preferred Stock were converted into IZEA common stock in contemplation of the exchange of these shares for common shares of IZEA Holdings common stock.

Reverse Merger Transaction

On May 12, 2011, IZEA and its shareholders entered into a Share Exchange Agreement (the “Exchange Agreement”) with IZEA Holdings, Inc., formerly known as Rapid Holdings, Inc., a publicly traded shell company incorporated as a Nevada Corporation on March 22, 2010.  At the closing of the exchange, each share of IZEA’s Series A, A-1 and A-2 preferred stock and Series A and Series B common stock issued and outstanding immediately prior to the closing of the exchange was exchanged for the right to receive shares of common stock of IZEA Holdings. Accordingly, an aggregate of 22,500,000 shares of IZEA Holdings common stock were issued to the IZEA shareholders. Additionally, immediately prior to the exchange, IZEA had outstanding options to purchase an aggregate of 3,712,365 shares of common stock and an outstanding warrant to purchase 3,324 shares of Series A-1 common stock (See Note 2). Upon the closing of the exchange, the Company canceled the options of IZEA and authorized the issuance of the same number of options to these option-holders pursuant to its newly created 2011 Equity Incentive Plan (see Note 6). Furthermore, upon closing of the exchange, the Company assumed the outstanding warrants of IZEA.

Immediately following the closing of the exchange, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, IZEA Holdings transferred all of its pre-exchange assets and liabilities to a wholly-owned subsidiary, RTL Holdings, Inc. (“SplitCo”) and thereafter, pursuant to a stock purchase agreement, transferred all of the outstanding capital stock of SplitCo to a former officer and director of IZEA Holdings, in exchange for the cancellation of shares of the IZEA Holdings common stock he owned. There were 12,500,000 shares of common stock held by persons who acquired such shares in purchases from stockholders of IZEA Holdings prior to the exchange that remained outstanding. Following the closing of the exchange and the cancellation of shares in the Split-Off, there were 35,000,000 shares of common stock issued and outstanding. Approximately 64.29% of such issued and outstanding shares were held by the IZEA shareholders.

Authorization of Convertible Preferred Stock

In May 2011, the Board of Directors designated 240 shares of its Preferred Stock as Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into 30,303 shares of common stock at the option of the preferred holder.

Stock Issued for Services

On May 24, 2011, the Company entered into an investor relations agreement with a consulting company to provide investor relations services for two months beginning September 1, 2011 (as amended). In accordance with the agreement, the Company paid $1,190,000 in cash with proceeds from the May 2011 Offering and issued 500,000 shares of common stock valued at $165,000 based on $0.33 per common share in August 2011.  A total of $677,500 was expensed and included in general and administrative expense in the accompanying Statements of Operations during the three months ended September 30, 2011.  The remaining $677,500 is included in prepaid expenses and other current assets in the accompanying Balance Sheet as of  September 30, 2011.

NOTE 4.    FINANCING ARRANGEMENT

On May 24, 2011, May 26, 2011 and August 15, 2011, the Company entered into Subscription Agreements (the “Agreements”) with certain investors (the “Investors”) whereby it sold an aggregate of 333 units (the “Units”) at a purchase price of $10,000 per Unit (the “May 2011 Offering”) for an aggregate purchase price of $3,330,000. Of the gross proceeds received, (i) $500,000 was received on May 11, 2011 under a promissory note that was contractually exchangeable into 50 Units under the Offering, and (ii) $50,000 was received for the purchase of 5 Units from the Company’s Chief Executive Officer. Each Unit consisted of either (i) 30,303 shares of the Company’s common stock or (ii) one share of the Company’s recently designated Series A Preferred Stock, which is convertible into 30,303 shares of common stock (See Note 3), plus a five-year warrant to purchase 18,182 shares of common stock for $9,091 or $0.50 per linked Common Share (the “Warrants”).

As a result of the May 2011 Offering, Investors who purchased 230 Units elected to receive preferred stock and Investors who purchased 103 Units elected to receive common stock. Accordingly, the Company issued (i) 3,121,210 shares of common stock, (ii) 230 shares of Series A Preferred Stock, which are linked by conversion to 6,969,690 shares of common stock, and (iii) 333 Warrant Contracts that are linked by exercise to an aggregate of 6,054,606 shares of common stock.

Direct expenses associated with the May 2011 Offering amounted to $290,127 and included (i) placement agent, legal and other fees for cash of $272,527, and (ii) a warrant to the placement agent and its affiliates to purchase 100,000 shares of common stock under the same terms and conditions as the Warrants, which had a fair value of $17,600. Accordingly, net cash proceeds from the May 2011 Offering amounted to $3,057,473.

The Company entered into registration rights agreements, as amended (the “Registration Rights Agreement”) with the Investors in the May 2011 Offering, pursuant to which the Company agreed to file a “resale” registration statement with the SEC covering the shares of common stock issuable upon conversion of Series A Preferred Stock and the shares of common stock underlying the Warrants within 12 months after the final closing date of the May 2011 Offering (i.e. August 15, 2012) (the “Filing Date”). The Company agreed to use its reasonable best efforts to have the registration statement declared effective within 15 months after the final closing date of the May 2011 Offering (i.e. November 15, 2012) (the “Effectiveness Deadline”) and to maintain the effectiveness of the registration statement from the effective date until all securities have been sold or are otherwise able to be sold pursuant to Rule 144 without restriction or limitation.

Pursuant to the Registration Rights Agreement, the Company is obligated to pay to Investors a fee of 1% per month of the Investors’ investment, payable in cash, for every thirty (30) day period up to a maximum of 6%, (i) following the required Filing Date that the registration statement has not been filed and (ii) following the required Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that the Company shall not be obligated to pay any such liquidated damages if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided the Company registers at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC and provided further that the Company will not be obligated to pay liquidated damages at any time following the one year anniversary of the Final Closing Date (as defined in the Registration Rights Agreements) of the May 2011 Offering. For a period of 18 months following the Final Closing Date, the Company has agreed not to file any registration statement on Form S-8 with the SEC without the approval of holders of a majority of the Shares sold in the offering.

In applying current accounting standards to the financial instruments issued in the Offering, the Company first considered the classification of the Series A Preferred Stock under ASC 480 Distinguishing Liabilities from Equity, and the Warrants (including the warrants issued to the placement agent) under ASC 815 Derivatives and Hedging . The Series A Preferred Stock is perpetual preferred stock without redemption or dividend provisions, contingent or otherwise. Further, the Series A Preferred Stock is convertible into a fixed number of shares of common stock with adjustments to the conversion price solely associated with equity restructuring events such a stock splits and recapitalization. Generally redemption provisions that provide for the mandatory payment of cash to the Investor to settle the contract or certain provisions that cause the number of linked shares of common stock to vary result in liability classification; and, in some instances, classification outside of stockholders’ equity. There being no such provisions associated with the Series A Preferred Stock, it is classified as a component of stockholders’ equity. The Warrants and the placement agent warrants were also evaluated for purposes of classification. These financial instruments embody two features that are not consistent with the concept of stockholders’ equity. First, the exercise price of $0.50 is subject to adjustment upon the issuance of common stock or common share linked contracts at prices below the contractual exercise prices. This particular provision is in place for the first two years of the contractual term of five years. Second, the financial instruments extend a fair-value (defined as Black-Scholes) cash redemption right to the Investors in the event of certain fundamental transactions, certain of which are not within the control of the Company. This particular provision is a written put and current accounting standards provide that such provisions are not consistent with the concept of stockholders’ equity. As a result, the Warrants and the placement agent warrant require liability classification as derivative warrants. Derivative warrants are carried both initially and subsequently at fair value with changes in fair value reflected in income (see Note 5).

The second classification-related accounting consideration related to the possibility that the conversion option embedded in the Series A Preferred Stock may require classification outside of stockholders’ equity. Generally, an embedded feature in a hybrid financial instrument (such as the Series A Preferred Stock) that both meets the definition of a derivative financial instrument and is not clearly and closely related to the host contract in term of risks would require bifurcation and accounting under derivative standards. The embedded conversion option is a feature that embodies risks of equity. The Company has concluded that the Series A Preferred Stock is a contract that affords solely equity risks. Accordingly, the embedded conversion option is, in fact, clearly and closely related to the host contract and bifurcation is not required.

Another distinction that the Company made in accounting for the Offering was to separate the Units sold to the Company’s Chief Executive Officer from the financing for purposes of determining whether the arrangement constituted any form of compensation. As mentioned in the introductory paragraph above, 5 Units were sold to the Company’s Chief Executive Officer for $50,000. Generally, under ASC 718 Compensation – Stock Compensation the amount that the fair value of financial instruments issued to an employee in excess of amounts contributed by the employee give rise to compensation expense for accounting purposes. As illustrated in the table below, compensation expense of $16,000 arose from this element of the Offering.

The following table summarizes the components of the Offering, their fair values (which are further discussed later) and the allocation that was given effect in the Company's financial statements:

	Financing	Compensation	Direct Expenses	Total
Common stock and common stock equivalents:
Common stock	3,121,210	—	—	3,121,210
Common shares that are linked to other contracts:
Series A Preferred Stock	6,818,175	151,515	—	6,969,690
Warrants	5,963,696	90,910	100,000	6,154,606
	15,903,081	242,425	100,000	16,245,506
Fair value of the financial Instruments:
Common stock (1)	$1,030,000	$—	$—	$1,030,000
Series A Preferred Stock (2)	2,250,000	50,000	—	2,300,000
Warrants (3)	1,049,610	16,000	17,600	1,083,210
	$4,329,610	$66,000	$17,600	$4,413,210
Allocation of the transaction basis for accounting:
Common stock	$(700,397)	$—	$92,522	$(607,875)
Series A Preferred Stock	(825,567)	(34,421)	197,605	(662,383)
Derivative warrants	(1,049,610)	(16,000)	(17,600)	(1,083,210)
Paid-in capital (BCF)(4)	(704,426)	(15,579)		(720,005)
Compensation expense	—	16,000	—	16,000
	$(3,280,000)	$(50,000)	$272,527	$(3,057,473)

Cash consideration (expense)	$2,780,000	$50,000	$(272,527)	$2,557,473
Advances on exchange	500,000	—		500,000
	$3,280,000	$50,000	$(272,527)	$3,057,473

 (1)  The fair value of the Company's common stock was established based upon the price paid by the Investors in the Offering.

 (2)  The fair value of the Company's Series A Preferred Stock was established based upon its Common Stock Equivalent Value (“CSE”). All other features included in the Company's Series A Preferred Stock, such as the liquidation preference did not give rise to significant incremental value above the CSE Value. The Series A Preferred Stock does provide for dividends or redemptions in cash.

 (3)  The derivative warrants were valued using the Binomial Lattice Valuation Technique and gives effect to the incremental value associated with down-round financing anti-dilution protection features. See Note 5 for more information on the Company's derivative warrants and valuation methodologies.

 (4)  A Beneficial Conversion Feature (“BCF”) arises when convertible securities, such as the Series A Preferred Stock, have effective conversion prices that are lower than the fair value of the common stock into which they are convertible. Effective conversion prices are calculated as the allocable proceeds (or basis) over the number of linked common shares.

 The basis in the transactions outlined above, which represent the cash received from the Investors and the fair value of the financial instruments that were subject to compensation consideration, were allocated to the financial instruments following current accounting standards. The basis of the financing was allocated first to derivative financial instruments because those financial instruments are required under ASC 815 to be carried both initially and subsequently at their fair values. To the extent that the fair value of the derivatives exceeded the basis, the Company is required to record a charge to income for the difference. The financial instruments issued under the arrangement that required compensation consideration were recorded at their fair values and the difference between those amounts and the consideration received by the Company was recorded as stock-based compensation expense. The direct expenses are represented by a combination of the cash that the Company paid plus the fair value of the warrants that were issued.

 NOTE 5.   DERIVATIVE FINANCIAL INSTRUMENTS

 Derivative financial instruments are defined as financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into the Financing Arrangement discussed in Note 4 that gave rise to derivative warrants. As required by ASC 815, these financial instruments are required to be carried as derivative liabilities, at fair value, in our financial statements.

  The following table summarizes the Company's derivative activity for the three months ended  September 30, 2011:

	Linked Common Shares	Warrant Liability Amount
Beginning balance, June 30, 2011	6,063,696	$1,037,419

Issuance of derivative warrants:
Financing arrangement in Note 4	90,910	16,000
Other transactions	10,000	1,760
Exercise or expiration	—	—
Change in fair value of warrant liability	—	(43,780)

Ending balance, September 30, 2011	6,164,606	$1,011,399

 The following table summarizes the Company's derivative activity for the  nine months ended  September 30, 2011:

	Linked Common Shares	Warrant Liability Amount
Beginning balance, December 31, 2010	—	$—

Issuance of derivative warrants:
Financing arrangement in Note 4	6,154,606	1,083,210
Other transactions	10,000	1,760
Exercise or expiration	—	—
Change in fair value of warrant liability	—	(73,571)

Ending balance, September 30, 2011	6,164,606	$1,011,399

 Changes in the fair value of derivative financial instruments are required to be recorded in income.

 The derivative warrants were valued using a Binomial Lattice Option Valuation Technique (“Binomial”). Significant inputs into this technique are as follows:

	Inception Dates
	May 24 and 26, 2011	August 15, 2011	September 30, 2011
Fair market value of asset (1)	$0.33	$0.33	$0.33
Exercise price	$0.50	$0.50	$0.50
Term (2)	5.0 Years	5.0 Years	4.6--4.9 Years
Implied expected life derived from Binomial (3)	4.9 Years	4.9 Years	4.5--4.8 Years
Volatility range (4)	64.4%--95.8%	61.9%--94.7%	62.2%--93.6%
Equivalent volatility derived from Binomial (3)	76.9%	75.2%	75.2%
Risk-free rate range (5)	0.11%--1.81%	0.08%--0.99%	0.02%--0.96%
Equivalent risk-free rate derived from Binomial (3)	0.50%	0.33%	0.28%--0.33%

 (1)  The fair market value of the asset was determined using the price paid by the Investors in the Offering. See the paragraph below discussing how the fair market value of the asset varies in Binomial when the contract is subject to down-round financing protection.

 (2)  The term is the contractual remaining term. For purposes of Binomial, the contractual remaining term is allocated to intervals within which exercise may or may not occur.

 (3)  The implied expected life and equivalent amounts are derived from Binomial as the averages associated with all iterations that were performed.

 (4)  The Company does not have a trading market value upon which to base its forward-looking volatility. Accordingly, the Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (1), above.

 (5)  The risk-free rates used in Binomial represent the yields on zero coupon US Government Securities with periods to maturity consistent with the intervals described in (1), above.

 The Warrants and placement agent warrants embody features that result in adjustment to the exercise price when the Company sells common stock or other common stock linked contracts below the $0.50 exercise price. Since anti-dilution risk is present when the trading market price is below or projected to be below the stated exercise price, a random walk Brownian motion technique was used to estimate the future market price and the probability that the stock price would be below the stated exercise price during the implied expected life of the warrant. These values were used to develop assumptions which were used as inputs in the Binomial model used to value the warrants. A stochastic process is a sequence of events or paths generated by probabilistic laws and Brownian motion is a continuous stochastic process that is widely used in financing for modeling random behavior that evolves over time. At each valuation date, the model is run using monthly steps based upon the following inputs: the current trading market price, the implied expected life of the warrants and the estimated volatility over the implied expected life. The simulation returns the mean stock price (New Price) and the probability of the stock price falling below the exercise price (SPP). These values are used as inputs into the Binomial, since it is assumed a market participant would consider changes in the Company’s market price when considering the value to assign to the anti-dilution protection.

 NOTE 6.   STOCK OPTIONS

 In February 2007, IZEA’s Board of Directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan allowed the Company to provide options as an incentive for employees and consultants.  On May 11, 2011, the 2007 Plan was amended to increase the number available for issuance under the 2007 Plan from 2,313,317 to 4,889,829 shares of Series A common stock. In connection with the reverse merger on May 12, 2011, IZEA canceled all of their outstanding stock options under the 2007 Plan effectively canceling the 2007 Plan. The Company simultaneously issued new options to the same employees under a new 2011 Equity Incentive Plan of IZEA Holdings, Inc. adopted on May 12, 2011 (the “May 2011 Plan”). The Company reserved for issuance an aggregate of 7,100,000 shares of common stock under the May 2011 Plan. The cancellation and replacement of the stock options under the 2007 Plan are accounted for as a modification of the terms of the canceled award. There was no incremental difference required to be recorded in the financial statements since the fair value of the canceled options exceeded the fair value of the options replaced at the date of cancellation and replacement.

 On August 22, 2011, the Company adopted the 2011 B Equity Incentive Plan of IZEA Holdings, Inc. (the “August 2011 Plan”) reserving for issuance an aggregate of 3,500,000 shares of common stock under the August 2011 Plan. As of September 30, 2011, no grants have been made under the August 2011 Plan.

 Under both the plans, the Board of Directors determines the price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive stock options shall be equal to 100% of the fair market value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option shall be 110% of fair market value. The exercise price for nonqualified stock options may be less than fair market value of the stock, as determined by the Board of Directors. Unless otherwise determined by the Board of Directors at the time of grant, the right to purchase shares covered by any options under the 2011 Plan shall vest over the requisite service period as follows: one-fourth of options shall vest one year from the date of grant and the remaining options shall vest monthly, in equal increments over the remaining three-year period. The term of the options is up to 10 years.

 A summary of option activity under the 2007 and 2011 Options Plans as of  September 30, 2011 and for the  nine months then ended is presented below:

2007 Plan
Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2010	69,970	$1.10	2.00
Granted	3,788,620	0.03
Exercised	(14,822)	0.03
Forfeited	(50,803)	0.03
Canceled	(3,792,965)	0.05
Outstanding at May 12, 2011 (date Plan was canceled)	—	$—	—

2011 Plan
Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2010	—	$—	—
Granted	4,775,365	0.43	—
Exercised	(23,885)	0.05	—
Canceled	(133,566)	0.08	—
Outstanding at September 30, 2011	4,617,914	$0.44	6.6
Exercisable at September 30, 2011	2,102,500	$0.39	5.8

 During the three months ended  September 30, 2011, there were options exercised into 23,885 shares of our common stock for cash proceeds of $1,194. The intrinsic value of the options exercised during the three months ended  September 30, 2011was $6,688.  There is no aggregate intrinsic value on the exercisable, outstanding options as of  September 30, 2011 since the weighted average exercise price exceeded the fair value on such date.

 The following tables contain summarized information about nonvested 2007 Plan stock options outstanding at May 12, 2011 and nonvested May 2011 and August 2011 Plan stock options outstanding at  September 30, 2011:

2007 Plan
	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	16,851	$0.60
Granted	3,788,620	0.03
Vested	(1,895,797)	0.01
Forfeited	(50,803)	0.03
Canceled	(1,858,871)	0.02
Nonvested at May 12, 2011 ( date plan was canceled)	—	$—

2011 Plan
	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	—	$—
Granted	4,775,365	0.19
Vested	(2,137,700)	0.17
Forfeited	(122,251)	0.29
Nonvested at September 30, 2011	2,515,414	$0.20

 Stock-based compensation expense recognized on awards outstanding during the three and  nine months ended  September 30, 2011 was $32,035. Stock-based compensation expense recognized on awards outstanding during the three and  nine months ended  September 30, 2010 was $5,192. Future compensation related to nonvested awards of $280,948 is expected to be recognized over the remaining individual vesting periods for up to five years.

 NOTE 7.   RELATED PARTY TRANSACTIONS

 During 2006, IZEA entered into a General Services Agreement (“GSA”) with an entity owning 100% of IZEA’s Series B common stock. The GSA consisted of the purchase of certain marketing deliverables and equipment, as well as marketing consulting services. Cash paid to this related party during the  nine months ended  September 30, 2011 and  2010 was approximately and $9,169 and $4,890 respectively. Expenses associated with the GSA were approximately and $20,568 and $8,867 for the  nine months ended  September 30, 2011 and  2010, respectively, and are included in sales and marketing expenses in the accompanying statements of operations. The contract is on a month-to-month basis until terminated by either party.

 The amount due to this related party was $17,526 and $3,358  at  September 30, 2011 and  December 31, 2010, respectively.

 As part of the Company’s exchange, as more fully discussed in Note 4, the Company sold an aggregate of $50,000 worth of Units which were sold to the Company’s Chief Executive Officer and an entity under the control of the Chief Executive Officer.

 NOTE 8.   LOSS PER COMMON SHARE

 Net losses were reported during the  three and nine months ended  September 30, 2011 and  2010.  As such, the Company excluded the impact of its potential common shares related to stock options and warrants of  4,617,914 and  6,167,930, respectively, as of  September 30, 2011 in the computation of dilutive earnings per share for these periods as their effect would be anti-dilutive.  Potential common shares of  6,969,690 upon conversion of preferred stock were also excluded from diluted loss per share as of  September 30, 2011, since they were anti-dilutive.  The Company excluded the impact of its potential common shares related to stock options and warrants of  73,470 and  3,324, respectively, as of  September 30, 2010 in the computation of dilutive earnings per share for these periods as their effect would be anti-dilutive.

NOTE 9.   SUBSEQUENT EVENTS

On November 23, 2011, the Company changed its name from “IZEA Holdings, Inc.” to “IZEA, Inc.” and the Company’s subsidiary changed its name from “IZEA, Inc.” to “IZEA Innovations, Inc.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
IZEA, Inc.

We have audited the accompanying balance sheets of IZEA, Inc. as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IZEA, Inc. at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Cross, Fernandez & Riley, LLP

Orlando, Florida
May 11, 2011

 YEAR ENDED DECEMBER 31, 2010

 FINANCIAL STATEMENTS

 IZEA, Inc.
 Balance Sheets

December 31,	2010	2009
Assets

Current:
Cash and cash equivalents	$1,503,105	$515,446
Accounts receivable	391,114	307,031
Prepaid expenses and other current assets	63,673	24,044

Total current assets	1,957,892	846,521

Property and equipment, net	140,918	177,118

Other assets:
Intangible assets, net	3,795	7,590
Security deposits	8,340	15,590

Total assets	$2,110,945	$1,046,819

 See accompanying notes to financial statements.

 IZEA, Inc.
 Balance Sheets

December 31,	2010	2009
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$636,864	$343,980
Accrued payroll	81,014	101,115
Unearned revenue	1,097,466	1,120,618
Convertible notes payable – related parties	—	798,561
Current portion of notes payable	351,568	333,333
Total current liabilities	2,166,912	2,697,607
Notes payable, less current portion	10,569	333,334
Deferred rent	9,220	46,847
Total liabilities	2,186,701	3,077,788
Stockholders’ deficit:
Series A convertible preferred stock; $.0001 par value; 2,958,786 shares authorized; 762,907 shares issued and outstanding (liquidation preference at December 31, 2010, $1,070,473)	76	76
Series A-1 convertible preferred stock; $.0001 par value; 3,609,326 shares authorized; 778,307 shares issued and outstanding (liquidation preference at December 31, 2010, $2,221,992)	78	78
Series A-2 convertible preferred stock; $.0001 par value; 13,099,885 shares authorized; 12,259,334 shares issued and outstanding (liquidation preference at December 31, 2010, $10,674,017)	1,226	—
Series A common stock; $.0001 par value; 24,832,003 shares authorized; 504,270 and 503,436 shares issued and outstanding	50	50
Series B nonvoting common stock; $.0001 par value; 500,000 shares authorized, issued and outstanding	50	50
Additional paid-in capital	14,074,956	9,963,210
Accumulated deficit	(14,152,192)	(11,994,433)
Total stockholders’ deficit	(75,756)	(2,030,969)
Total liabilities and stockholders’ deficit	$2,110,945	$1,046,819

 See accompanying notes to financial statements.

 IZEA, Inc.
 Statements of Operations

Year ended December 31,	2010	2009

Revenue	$3,821,538	$2,834,359
Cost of sales	1,819,031	1,343,159

Gross profit	2,002,507	1,491,200

Operating expenses:
General and administrative	3,318,701	3,383,636
Sales and marketing	766,946	577,529
Loss on impairment of intangible assets	—	99,949

Total operating expenses	4,085,647	4,061,114

Loss from operations	(2,083,140)	(2,569,914)

Other income (expense):
Interest income (expense), net	(74,511)	(85,779)
Change in fair value of warrant liability	—	—
Other income (expense), net	(108)	1,921

Total other income (expense)	(74,619)	(83,858)

Net loss	$(2,157,759)	$(2,653,772)

Weighted average common shares outstanding – basic and diluted	645,602	645,066

Loss per common share – basic and diluted	$(3.34)	$(4.11)

 See accompanying notes to financial statements.

 IZEA, Inc.
 Statements of Stockholders’ Equity (Deficit)
 Years Ended December 31, 2010 and 2009

	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A Common Stock		Series B Non-Voting Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2008	762,907	$76	778,307	$78	—	$—	503,436	$50	500,000	$50	$9,952,598	$(9,340,661)	$612,191
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	10,612	—	10,612
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,653,772)	(2,653,772)
Balance, December 31, 2009	762,907	76	778,307	78	—	—	503,436	50	500,000	50	9,963,210	(11,994,433)	(2,030,969)
Exercise of stock options	—	—	—	—	—	—	834	—	—	—	918	—	918
Sale of Series A-2 preferred stock, net of costs	—	—	—	—	7,537,771	754	—	—	—	—	2,658,800	—	2,659,554
Conversion of shareholder notes payable into Series A-2 preferred stock	—	—	—	—	4,721,563	472	—	—	—	—	1,444,328	—	1,444,800
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	7,700	—	7,700
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,157,759)	(2,157,759)
Balance, December 31, 2010	762,907	$76	778,307	$78	12,259,334	$1,226	504,270	$50	500,000	$50	$14,074,956	$(14,152,192)	$(75,756)

 See accompanying notes to financial statements.

 IZEA, Inc.
 Statements of Cash Flows

Year ended December 31,	2010	2009
Cash flows from operating activities:
Net loss	$(2,157,759)	$(2,653,772)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	85,106	201,204
Amortization of loan costs	3,795	5,381
Loss on impairment of intangible asset	—	99,949
Loss on disposal of equipment	359	25,728
Stock-based compensation	7,700	10,612
Cash provided by (used for):
Accounts receivable	(84,083)	(134,548)
Prepaid expenses	(39,629)	19,561
Accounts payable	292,884	85,497
Accrued payroll	26,138	120,638
Unearned revenue	(23,152)	365,913
Deferred rent	(37,627)	10,491
Net cash used for operating activities	(1,926,268)	(1,843,346)
Cash flows from investing activities:
Purchase of property and equipment	(11,804)	(4,692)
(Increase) decrease in security deposits	7,250	(1,250)
Net cash used for investing activities	(4,554)	(5,942)
Cash flows from financing activities:
Proceeds from convertible notes payable	600,000	798,561
Net proceeds from issuance of Series A-2 preferred stock	2,659,554	—
Proceeds from common stock issued through option exercise	918	—
Payments on notes payable	(341,991)	(333,333)
Net cash provided by financing activities	2,918,481	465,228
Net increase (decrease) in cash and cash equivalents	987,659	(1,384,060)
Cash and cash equivalents, beginning of year	515,446	1,899,506
Cash and cash equivalents, end of year	$1,503,105	$515,446
Supplemental cash flow information:
Cash paid during year for interest	$42,179	$74,182
Non-cash investing and financing activities:
Series A-2 preferred stock issued for conversion of notes payable and accrued interest	$1,444,800	$—
Equipment acquired through capital lease	$37,461	$—

 See accompanying notes to financial statements.

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

IZEA, Inc. (the “Company”) is the leading marketplace for consumer generated advertising, connecting advertisers with content creators such as bloggers, tweeters and other consumer content creators in order to develop and distribute compelling content throughout the blogosphere and social networks. Advertisers compensate content creators to promote their products, services and websites. The Company is headquartered in Orlando, Florida, and was incorporated as PayPerPost, Inc. in the State of Florida in February 2006. Effective September 19, 2006, the Company was reorganized and incorporated in the State of Delaware. Effective November 2, 2007, the Company changed its name to IZEA, Inc.

Going Concern and Management’s Plans

The Company has incurred significant losses from operations since inception and has an accumulated deficit of $14,152,192 as of December 31, 2010.  The Company’s financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s continuation as a going concern is dependent upon attaining profitable operations through achieving revenue growth targets while maintaining current fixed expense levels. The Company initiated cost reductions during 2010 and plans to maintain these cost improvements through recent headcount and overhead cost reductions. Management is relying on cash provided by operations which they believe will be sufficient to satisfy the Company’s projected working capital, capital expenditure needs and debt obligations through December 31, 2011. However, if cash provided by operations is not sufficient management plans to obtain additional debt or equity financing (see Note 9).

Cash and Cash Equivalents and Concentration

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. Interest-bearing amounts on deposit in excess of federally insured limits at December 31, 2010 approximated $1.2 million.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are customer obligations due under normal trade terms. Uncollectibility of accounts receivable is not significant since most customers are bound by contract and are required to fund the Company for all the costs of an “opportunity”, defined as an order created by an advertiser for a blogger to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, the Company will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectibility of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. The Company has not recorded a reserve for doubtful accounts at December 31, 2010 and 2009.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. At December 31, 2010, four customers, each of who accounted for more than 10% of the Company’s accounts receivable, accounted for 49% of total accounts receivable in aggregate.

Property and Equipment

Depreciation and amortization is computed using the straight-line method and half-year convention over the estimated useful lives of the assets as follows:

Equipment	3 years
Furniture and fixtures	10 years
Software	3 years
Leasehold improvements	3 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense. Depreciation and amortization expense for the years ended December 31, 2010 and 2009 was $85,106 and $201,204, respectively.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

As further discussed in Note 2, the Company recorded an impairment loss of $99,949 in 2009 related to the Zookoda software license.

Revenue Recognition

Revenue consists of  sponsored revenue (such as revenue per blog post, per tweet, per click, per purchase, or per action) and service fees for management, maintenance and enhancement of advertiser accounts, and maintenance and enhancement of publisher accounts. Sponsored revenue is recognized when advertiser opportunities are posted on the Company’s websites and when related payments are made to the publishers after their content has been listed for the requisite period. Customers may prepay for the Company’s services.  In these cases, the prepayments are recorded as unearned revenue. Service fees are recognized upon completion of the management of an advertiser’s campaign or immediately when the maintenance or enhancement service is performed.  The Company recognizes revenue in accordance with Accounting Standards Codification on Principal Agent Considerations. The Company records its revenue on the gross amount earned since the Company generally is the primary obligor in the arrangement, establishes the pricing and determines the service specifications.

Advertising Costs

Advertising costs are charged to expense as they are incurred, including payments to contact creators to promote the Company.  Advertising expense charged to operations for the years ended December 31, 2010 and 2009 was approximately $621,000 and $482,000, respectively, and are included in sales and marketing expense in the accompanying statements of operations.

Deferred Rent

The Company’s operating lease for its office facilities contains predetermined fixed increases of the base rental rate during the lease term which is being recognized as rental expense on a straight-line basis over the lease term (see Note 7). The Company records the difference between the amounts charged to operations and amounts payable under the lease as deferred rent in the accompanying balance sheets.

Income Taxes

The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the statement of financial position. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2007 through 2010.

Preferred Stock

The Company accounts for its preferred stock under the provisions of Accounting Standards Codification on Distinguishing Liabilities from Equity , which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. At December 31, 2010 and 2009, the Company has determined that its preferred stock does not meet the criteria requiring liability classification as its obligation to redeem these instruments is not based on an event certain to occur. Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative  liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation

The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized as interest expense over the term of the convertible debt, using the effective interest method. As of December 31, 2009 and 2010, the beneficial conversion features on the convertible debt and the value of warrants were not recorded since amounts were insignificant to the financial statements..

Fair Value of Financial Instruments

The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuation based on quoted market prices in active markets for identical assets and liabilities.
•	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.
•	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2010. The Company uses the market approach to measure fair value of its Level 1 financial assets, which include cash equivalents of $1,163,062 and $329,608 at December 31, 2010 and 2009, respectively. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The Company does not have any Level 2 or Level 3 financial assets or liabilities.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, other receivables, accounts payable, related party payable and accrued expenses. The fair value of the Company’s notes payable approximate their carrying value based upon current rates available to the Company.

Stock-Based Compensation

Stock-based compensation cost related to stock options granted under the 2007 Equity Incentive Plan (the “Plan” – see Note 5) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  The Company estimates the fair value of each option award issued under the Plan on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company separates the grants into homogeneous groups and analyzes the assumptions for each group. The Company used the following assumptions for options granted during the year:

Years ended December 31,	2010	2009
Expected term (in years)	5.0	5.0
Expected volatility	59.6%	57.4% - 57.8%
Weighted average volatility	59.6%	57.6%
Risk free rate	2.7%	1.6%
Expected dividends	—%	—%

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods. Current expected forfeiture rates ranged from 42.7% to 64.8% during 2010 and 45.3% to 63.0% during 2009. The weighted average expected forfeiture rate during 2010 and 2009 was 48% and 56%, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain items have been reclassified in the 2009 financial statements to conform to the 2010 presentation.

NOTE 2.   INTANGIBLE ASSETS

Zookoda Software License

In February 2007, the Company entered into an Asset Purchase Agreement with Quivalent Pty, Ltd. for certain intellectual property and a software license of Zookoda.com for a purchase price of $99,500. The total purchase price including costs of acquiring the assets was $133,257.  This was accounted for as an asset purchase and the total purchase price was allocated to the software license and was assigned an estimated useful life of seven years.  The total purchase price is amortized over the useful life using a straight-line method. Effective January 1, 2009, the Company discontinued the use of the Zookoda.com assets for an indefinite period and determined the asset was fully impaired. The unamortized cost of the asset at the date of impairment was $99,949 and the impairment charge was recorded as “loss on impairment of intangible asset” on the statement of operations.

Loan Costs

In conjunction with the note payable issued during 2008 (see Note 3), the Company incurred $12,651 in legal costs. These costs were capitalized as loan costs and are being amortized over the term of the debt using the effective interest method. Amortization of loan costs during 2010 and 2009 was $3,795 and $5,381, respectively.  Future amortization expense is $3,795 for 2011.

NOTE 3.  LONG-TERM DEBT

Note Payable

On July 15, 2008, the Company entered into a $1,000,000 Loan and Security Agreement (“Note Payable”) with Silicon Valley Bank, with an interest rate of 8% per annum, payable monthly.  Interest only was payable through December 31, 2008.  Repayment of principal is due in thirty-six consecutive equal monthly installments beginning in January 2009, or approximately $333,333 per year through December 31, 2011. The Note Payable is secured by all assets of the Company. The principal balance outstanding on the note payable was $333,333 and $666,667 at December 31, 2010 and 2009, respectively.

In conjunction with the issuance of the Note Payable, the Company also issued initial warrants to purchase 2,216 shares of Series A-1 (previously Series B) Preferred Stock, immediately exercisable, at an exercise price of $0.2039 (as adjusted for the 10:1 reverse stock split and certain anti-dilution provisions) per share. Per the terms of the Note Payable, the Company also issued 1,108 (as adjusted for the 10:1 reverse stock split) additional warrants, containing similar terms as the initial warrants, for a total of 3,324 (as adjusted for the 10:1 reverse stock split) warrants issued under the Note Payable. The fair value associated with the warrants was not recorded since the amount was insignificant to the financial statements. The warrants expire on July 15, 2015 and automatically convert to Series A-1 Preferred Stock on this date if the fair market value of the Series A-1 Preferred Stock is greater than the warrant exercise price.

Capital Lease

During 2010, the Company entered into a capital lease for equipment which expires in June 2012. The balance outstanding under this lease was $28,804 at December 31, 2010, of which $18,235 is included in current portion of notes payable and $10,569 is included in long-term notes payable on the accompanying balance sheet.

Convertible Notes Payable – Related Parties

On September 23, 2009, February 25, 2010 and April 16, 2010 the Company entered into unsecured convertible promissory notes (“Convertible Notes”) with the Company’s current preferred stockholders to fund operations until alternative financing could be closed.  Proceeds under the Convertible Notes totaled $798,561, $300,000 and $300,000 respectively for a total of $1,398,561. The Convertible Notes were senior to all obligations other than the debt owed to Silicon Valley Bank, and accrued interest at the rate of 8% per annum.  The principal and accrued interest were to automatically convert upon closing of an additional round of funding into shares of Series A-2 preferred stock, with the number of shares equal to the amount being converted divided by 85% of the price per share of the additional funding round.

In May 2010, all of the holders of the Convertible Notes automatically converted their $1,444,800 notes payable (including accrued interest) into 4,721,563 shares of the Company’s newly created Series A-2 Preferred Stock in connection with the sale of Series A-2 Preferred Stock (see Note 4).

NOTE 4.  STOCKHOLDERS' EQUITY

On May 10, 2010, the Company’s board of directors declared a ten-for-one (10:1) reverse stock split on the shares of the Company’s common and preferred stock, increased the number of authorized shares of common and preferred stock, renamed the Series B Preferred Stock to Series A-1 Preferred Stock and created a new Series A-2 Preferred Stock.  All share information included herein has been retroactively restated to reflect the effect of the 10:1 reverse stock split.

Series A Preferred Stock

On September 21, 2006, the Company issued 762,907 (as adjusted for the 10:1 reverse stock split) shares of Series A Preferred Stock with a par value of $0.0001 for $3,000,000 less issuance costs of $23,000. Series A Preferred stockholders are entitled to a preferential dividend, which shall accrue and accumulate on such shares on an annual basis at a rate of $.0236 per share subject to adjustment in accordance with certain anti-dilution provisions. Such dividends will accrue from day to day whether or not they have been declared or whether or not there are funds legally available to the Company for payment. At December 31, 2010 and 2009, dividends of $770,498 and $590,452, respectively, had accrued but had not been declared. Accordingly, no provision for dividends has been included in these financial statements.

Subject to a Liquidation Event, as defined in the Third Amended and Restated Certificate of Incorporation, the holders of the Series A Preferred are entitled to receive an amount per share equal to one times the Series A Preferred original issue price plus all accrued and unpaid dividends through the date of demand. In addition, in the event of liquidation, each stockholder has a preferential right to any assets over the common stockholders. At December 31, 2010, the liquidation preference of Series A Preferred was $1,070,473.

Each share of Series A Preferred is convertible at anytime at the option of the holder into shares of Series A Common Stock at a ratio of one share of Series A Common Stock for each share of Series A Preferred subject to adjustment in accordance with certain antidilution provisions.  The conversion ratio was adjusted to 3.74 shares of Series A Common Stock for one share of Series A Preferred as a result of the issuance of the Series A-2 Preferred Stock.

Series A-1 Preferred Stock (previously Series B Preferred Stock)

During 2007, the Company issued a total of 778,307 (as adjusted for the 10:1 reverse stock split) shares of Series B Preferred Stock with a par value of $0.0001 for $7,025,000, less issuance costs of $72,612. On May 10, 2010, the Company renamed its Series B Preferred Stock to Series A-1 Preferred Stock. All rights and preferences under the renamed Series A-1 Preferred Stock remained the same.  Series A-1 Preferred stockholders are entitled to a preferential dividend, which shall accrue and accumulate on such shares on an annual basis at a rate of $.05415 per share subject to adjustment in accordance with certain anti-dilution provisions.  Such dividends will accrue whether or not they have been declared or whether or not there are funds legally available to the Company for payment.  At December 31, 2010 and 2009, dividends of $1,519,493 and $1,098,039, respectively, had accrued but had not been declared. Accordingly, no provision for dividends has been included in these financial statements.

Subject to a Liquidation Event, as defined in the Third Amended and Restated Certificate of Incorporation, the holders of the Series A-1 Preferred stockholders are entitled to receive an amount per share equal to one times the Series A-1 Preferred original issue price plus all accrued and unpaid dividends through the date of demand. In addition, in the event of liquidation, each stockholder has a preferential right to any assets over the common stockholders.  At December 31, 2010, the Liquidation Preference of Series A-1 Preferred was $2,221,992.

Each share of Series A-1 Preferred is convertible at anytime at the option of the holder into shares of Series A Common Stock at a ratio of one share of Series A Common Stock for each share of Series A-1 Preferred subject to adjustment in accordance with certain antidilution provisions.  The conversion ratio was adjusted to 4.43 shares of Series A Common Stock for one share of Series A-1 Preferred as a result of the issuance of the Series A-2 Preferred Stock.

Series A-2 Preferred Stock

On May 10, 2010, the Company issued a total of 7,537,771 shares of Series A-2 Preferred Stock with a par value of $0.0001 for consideration of $2,713,600 less issuance costs of $54,046. Series A-2 Preferred stockholders are entitled to a preferential dividend, which shall accrue and accumulate on such shares on an annual basis at a rate of $.800 subject to adjustment in accordance with certain anti-dilution provisions on such shares of Series A-2 Preferred Stock. Such dividends will accrue whether or not they have been declared or whether or not there are funds legally available to the Company for payment.  At December 31, 2010 dividends of $6,260,657 had accrued but had not been declared. Accordingly, no provision for dividends has been included in these financial statements.

Subject to a Liquidation Event, as defined in the Amended Certificate, the holders of the Series A-2 Preferred stockholders are entitled to receive an amount per share equal to one times the Series A-2 Preferred original issue price plus all accrued and unpaid dividends through the date of demand. In addition, in the event of liquidation, each stockholder has a preferential right to any assets over the common stockholders.  At December 31, 2010 the Liquidation Preference of Series A-2 Preferred was $10,674,017.

Each share of Series A-2 Preferred is convertible at anytime at the option of the holder into shares of Series A Common Stock at a ratio of one share of Series A Common Stock for each share of Series A-2 Preferred subject to adjustment in accordance with certain anti-dilution provisions.

Mandatory Conversion of Preferred Stock and Series B Common Stock

All outstanding shares of Preferred Stock shall be automatically converted into shares of Series A common stock upon either a) closing of a firm-commitment underwritten public offering of common stock resulting in at least $40,000,000 of net proceeds to the Company and the Company having resulting market capitalization of at least $200,000,000 or b) written consent of the holders of at least 60% of the outstanding shares of Preferred Stock.  At the time 60% of the holders of the Preferred Stock consent to conversion, each outstanding share of Series B common stock shall be automatically converted into one share of Series A common stock.

NOTE 5.  STOCK OPTIONS

In February, 2007, the Company’s Board of Directors adopted the 2007 Equity Incentive Plan (the “Plan”). The Plan allows the Company to provide options as an incentive for employees and consultants.  On May 11, 2011, the Plan was amended to increase the number available for issuance under the Plan from 2,313,317 to 4,889,829 shares of Series A common stock.

The Compensation Committee of the Board of Directors determines the price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive stock options shall be equal to 100% of the fair market value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share shall be 110% of fair market value. The exercise price for nonqualified stock options may be less than fair market value of the stock, as determined by the Compensation Committee of the Board of Directors. Unless otherwise determined by the Compensation Committee of the Board of Directors at the time of grant, the right to purchase shares covered by any options under the Plan shall vest over the requisite service period as follows: one-fourth of options shall vest one year from the date of grant and the remaining options shall vest monthly, in equal increments over the remaining three-year period. The term of the options is up to 10 years.

A summary of option activity under the Plan as of December 31, 2010 and 2009 and changes during the years then ended is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at December 31, 2008	129,923	$1.10	3.6 years
Granted	4,400	1.11
Forfeited	(51,003)	1.10
Outstanding at December 31, 2009	83,320	$1.11	2.8 years
Granted	1,800	1.11
Exercised	(834)	1.11
Forfeited	(14,316)	1.10
Outstanding at December 31, 2010	69,970	$1.11	2.0 years

The following table contains summarized information about nonvested stock options outstanding at December 31, 2010:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2008	83,363	$0.50
Granted	4,400.40
Vested	(26,722)	.60
Forfeited	(22,639)	.60
Nonvested at December 31, 2009	38,402	$0.60
Granted	1,800.60
Vested	(9,035)	.60
Forfeited	(14,316)	.60
Nonvested at December 31, 2010	16,851	$0.60

There were 53,119 options exercisable at December 31, 2010, with a per share weighted-average exercise price of $1.10.

The intrinsic value of options exercised during 2010 was $0.

The total stock-based compensation expense recognized on awards outstanding during the years ended December 31, 2010 and 2009 was $7,700 and $10,612, respectively, and was included in general and administrative expense in the accompanying statements of operations. The total future compensation cost related to nonvested awards is expected to be approximately $4,200, $400 and $100 for the years ending December 31, 2011, 2012 and 2013, respectively.

NOTE 6.  INCOME TAXES

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred tax assets are recorded to reflect deductible temporary differences and operating loss carryforwards while deferred tax liabilities are recorded to reflect taxable temporary differences.

The components of deferred tax assets consist of the following:

December 31,	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$5,419,000	$4,399,000
Depreciation and amortization	63,000	65,000
Deferred rent	3,000	18,000
Accrued expenses	—	3,000
Other	2,000	1,000
Net deferred tax assets	5,487,000	4,486,000
Valuation allowance	(5,487,000)	(4,486,000)
	$—	$—

The utilization of net operating tax loss carry forwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period. The Company has provided a full valuation allowance due to the uncertainty of realizing its deferred tax assets. The valuation allowance increased by $1,002,000 and $991,000 during the years ended December 31, 2010 and 2009, respectively. Federal net operating loss carry forwards at December 31, 2010 were approximately $14,401,000, which expire at various dates ranging from 2026 through 2030. The use of the net operating loss carry forwards may be limited under the provision of Section 382 of the Internal Revenue Code of 1986, as amended.

NOTE 7.  OPERATING LEASES

In July 2007, the Company entered into an agreement to renew its existing office lease and expand its rental premises to include adjoining space. The operating lease began in December 2007 and has an initial term of five years expiring in December 2012. Real estate and property taxes, insurance, utilities and maintenance expenses related to the buildings are obligations of the Company.

During 2009, the lease was further amended resulting in a reduction in required lease payments for the remainder of the lease. In addition, the Company agreed to abandon certain leasehold improvements related to office space under the lease that is no longer being rented. During 2009, the Company recorded a loss on disposal of leasehold improvements of $25,728 representing the net book value at the date of abandonment, which is included in rent expense for the year ended December 31, 2009.

A summary of non-cancelable future minimum operating lease payments under this lease is as follows:

Year ending December 31,

2011	$235,000
2012	244,000

$479,000

Total rent expense for the years ended December 31, 2010 and 2009 was approximately $210,000 and $320,000, respectively.

NOTE 8.  RELATED PARTY TRANSACTIONS

During 2006, the Company entered into a General Services Agreement (“GSA”) with an entity owning 100% of the Company’s Series B common stock. The GSA consisted of the purchase of certain marketing deliverables and equipment, as well as marketing consulting services. Cash paid to this related party during the years ended December 31, 2010 and 2009 was approximately $33,000 and $40,000, respectively. Expenses associated with the GSA were approximately $36,000 and $33,000 for the years ended December 31, 2010 and 2009, respectively, and are included in sales and marketing expenses in the accompanying statements of operations. The contract is on a month-to-month basis until terminated by either party.

The amount due to this related party was $3,358 and $5,793  at December 31, 2010 and 2009, respectively.

NOTE 9.  SUBSEQUENT EVENTS

The Company has evaluated events and transactions occurring subsequent to December 31, 2010 as of May 11, 2011, which is the date the financial statements were available to be issued. Subsequent events occurring after May 11, 2011 have not been evaluated by management. No material events have occurred since December 31, 2010 that require recognition or disclosure in the financial statements, except as follows:

Management Acquisition of Preferred Stock

On May 6, 2011, all of the Series A preferred stockholders and certain of the Series A-1 and A-2 preferred stockholders transferred their shares, along with all their rights and preferences, to the Company’s CEO and CFO for an aggregate price of $1 each. The total shares purchased by management of the Company (exclusive of the Excess Shares discussed below) were 762,907 Series A Preferred Shares, 766,047 Series A-1 Preferred Shares and 12,217,669 Series A-2 Preferred Shares.

Cancellation of Excess Shares of Preferred Stock

In connection with the issuance of Series A-2 Preferred Stock in May 2010 (see Note 4), the Company issued in error and for no consideration 2,088,417 shares of  Series A Preferred Stock and 2,666,928 shares of Series A-1 Preferred Stock (collectively, the “Excess Shares”) to the existing shareholders of  the Series A and A-1 Preferred Stock.   As discussed above, on May 6, 2011, certain of the Series A, A-1 and A-2 Preferred shares were purchased by management of the Company which included these Excess Shares, and on May 11, 2011 the Excess Shares were cancelled. Since these Excess Shares were issued in error and were subsequently cancelled, they are not reflected in the accompanying financial statements.

Proposed Reverse Merger and Issuance of Bridge Debt

On May 6, 2011, the Company entered into a non-binding term sheet with certain unrelated individual investors which provides for the Company to enter into a reverse merger with a public company (“Reverse Merger Transaction”). The investors will provide $500,000 in the form of Notes and provide $3,000,000 of financing in a capital raising transaction through the sale of common stock (“Reverse Merger Financing”).

On May 11, 2011, the Company issued the Notes in the total amount of $500,000 to the individual investors at an annual interest rate of 6%.  The Note holders will be issued a pro rata portion of 1,000,000 shares, based upon $500,000 of Notes purchased, at the closing of the Reverse Merger Transaction.  In the event the Reverse Merger Financing is not completed by May 20, 2011, the 1,000,000 shares will be forfeited to the Company.  The Notes and accrued interest will be exchanged, at the option of the Note holders, for securities issued by the Company in connection with the Reverse Merger Financing and will be due on the earlier to occur of the closing of the Reverse Merger Financing or November 11, 2011.

IZEA Holdings, Inc.

                         Shares

Common Stock

PROSPECTUS

Aegis Capital Corp

, 2012

PART II     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table provides information regarding the various actual and anticipated expenses (other than underwriting fees) payable by us in connection with the issuance and distribution of the securities being registered hereby.  All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount
SEC registration fee	$1,112
Accounting fees and expenses	50,000
Legal fees and expenses	100,000
Transfer agent’s fees and expenses	3,000
Printing and related fees	15,000
Miscellaneous	10,000
Total	$179,112

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Limitation of Liability of Directors

Our Articles of Incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Sales by IZEA, Inc.

On March 22, 2010, we issued Daniel Brandt 1,000,000 shares of common stock in consideration for founder services provided.  On March 22, 2010, we issued Mr. Brandt an additional 1,000,000 shares of common stock in connection with a stock purchase agreement and share exchange with Rapid Title Loans, Inc.  On April 23, 2010, Mr. Brandt sold his 2,000,000 shares of common stock to Anthony Barron in consideration for $1,500.

In May 2010, we completed a Regulation D Rule 506 offering in which we sold 818,000 shares of common stock to 40 investors, at a price per share of $0.05 per share for an aggregate offering price of $40,900.

From May 24, 2011 until August 15, 2011 we conducted a private placement whereby we sold an aggregate of 283 units (the “Units”), at a purchase price of $10,000 per Unit for an aggregate purchase price of $2,830,000. Additionally, on May 24, 2011, holders of the Bridge Notes elected to exchange such Bridge Notes for an aggregate of 50 Units in the private placement, pursuant to the terms therein.  Of the Units sold, 5 were purchased by our Chief Executive Officer and an entity under the control of our Chief Executive Officer. Each Unit consisted of: (i) 30,303 shares of our common stock (the “Shares”) (at the election of any purchaser who would, as a result of purchase of Units, become a beneficial owner of five (5%) percent or greater of the outstanding common stock of the Company, the Units consisted of (in lieu of 30,303 shares of common stock) one share of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which is convertible into 30,303 shares of common stock) and (ii) a five (5) year warrant to purchase 18,182 shares of common stock (being equal to sixty (60%) percent of the number of Shares purchased in the May 2011 Offering) at a per share exercise price of $0.50 (the “Exercise Price”).  Accordingly, we issued 3,121,209 shares of common stock, Warrants to purchase an aggregate of 6,154,606 shares of common stock, and 230 shares of Series A Preferred Stock convertible into 6,969,688 shares of common stock .  In connection with this offering, we paid aggregate placement agent fees of $ 272,527 and issued Warrants to purchase 100,000 shares of the common stock, with the same terms as the Warrants issued to the investors in the offering.

On September 2, 2011, we issued 23,885 shares of common stock upon exercise of stock options.

On December 20, 2011, we issued 3,355 shares of common stock upon exercise of stock options.

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of our existing shareholders for a purchase price of $500,000. Unless earlier converted, exchanged or prepaid, the Note matures on August 2, 2012, subject to extension until February 2, 2013 upon the occurrence of certain circumstances. The Note may be prepaid by us at any time and must be prepaid by us if we receive at least $1,500,000 in net proceeds from the sale of certain of our securities, which would include this offering. The obligations under the Note are first priority senior secured obligations and are secured by substantially all of our assets and assets of our subsidiary. The face value of the Note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent financing. If the Note is not fully paid by maturity and the term of the Note has been extended until February 2, 2013, then the holders may convert the outstanding principal amount of the Note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the Note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. We are further subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Note. Until such time that the Note is no longer outstanding, without the consent of the holders, we are prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

The shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Sales by IZEA Innovations, Inc.

During 2007, the Company issued a total of 778,307 shares of Series B Preferred Stock for aggregate consideration of $7,025,000, less issuance costs of $72,612. On May 10, 2010, the Company renamed its Series B Preferred Stock to Series A-1 Preferred Stock.

Between October 2008 and July 2010 4,270 options were exercised for same number of shares of Series A Common Stock for aggregate consideration of $4,584

On September 23, 2009, February 25, 2010 and April 16, 2010 the Company issued unsecured convertible promissory notes (“Convertible Notes”) with the Company’s current preferred stockholders to fund operations until alternative financing could be closed.  Proceeds under the Convertible Notes totaled $798,561, $300,000 and $300,000 respectively for a total of $1,398,561. The Convertible Notes were senior to all obligations other than the debt owed to Silicon Valley Bank, and accrued interest at the rate of 8% per annum.  The principal and accrued interest were to automatically convert upon closing of an additional round of funding into shares of Series A-2 preferred stock, with the number of shares equal to the amount being converted divided by 85% of the price per share of the additional funding round.

In May 2010, all of the holders of the Convertible Notes automatically converted their $1,444,800 notes payable (including accrued interest) into 4,721,563 shares of the Company’s Series A-2 Preferred Stock in connection with the sale of Series A-2 Preferred Stock.

On May 10, 2010, the Company issued a total of 7,537,771 shares of Series A-2 Preferred Stock for consideration of an aggregate of $2,713,600 less issuance costs of $54,046.

On May 11, 2011, IZEA sold an aggregate $500,000 principal amount of 6% secured promissory notes (“Bridge Notes”) in a private placement transaction. The purchasers of Bridge Notes paid an aggregate gross purchase price of $500,000 for such Bridge Notes and received an aggregate of 910,617 shares of common stock, which were exchange for an aggregate of 1,000,000 shares of the Company’s common stock upon the closing of the Exchange.  In the event that $3,000,000 (inclusive of any bridge loan conversions) of the Company’s securities are not subscribed and irrevocably committed to be purchased from the Company in a private placement of its equity securities, such 1,000,000 shares shall be forfeited to the Company without charge.  The Bridge Notes are due and payable upon the earlier of six months following the date of the Bridge Note or the date that the Company consummates an offering or offerings raising gross proceeds of at least $3 million.

On May 11, 2011, holders of IZEA’s 13,800,549 shares of Preferred Stock (which constituted 100% of the issued and outstanding Preferred Stock of IZEA) converted their shares of Preferred Stock into an aggregate of 18,560,510 shares of IZEA’s common stock.

The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS  AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
2.1
Share Exchange Agreement, dated as of May 12, 2011, by and among IZEA Holdings, Inc., IZEA, Inc.. and the shareholders of IZEA, Inc. (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)

3.1	Articles of Incorporation (Incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on July 2, 2010)
3.2	Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011)
3.3	Bylaws (Incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on July 2, 2010)
3.4	Certificate of Designation (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2011)
3.5	Amendment to Certificate of Designation (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2011)
4.1	Form of common stock certificate**
4.2	Form of Underwriters’ Warrant**
5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1
Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations (Incorporated by reference to the Company’s current report on Form 8-K/A filed with the Securities and Exchange Commission on May 17, 2011)

10.2	Stock Purchase Agreement for Split-Off (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
10.3	Form of Directors and Officers Indemnification Agreement (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
10.4	IZEA Holdings, Inc. 2011 Equity Incentive Plan (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
10.5	Form of 2011 Incentive Stock Option Agreement (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
10.6	Form of 2011 Non-Qualified Stock Option Agreement (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
10.7	Employment Agreement with Edward Murphy (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
10.8	Employment Agreement with Donna Mackenzie (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
10.9	Form of Subscription Agreement (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2011)
10.10	Form of Warrant (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2011)
10.11	Form of Registration Rights Agreement (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2011)
10.12
Revised Form of Directors and Officers Indemnification Agreement (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2011)

10.13	Employment Agreement with Ryan Schram (Incorporated by reference to the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2011)
10.14	IZEA Holdings, Inc. 2011 B Equity Incentive Plan (Incorporated by reference to the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2011)
10.15	Amendment No. 1 to 2011 Equity Incentive Plan (Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 23, 2011)
10.16	Note Purchase Agreement dated as of February 3, 2012 (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2012)
10.17
Senior Secured Promissory Note dated as of February 3, 2012 (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2012)

10.18	Security Agreement dated as of February 3, 2012 (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2012)
21	List of Subsidiaries (Incorporated by reference to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011)
23.1	Consent of Cross, Fernandez & Riley, LLP*
23.2	Consent of Sichenzia Ross Friedman Ference LLP**

*      Filed herewith
**     To be filed by amendment.

Item 17.   UNDERTAKINGS

1.       The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(i) and (ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

4.       The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 14, 2012.

IZEA HOLDINGS, INC.
A Nevada corporation

By:	/s/ Edward Murphy
Edward H. Murphy
Title:	President, Chief Executive Officer & Director
(Principal Executive Officer)

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Edward Murphy	February 14, 2012
Edward Murphy
President, Chief Executive Officer, & Director
(Principal Executive Officer)

/s/ Donna Mackenzie	February 14, 2012
Donna Mackenzie
Chief Financial Officer, Secretary, Treasurer and Director
(Principal Financial and Accounting Officer)